Exhibit 10.1
Execution Version

SHARE PURCHASE AGREEMENT
by and between
Colony Industrial Fund JV L.P.
and
BREP 9 Sapphire Holdings LLC

Dated as of September 29, 2019

.

-i-

-ii-

INDEX TO EXHIBITS
EXHIBITS

-iii-

A.    Form of Space Lease Estoppel Certificate

ANNEXES

A.    Prorated Items
B.    Allocated Values
C.    Closing Cost Allocation

-iv-

SHARE PURCHASE AGREEMENT
SHARE PURCHASE AGREEMENT (this “Agreement”), dated as of September 29, 2019, by and between BREP 9 Sapphire Holdings LLC, a Delaware limited liability company (the “Buyer”), and Colony Industrial Fund JV L.P., a Delaware limited partnership (“Seller”). Certain capitalized terms used herein and not otherwise defined herein shall have the meanings set forth in Article I below.
R E C I T A L S:
WHEREAS, (a) CIR III-1 REIT (“Company 1”) is a real estate investment trust organized under the laws of the state of Texas and (b) ColFin Cobalt REIT, Inc. (“Company 2” and, with Company 1, each a “Company” and, together, the “Companies”) is a corporation organized under the laws of the state of Maryland;
WHEREAS, (a) Seller is the record and beneficial owner of all of the issued and outstanding common shares of Company 1 (the “Company 1 Shares”) and (b) Seller is the record and beneficial owner of all of the issued and outstanding shares of common stock of Company 2 (the “Company 2 Shares” and, together with the Company 1 Shares, the “Purchased Shares”);
WHEREAS, Seller desires to sell to Buyer all of the Purchased Shares, and Buyer desires to purchase from Seller all of the Purchased Shares, on the terms and conditions set forth herein; and
WHEREAS, concurrently with the execution and delivery of this Agreement, and as a condition to the willingness of Seller to enter into this Agreement, Blackstone Real Estate Partners IX L.P. (the “Guarantor”) is entering into a limited guaranty with Seller (the “Guaranty”) pursuant to which such Guarantor is guaranteeing certain obligations of Buyer in connection with this Agreement as specified therein.
NOW, THEREFORE, in consideration of the foregoing and the respective covenants and agreements hereinafter contained, the parties hereto hereby agree as follows:
Article I.

DEFINITIONS
Section 1.1. Certain Definitions. As used in this Agreement (including the recitals and Schedules hereto), the following terms shall have the following meanings:

“2018 Income Tax Returns” shall have the meaning set forth in Section 6.13(c).
“2019 CAM Reconciliation” shall have the meaning set forth in Annex A.
“Accountant” shall mean PricewaterhouseCoopers LLP.

“Acquisition Purchase Agreements” means, collectively, (a) that certain Purchase and Sale Agreement, dated as of December 12, 2018, between ColFin 2018-16 Industrial Owner, LLC and SW Industrial Center Phase II LLC, as amended by the First Amendment thereto, dated as of April 1, 2019, (b) that certain Purchase and Sale Contract (Light) and Joint Escrow Instructions, dated as of December 28, 2018, between ColFin Industrial Acquisitions, LLC and the selling parties identified on Schedule A thereto, as amended by the First Amendment thereto, dated as of February 11, 2019, and (c) the Flatiron Purchase Agreement.
“Additional Rent” shall have the meaning set forth in Annex A.
“Affiliate” shall mean, as to any Person, any other Person that controls, is controlled by, or is under common control with, such Person; as used in this definition, “control” shall mean the possession, directly or indirectly, of the power to direct or cause the direction of the management and policies of such Person, whether through ownership of voting securities, by Contract or otherwise.
“Agreement” shall have the meaning set forth in the preamble hereto.
“Allocated Values” shall have the meaning set forth in Section 3.5.
“Anti-Corruption Laws” means, with respect to any Person, all Laws applicable to such Person relating to bribery or corruption of any jurisdiction where such Person conducts business.
“Anti-Money Laundering and Anti-Terrorism Laws” shall have the meaning set forth in Section 4.1(e)(i).
“Assumed Loan” shall mean each Existing Loan denoted as an “Assumed Loan” in Section 1.1(a) of the Disclosure Schedule, as may be amended pursuant to Section 6.16.
“Assumption Documents” shall have the meaning set forth in Section 6.16.
“Assumption Notice” shall have the meaning set forth in Section 6.16.
“Attorney-Client Communication” shall have the meaning set forth in Section 10.16(b).
“Audited Financial Statements” shall have the meaning set forth in Section 4.1(w).
“Balance Sheet” shall have the meaning set forth in Section 4.1(w).
“Balance Sheet Date” shall have the meaning set forth in Section 4.1(w).
“Books and Records” shall mean, with respect to any Person, originals or copies of all of such Person’s books and records, documents, data and databases, administrative records, complaint logs, policy forms and files, sales records and files, records relating to regulatory matters, customer lists, policy information, correspondence with Governmental Entities, financial, Tax and accounting records and all other records, data, databases and information (in whatever form maintained, including computer-generated, recorded or stored) relating to the assets, properties, business, conduct and operations of such Person, including all such items relating to such Person’s legal existence, stock ownership, corporate management or other such corporate records.
“Bulk Portfolio Purchase Agreement” shall mean that certain Partnership Interest Purchase Agreement, dated as of the date hereof, by and among CIB HP Bulk 2018 GP, LLC, CIB Bulk 2018 Investor, LLC and Buyer.
“Business Day” shall mean a day other than a Saturday, Sunday or other day on which banks in the State of New York are required or authorized to close.
“Buyer” shall have the meaning set forth in the preamble hereto.
“Buyer Related Parties” shall have the meaning set forth in Section 9.2(d).
“Buyer’s Actual Reimbursable Tenant Expenses” shall have the meaning set forth in Annex A.
“Buyer’s Actual Tenant Reimbursements” shall have the meaning set forth in Annex A.
“Capital Expenditure Budget” shall have the meaning set forth in Section 4.1(cc).
“CC&R’s” shall mean any declaration of covenants, conditions or restrictions, reciprocal easement agreements, operating easement agreements, development agreements, property owner association agreements or any similar document affecting any Company Property.
“CCR Estoppels” shall have the meaning set forth in Section 6.25(b).
“Claim” shall have the meaning set forth in Section 11.6.
“Closing” shall have the meaning set forth in Section 3.3.
“Closing Cash” means, without duplication, as of the Cutoff Time, all unrestricted cash, cash equivalents and marketable securities held by the Companies and their Subsidiaries, net of any outstanding checks by the Companies or any of their Subsidiaries; provided, that “Closing Cash” will not include any amounts held by a Company or any of its Subsidiaries as security deposits of tenants, or cash reserves for accrued but unpaid Taxes.
“Closing Cash Consideration” shall have the meaning set forth in Section 3.1.
“Closing Date” shall have the meaning set forth in Section 3.3.
“Closing Indebtedness” means the consolidated Indebtedness of the Companies and their Subsidiaries as of the Cutoff Time.

“Closing Statement” shall have the meaning set forth in Section 3.2.
“Code” shall mean the Internal Revenue Code of 1986, as amended.
“Company” shall have the meaning set forth in the recitals hereto.
“Company 1” shall have the meaning set forth in the recitals hereto.
“Company 1 Shares” shall have the meaning set forth in the recitals hereto.
“Company 2” shall have the meaning set forth in the recitals hereto.
“Company 2 Shares” shall have the meaning set forth in the recitals hereto.
“Company Properties” shall mean the real property interests set forth on Section 1.1(b) of the Disclosure Schedule, together with all rights, titles and interests of the Companies and their respective Subsidiaries in and to all buildings, structures and other improvements and fixtures located on or under such real property interests and all easements, rights and other appurtenances to such real property, including fee interests, ground leasehold interests and the Company-Related Property related thereto.
“Company-Related Property” shall mean all assets, properties and rights (including prepaid expenses) of every kind principally used or employed in connection with the Company Properties as of the Closing, whether known or unknown, fixed or unfixed, accrued, absolute, contingent or otherwise, and whether or not specifically referred to in this Agreement, including, but not limited to the following:

(i)
all easements, covenants and other rights appurtenant to the Company Properties, as applicable, and all right, title and interest in and to any land lying in the bed of any street, road, avenue or alley, open or closed, in front of or adjoining the Company Properties, as applicable, and to the center line thereof;

(ii)	all Personal Property;

(iii)	all licenses, permits and authorizations applicable to the Company Properties in connection with the operation of all or any part of the Company Properties as they are presently being operated;

(iv)
all warranties, if any, issued by any manufacturer or contractor in connection with construction or installation of equipment or any component of the improvements included as part of the Company Properties;

(v)	all Space Leases, and all guarantees, security and escrow deposits held in connection therewith;

(vi)	all claims and defenses against third parties to the extent relating to the Company Properties, whether choate or inchoate, known or unknown, contingent or noncontingent;

(vii)	the right to receive and retain mail and other communications relating to the Company Properties; and

(viii)	all Books and Records, tenant files, tenant lists and tenant marketing information relating to the Company Properties.

“Contract” shall mean any legally binding agreement, understanding, contract, lease, license, sublicenses, indenture, loan agreement, mortgage, security agreement, management agreement, letter contract, ordering agreement, delivery, purchase or sales order or consensual obligation, promise, undertaking or other commitment, instrument or arrangement (whether written or oral).
“Cutoff Time” shall have the meaning set forth in Section 3.4(a).
“D&O Indemnified Parties” shall have the meaning set forth in Section 6.14.
“Debt Financing” shall have the meaning set forth in Section 6.17.
“Deficiency” shall have the meaning set forth in Section 11.6(a).
“Director” shall have the meaning set forth in Section 11.6(a).
“Disclosure Schedule” shall mean the Disclosure Schedule which (a) has been prepared by or on behalf of Seller and (b) is being delivered by Seller to Buyer concurrently with the execution and delivery of this Agreement.
“Employee Benefit Plan” means each “employee benefit plan” (as such term is defined in Section 3(3) of ERISA) and each other employee benefit plan, program, arrangement or policy, including, but not limited to, any employment, indemnification, consulting, change-in-control, retention, bonus, or severance agreement and any equity or equity-based compensation, deferred compensation, profit sharing, incentive compensation, bonus, change-in-control, health, life insurance, cafeteria, flexible spending, dependent care, fringe benefit, post-employment, retirement, vacation pay, holiday pay, disability, sick pay, workers’ compensation, collective bargaining, unemployment, severance pay, employee loan, or educational assistance plan, policy, program or arrangement.
“Environmental Claim” shall mean any claim, action, cause of action, suit, proceeding, investigation, order, demand or notice by any Person alleging actual or potential liability (including actual or potential liability for investigatory costs, cleanup costs, governmental response costs, natural resources damages, property damages, personal injuries, attorneys’ fees, or penalties) arising out of, based on or resulting from or relating to (a) the presence, Release or threatened Release of, or exposure to, any Hazardous Materials at any location, whether or not owned or operated by Seller or any Subsidiary thereof, or (b) circumstances forming the basis of any violation or alleged violation of any Environmental Law.
“Environmental Laws” shall mean all Laws, notices or binding agreements issued, promulgated or entered into by any Governmental Entities relating in any way to the environment, preservation or reclamation of natural resources, the management, Release or threatened Release of any Hazardous Material or to health and safety matters (as such relates to environmental protection or exposure to Hazardous Materials).
“Environmental Reports” shall mean the Phase I and Phase II reports set forth on Section 1.1(c) of the Disclosure Schedule with respect to the environmental condition of the corresponding Company Property.
“ERISA” shall mean the Employee Retirement Income Security Act of 1974, as amended, together with any rules or regulations promulgated thereunder.
“ERISA Affiliate” shall mean any entity, trade or business, whether or not incorporated, that, together with a Company or any of its Subsidiaries, is or would have been at any date of determination occurring after January 1, 2013 and prior to the date of this Agreement, treated as a single employer or part of the same controlled group under Section 414 of the Code or Section 4001 of ERISA.
“Escrow Account” means the escrow account established pursuant to the Escrow Agreement.
“Escrow Agent” shall mean Citibank, N.A..
“Escrow Agreement” means an escrow agreement to be entered into by and among the Escrow Agent, Seller and Buyer, in form and substance reasonably satisfactory to the Escrow Agent, Seller and Buyer.
“Escrow Amount” shall mean $35,000,000.
“Estimated Proration Statement” shall have the meaning set forth in Section 3.4(b).
“Excess Escrow Amount” means (a) if Closing Cash Consideration (as set forth on the Closing Statement) exceeds Buyer’s calculation of the Closing Cash Consideration (as set forth on the Final Settlement Statement), the “Excess Escrow Amount” shall equal the greater of (i) an amount equal to (A) the amount remaining in the Escrow Account minus (B) such excess and (ii) zero (0) or (b) if Buyer’s calculation of the Closing Cash Consideration (as set forth on the Final Settlement Statement) is equal to or exceeds the Closing Cash Consideration (as set forth on the Closing Statement), the “Excess Escrow Amount” shall equal the amount remaining in the Escrow Account.
“Executive Order” shall have the meaning set forth in Section 4.1(e)(i).
“Existing Lender” shall have the meaning set forth in Section 6.16.

“Existing Loans” shall mean all loans or debt for borrowed money of the Companies or any of their respective Subsidiaries whether unsecured or made with respect to any Company Properties, in each case, including all outstanding principal and accrued and unpaid interest thereunder, each such loan is set forth on Section 1.1(a) of the Disclosure Schedule and denoted as either an “Assumed Loan” or a “Refinanced Loan”.
“Existing Tax Proceeding” shall have the meaning set forth in Annex A.
“Expense Reimbursement” shall have the meaning set forth in Section 9.2(c).
“Extension Notice” shall have the meaning set forth in Section 3.3.
“Final Proration Period” shall have the meaning set forth in Section 3.4(b).
“Final Settlement Statement” shall have the meaning set forth in Section 3.4(b).
“Financial Statements” shall have the meaning set forth in Section 4.1(w).
“Fixed Rents” shall have the meaning set forth in Annex A.
“Flatiron Purchase Agreement” shall mean that certain Purchase Agreement, dated March 19, 2019, by and between Welby Gardens Company, Inc., Alex C Gerace and Provvidenza Gerace, Carmen A. Gerace, John D. Gerace and Charlene E. Gerace, and Alex C. Gerace, Carmen A. Gerace and John D. Gerace, Co-Personal Representatives of the Estates of Alex N. Gerace and Esther E. Gerace, and Suncap Property Group, LLC, as amended by First Amendment to Purchase Agreement, dated April 26, 2019.
“GAAP” shall mean United States generally accepted accounting principles.
“Government List” shall mean any of (i) the two lists maintained by the United States Department of Commerce (Denied Persons and Entities), (ii) the list maintained by the United States Department of Treasury (Specially Designated Nationals and Blocked Persons), and (iii) the two lists maintained by the United States Department of State (Terrorist Organizations and Debarred Parties).
“Governmental Entity” shall mean any instrumentality, subdivision, court, administrative agency, commission, official or other authority of the United States or any other country or any state, province, prefect, municipality, locality or other government or political subdivision thereof, any quasi-governmental or private body exercising any regulatory, taxing, importing or other governmental or quasi-governmental authority, or any arbitrator or arbitral tribunal.
“Ground Lease Documents” shall have the meaning set forth in Section 4.1(s).
“Ground Leased Properties” shall have the meaning set forth in Section 4.1(s).
“Ground Leases” shall have the meaning set forth in Section 4.1(i)(i)(2).

“Guarantor” shall have the meaning set forth in the recitals hereto.
“Guaranty” shall have the meaning set forth in the recitals hereto.
“Hazardous Materials” shall mean all substances, materials and wastes defined as Hazardous Substances, Oils, Pollutants or Contaminants in the National Oil and Hazardous Substances Pollution Contingency Plan, 40 C.F.R. § 300.5, or defined as such by, regulated as such under, or for which standards of conduct or liability may be imposed under, any Environmental Law, including petroleum, asbestos or asbestos-containing materials, and polychlorinated biphenyls.
“In-Process Development Projects” shall mean the development and construction projects in respect of each Company Property denoted as a “Development Project” on Section 1.1(b) of the Disclosure Schedule.
“Indebtedness” shall mean (without duplication), as to any Person, (a) all obligations for the payment of principal, interest, penalties, fees or other liabilities for borrowed money (including guarantees and notes payable) and collection costs thereof, incurred or assumed, including Existing Loans, (b) all obligations evidenced by any note, bond, debenture, mortgage, deed of trust or other debt instrument or debt security, (c) all obligations with respect to deposits or advances, (d) any liability relating to any capitalized lease obligation (or obligation that is required to be capitalized in accordance with GAAP), including the capitalized portion of all obligations under capital or direct financing leases and purchase money and/or vendor financing, (e) any obligations to reimburse the issuer of any letter of credit, surety bond, debentures, promissory notes, performance bond or other guarantee of contractual performance, in each case to the extent drawn or otherwise not contingent, (f) liabilities in respect of “swaps” of interest and currency exchange rates (and other interest and currency rate hedging agreements) (g) all obligations under conditional sale or other title retention agreements relating to the property or assets of such Person, (h) all indebtedness of third parties secured by an Lien on property owned or acquired by such Person, (i) any obligation that is, or in accordance with GAAP would be required to be, reflected as debt on the consolidated balance sheet of such Person, (j) all obligations for the deferred purchase price of assets, property or services owned by such Person and (k) all indebtedness of others referred to in clauses (a) through (j) above guaranteed by such Person, or in effect guaranteed by such Person through an agreement to pay or purchase such Indebtedness, to advance or supply funds for the payment or purchase of such indebtedness or otherwise to assure a creditor against loss, in each case including all accrued interest, prepayment penalties, termination fees, fees, “breakage” costs or similar payments associated with the repayment of indebtedness, if any.
“Initial Purchase Price” shall have the meaning set forth in Section 3.1.
“Intellectual Property” shall mean all United States and foreign intellectual property, including all (i) patents, patent applications and invention registrations of any type, (ii) trademarks, service marks, domain names, trade dress, logos, trade names, corporate names and other source identifiers, and registrations, applications for registration and renewals thereof, (iii) copyrightable works, copyrights, registrations, applications for registration and renewals thereof, (iv) confidential and proprietary information, including trade secrets and know-how, and (v) similar intellectual property or proprietary rights.
“Intercompany Obligations and Agreements” shall have the meaning set forth in Section 6.8.
“ISRA” shall have the meaning set forth in Section 11.6(b).
“knowledge of Seller” or similar phrase shall mean the actual knowledge (without duty of inquiry) of any of those Persons identified on Section 1.1(d) of the Disclosure Schedule.
“Law” shall mean any applicable statute, law (including common law), rule, regulation, code, ordinance, order, judgment or decree of a Governmental Entity.
“Leased Real Property” shall have the meaning set forth in Section 4.1(bb).
“Leasing Costs” shall mean, with respect to a particular Space Lease, all capital costs, expenses incurred for capital improvements, equipment, painting, decorating, partitioning and other items to satisfy the construction obligations of the landlord under such Space Lease (including any expenses incurred for architectural or engineering services in respect of the foregoing), space planning costs, reasonable legal fees and expenses associated with lease negotiations, “tenant allowances” in lieu of or as reimbursements for the foregoing items, rental abatements or free rent periods, tenant inducements, leasing commissions and brokerage commissions, in each case, to the extent the landlord is responsible for the payment of such cost or expense under the relevant Space Lease or any other agreement relating to such Space Lease.
“Legal Proceeding” shall mean (a) any suit, action, claim, inquiry, audit, investigation or other proceeding at Law or in equity by or before a Governmental Entity or (b) any arbitral action or proceeding.
“Lenders” shall mean the holders of the Existing Loans.
“Lien” shall mean any lease, title retention agreement, conditional sale agreement, equitable interest, license pertaining to real property, lien (statutory or other), option, pledge, security interest, mortgage, encumbrance, right of way, easement, encroachment, servitude, right of first option, right of first refusal or similar restriction, including any restriction on use, voting, transfer, receipt of income or exercise of any other attribute of ownership or any other claim or charge, similar in purpose or effect to any of the foregoing.
“Lock-Out Loans” shall mean each Existing Loan denoted as a “Lock-Out Loan” in Section 1.1(a) of the Disclosure Schedule.
“Losses” shall have the meaning set forth in Section 6.13(a).
“Major Space Lease” shall mean any Space Lease that meets any one or more of the following criteria: (a) covers more than thirty thousand (30,000) rentable square feet, (b) provides for any obligation on the part of the landlord to expend (including all Leasing Costs, other than leasing commissions or brokerage commissions) an amount equal to or greater than one-hundred fifty thousand dollars ($150,000) or (c) includes any purchase option, right of first refusal or similar right for the purchase of a Company Property or any portion thereof.
“Major Space Lease Transaction” shall have the meaning set forth in Section 6.20(a).
“Management Agreement” shall mean, collectively, any Contract by and between any Person, on the one hand, and a Company or one of its Subsidiaries, on the other hand, that provides for property management services in respect of any Company Property.
“Marked Materials” shall have the meaning set forth in Section 6.9(b).
“Material Adverse Effect” shall mean an event, change or occurrence which, individually or together with any other event, change or occurrence has or is reasonably likely to have a material adverse effect on the business, assets, liabilities or financial condition of the Platform, the Companies and their respective Subsidiaries, taken as a whole; provided, however, that any event, change or occurrence, either alone or in combination, shall be excluded from any determination as to whether a Material Adverse Effect has occurred or exists or would reasonably be expected to occur or exist to the extent arising as a result of: (a) any events, changes or occurrences attributable to general economic, business or geopolitical conditions or the securities markets in general, (b) any events, changes or occurrences that are generally applicable to Persons engaged in the industry in which the Platform, the Companies or their respective Subsidiaries conduct business (or applicable portions or segments of such industries), including any events, changes or occurrences generally applicable to the e-commerce industry that affects such Persons, (c) the negotiation, existence, announcement, or performance of this Agreement or the Platform Purchase Letter, or the identity of the parties to this Agreement or the Platform Purchase Letter (or any communication by Buyer regarding the plans or intentions of Buyer with respect to the conduct of the business of the Platform, each Company or any of its Subsidiaries), or the consummation of the transactions contemplated hereby or thereby, including compliance with the covenants set forth herein or therein, including (1) any termination of, reduction in or similar negative impact on relationships, contractual or otherwise, with any customers, suppliers, distributors, partners or employees of the Platform, the Companies and their Subsidiaries, (2) the failure of any employee associated with the management of the Company Properties to be offered, or accept, employment with Buyer or any of its Affiliates at or following the Closing or (3) any loss or diminution of rights or privileges (including any redemption or repayment of investments), or any creation of, increase in or acceleration of obligations, pursuant to Contract or otherwise, on the part of the Platform, the Companies or any of their Subsidiaries, (d) acts of war (whether or not declared), armed hostilities or terrorism, or the escalation or worsening thereof, (e) any changes in applicable Laws or accounting rules (including GAAP) or changes in the interpretation or enforcement of any of the foregoing, (f) any natural or man-made disasters or any epidemic or pandemic, (g) any failure by Seller to meet any internal or published projections, forecasts or revenue or earnings predictions or other financial performance or results of operations for any period, in and of itself (provided that the underlying cause of such failures (subject to the other provisions of this definition) shall not be excluded), or (h) any action taken, or not taken, by Seller or any of its Subsidiaries that is expressly required by this Agreement or taken at the request of Buyer; provided, that any of the events, changes or occurrences referred to in clauses (a), (b), (d) or (f) immediately above shall be considered in any determination as to whether a Material Adverse Effect has occurred to the extent any such event, change or occurrence affects the Platform, the Companies or their respective Subsidiaries or the Company Properties in a disproportionate manner when compared to the effect of such events, changes or occurrences on other Persons engaged in the industry in which the Platform, the Companies or their respective Subsidiaries conduct business and only such disproportionate effect shall be considered; provided, further, that the foregoing clause (c) shall not apply to the use of Material Adverse Effect in Section 4.1(c) or Section 4.1(u) (or, in either case, Section 8.2 as it relates to such Sections) (or, with respect to the Platform Purchase Letter, the corresponding sections thereof).
“Material Contract” shall have the meaning set forth in Section 4.1(i)(i).
“Material Real Property Lease” shall have the meaning set forth in Section 4.1(bb).
“Maximum Premium” shall have the meaning set forth in Section 6.14.
“Objection Notice” shall have the meaning set forth in Section 3.4(b).
“Organizational Documents” shall mean, with respect to any particular entity, (i) if a corporation, the articles or certificate of incorporation and the bylaws; (ii) if a general partnership, the partnership agreement and any statement of partnership; (iii) if a limited partnership, the limited partnership agreement and the certificate of limited partnership; (iv) if a limited liability company, the articles of organization and operating agreement; (v) if another type of Person, any other charter declaration of trust or similar document adopted or filed in connection with the creation, formation or organization of the Person; (vi) all equityholders’ agreements, voting agreements, voting trust agreements, joint venture agreements, registration rights agreements or other agreements or documents relating to the organization, management or operation of any Person or relating to the rights, duties and obligations of the equityholders of any Person; and (vii) any amendment or supplement to any of the foregoing.
“Other Confidentiality Agreements” shall have the meaning set forth in Section 6.19(b).
“Other Guaranty” shall mean the Guaranty (as defined in the Bulk Portfolio Purchase Agreement).
“Other Purchase Agreements” shall mean the Bulk Portfolio Purchase Agreement and the Platform Purchase Letter.
“Outside Date” shall mean the last date that the Closing is permitted to occur pursuant to Section 3.3.
“Owned Properties” shall have the meaning set forth in Section 4.1(s).
“Parties” means, collectively, Seller and Buyer and “Party” means any one of Seller or Buyer.

“Paying Agent” shall mean Chicago Title Insurance Company.
“Payment Amount” shall have the meaning set forth in Section 9.2(b).
“Payoff Letters” shall have the meaning set forth in Section 6.15.
“Permit” shall mean any authorization, registration, license, permit, approval or certificate issued by a Governmental Entity, and including any professional licenses.
“Permitted Liens” shall mean (a) statutory Liens arising by operation of law with respect to a liability that is not yet delinquent, (b) mechanics’, carriers’, workers’, repairers’ and similar Liens incurred in the ordinary course of business as to which payment is not yet due and payable, (c) zoning, entitlement and other land use and environmental regulations promulgated by any Governmental Entity, (d) Liens incurred or in existence in connection with the Existing Loans, (e) Liens that either (i) do not materially detract from the value or use of the property encumbered thereby or (ii) are shown on any existing owner’s policy of title insurance in respect of any Company Property made available to Buyer prior to the date hereof in the “Project Sapphire” data room site maintained by Seller and are not expected to be material to the Companies and their Subsidiaries, taken as a whole and (f) Liens created by Buyer, or its successors and assigns; provided, however, that notwithstanding the foregoing or anything to the contrary contained herein and as provided in Section 6.29, Seller shall cause any Liens voluntarily created by Seller or any of its Subsidiaries after the date hereof in breach of this Agreement to be discharged on or prior to the Closing Date (and no such Lien shall constitute a Permitted Lien if it exists as of the Closing Date).
“Person” shall mean any individual, corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization, other form of business entity or Governmental Entity.
“Personal Property” shall mean all furniture, fixtures, equipment and other personal property which are now, or hereafter prior to the Closing Date may be, placed in or attached to the Company Properties and are used solely in connection with the operation of the Company Properties or owned by the Companies or their respective Subsidiaries (but not including items which are owned or leased by tenants or other third parties).
“Platform” shall have the meaning set forth in the Platform Purchase Letter.
“Platform Purchase Letter” shall mean the letter agreement, dated as of the date hereof, between Buyer and Colony Capital Acquisitions, LLC.
“Pre-Closing Tax Period” shall mean any taxable period ending on or before the Closing Date and, with respect to any taxable period that includes but does not end on the Closing Date, the portion of any such taxable period ending on and including the Closing Date.
“Preferred Redemption Credit” shall mean the amount required to redeem all of the issued and outstanding Preferred Shares in a Company or any of its Subsidiaries held by any Person other than another Company or Subsidiary thereof, under the terms of such shares, assuming a hypothetical redemption of the Preferred Shares at the Closing.

“Preferred Shares” shall mean, with respect to a Person, preferred equity interests in such Person, including, for the avoidance of doubt, any class of equity interests that entitles the holder thereof to a priority in respect of distributions, dividends or return on liquidation as compared to any other class of equity interests.
“Prepayment Costs” shall have the meaning set forth in Section 6.15.
“Privileged Documents” shall have the meaning set forth in Section 10.16(c).
“Property Manager” shall mean, collectively, each Person that provides property management services in respect of any Company Property pursuant to a Contract by and between such Person and any of Seller, the Companies or their respective Subsidiaries.
“Property Sales Credit” means an amount equal to all proceeds received by Seller, the Companies or any of their Subsidiaries after the date hereof in connection with the sale of all or any portion of any assets of the Companies or any of their Subsidiaries, including pursuant to the exercise of any purchase option, right of first offer or right of first refusal by a tenant under any Space Lease. For the avoidance of doubt, any loan prepayment, prepayment costs, attorney fees or other ancillary fees paid by Seller in connection with the sale of all or any portion of any assets of the Companies or any of their Subsidiaries shall not be deducted from the Property Sales Credit and shall be borne by Seller.
“Prorated Items” shall have the meaning set forth in Section 3.4(a).
“Purchase Options” shall have the meaning set forth in Section 4.1(o).
“Purchased Shares” shall have the meaning set forth in the recitals hereto.
“RAO” shall have the meaning set forth in Section 11.6(b).
“Reconciliation Statement” shall have the meaning set forth in Annex A.
“Refinanced Loan” shall mean each Existing Loan denoted as a “Refinanced Loan” in Section 1.1(a) of the Disclosure Schedule, as may be amended pursuant to Section 6.16.
“REIT” shall mean a real estate investment trust within the meaning of Sections 856 through 860 of the Code, as the context requires.
“REIT Qualified Buyer” shall mean a Person that, if such Person were the sole holder of the Purchased Shares after the Closing, would not cause either Company to be “closely held” as defined in Section 856(h) of the Code (taking into account Section 856(h)(3)) for the taxable year of such Company that includes the Closing.
“Release” shall mean any release, spill, emission, discharge, leaking, pumping, injection, deposit, disposal, dispersal, leaching or migration into the environment (including ambient air, surface water, groundwater and surface or subsurface strata) or into or out of any property, including the movement of Hazardous Materials through or in the air, soil, surface water, groundwater or property.

“Remaining In-Process Development Spend” shall have the meaning set forth in Section 4.1(cc).
“Rent Roll” shall have the meaning set forth in Section 4.1(k).
“Rents” shall have the meaning set forth in Annex A.
“Repayment Amount” shall mean the aggregate amount to be paid in order to (a) satisfy all amounts outstanding under the Refinanced Loans (including interest through the Closing Date and any applicable interest period, and any Prepayment Costs) and (b) cause the release of all Liens related to such Refinanced Loans as of the Closing, in each case, pursuant to the Payoff Letters.
“Representatives” shall mean, as to any Person (a) its Affiliates and its and their respective equity holders, officers, directors, managers, employees and potential financing sources and (b) counsel, accountants, advisers, consultants, representatives and agents of any of the foregoing in clause (a).
“Securities Act” shall have the meaning set forth in Section 5.9.
“Seller” shall have the meaning set forth in the preamble hereto.
“Seller Distributions” shall mean, if any, distributions of cash made by (a) the Subsidiaries of the Companies to the Companies and, thereafter, by the Companies to Seller or (b) by the Companies to Seller, in each case, following the date hereof and prior to delivery of Closing Statement.
“Seller Guarantees” shall have the meaning set forth in Section 6.11.
“Seller Intellectual Property” shall have the meaning set forth in Section 4.1(g).
“Seller Leasing Costs” shall have the meaning set forth in Annex A.
“Seller Trademarks” shall have the meaning set forth in Section 6.9.
“Seller’s Actual Reimbursable Tenant Expenses” shall have the meaning set forth in Annex A.
“Seller’s Actual Tenant Reimbursements” shall have the meaning set forth in Annex A.
“SNDAs” shall have the meaning set forth in Section 6.25(a).
“Solvent” shall have the meaning set forth in Section 5.7.
“Space Lease” shall have the meaning set forth in Section 4.1(k).
“Straddle Period” shall have the meaning set forth in Section 6.13(c).

“Subsidiary” shall mean, with respect to any Person, any corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization or other form of business entity of which such Person owns, directly or indirectly, either (a) a general partner, managing member or other similar interest or (b) more than 50% of the stock or other equity interests the holders of which are generally entitled to vote for the election of the board of directors or other governing body of such corporation, partnership, limited liability company, joint venture, association, joint‑stock company, trust (charitable or non-charitable), unincorporated organization or other entity. For the avoidance of doubt, the definition of “Subsidiary” includes the entities set forth on Section 4.1(v)(iii) of the Disclosure Schedule.
“Tax Escrow” shall have the meaning set forth in Section 11.6(a).
“Tax Notification” shall have the meaning set forth in Section 11.6(a).
“Tax Proceeding” shall have the meaning set forth in Annex A.
“Tax Returns” shall mean any return, declaration, report, claim for refund or information return or statement relating to Taxes, including any schedule or attachment thereto, and including any amendment thereof.
“Taxes” shall mean any and all United States federal, state, local, municipal or foreign and other net income, gross income, gross receipts, sales, use, value added, goods and services, ad valorem, non-ad valorem, transfer, franchise, profits, registration, license, lease, service, service use, withholding, payroll, employment, social security, excise, severance, stamp, occupation, premium, property, windfall profits, estimated, capital gains, capital stock, alternative or add-on minimum tax, or other taxes, as well as any related interest, penalties and additions to Tax, in each case, imposed by a Governmental Entity.
“Tenant Estoppel” shall mean an estoppel certificate or other statement in the form attached hereto as Exhibit A or otherwise in form and substance reasonably satisfactory to Buyer and Buyer’s financing sources from a tenant under a Space Lease, duly executed by the applicable tenant and with the required factual information inserted but with only the following additional changes by the applicable tenant: (a) non-material modifications thereof, (b) such tenant making note of items which constitute Permitted Liens, (c) modifications thereof to conform the same to the applicable Space Lease, and/or (d) such tenant referencing a general condition statement such as “we reserve all rights” (or words of similar import) or limiting its statements “to tenant’s knowledge” (or words of similar import, but excluding reservations relating to specific issues or alleged defaults).
“Termination Fee” shall have the meaning set forth in Section 9.2(b).
“Title Company” shall mean Chicago Title Insurance Company.
“Trademarks” shall have the meaning set forth in Section 6.9(a).
“Transaction Documents” shall mean this Agreement, the exhibits and schedules hereto and thereto, and all other agreements, instruments, certificates and other documents to be entered into or delivered by any Party in connection with the transactions contemplated to be consummated pursuant to any of the foregoing. The Other Purchase Agreements shall not be considered “Transaction Documents” and the transactions contemplated thereby shall not be considered a part of the transactions contemplated by this Agreement.
“Transaction Expenses” means, without duplication, the amount of fees and expenses payable to outside legal counsel, banks, accountants, advisors, brokers and other third parties payable by any Company or any of their Subsidiaries that was incurred prior to the Closing and which remains unpaid as of the Closing, in connection with the preparation, negotiation, execution or consummation of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby.
“True-Up Accountant” shall have the meaning set forth in Section 3.4(b).
“True-Up Amount” means an amount, which may be a positive or negative number, equal to (a) the Closing Cash Consideration, as finally determined pursuant to Section 3.4, minus the Closing Cash Consideration as set forth on the Closing Statement.
“TTD” shall have the meaning set forth in Section 11.6(a).
“Unaudited Financial Statements” shall have the meaning set forth in Section 4.1(w).
“Unresolved Items” shall have the meaning set forth in Section 3.4(b).
“Violation Costs” shall have the meaning set forth in Section 6.26.
“Willkie” shall have the meaning set forth in Section 10.16(a).
Section 1.2. Other Definitional and Interpretative Provisions. The words “hereof”, “herein” and “hereunder” and words of like import used in this Agreement shall refer to this Agreement as a whole and not to any particular provision of this Agreement. The captions herein are included for convenience of reference only and shall be ignored in the construction or interpretation hereof. References to Articles, Sections, Exhibits and Schedules are to Articles, Sections, Exhibits and Schedules of this Agreement unless otherwise specified. Any singular term in this Agreement shall be deemed to include the plural, and any plural term the singular. All pronouns and any variations thereof refer to the masculine, feminine or neuter, as the context may require. Whenever the words “include”, “includes” or “including” are used in this Agreement, they shall be deemed to be followed by the words “without limitation”, whether or not they are in fact followed by those words or words of like import. “Writing”, “written” and comparable terms refer to printing, typing and other means of reproducing words (including electronic media) in a visible form. References to any Person include the successors and permitted assigns of that Person. References from or through any date mean, unless otherwise specified, from and including or through and including, respectively. The terms “Dollars” and “$” shall mean United States Dollars.

Article II.

PURCHASE AND SALE OF THE PURCHASED SHARES
Section 2.1. Purchase and Sale of the Purchased Shares. Upon the terms and subject to the conditions set forth in this Agreement, at the Closing, Seller shall sell, convey, assign, transfer and deliver to Buyer, and Buyer shall purchase and acquire from Seller, free and clear of any Liens (other than transfer restrictions under securities Laws), the Purchased Shares.
Section 2.2. Certain Closing Deliveries. At the Closing, the parties hereto shall take the following actions:
(a) Seller shall deliver to Buyer:

(i)	the certificates contemplated in Section 8.2 and Section 8.3;

(ii)	an affidavit that Seller is not a “foreign person” that complies with Treasury Regulation Section 1.1445-2(b)(2);

(iii)
with respect to the transactions contemplated hereunder, all transfer tax returns to the extent required by Law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and Buyer and duly executed by Seller;

(iv)	evidence of book-entry (or similar) transfer of all the Purchased Shares to Buyer, in a form reasonably satisfactory to Buyer;

(v)
a written opinion of Clifford Chance US LLP, tax counsel to the Companies, reasonably acceptable to Buyer, dated as of the Closing Date, to the effect that, since the dates of its respective formation (and assuming that the taxable years of the Companies end immediately prior to the Closing), each Company has been organized and has operated in conformity with the requirements for qualification and taxation as a REIT (without regard to the distribution requirement described in Section 857(a) of the Code for the taxable year of the Company in which the Closing Date occurs). Such opinion will be subject to customary exceptions, assumptions and qualifications, including, solely with respect to Company 1, an assumption of the accuracy of the legal opinion dated as of December 18, 2014 issued to Company 1 regarding Company 1’s qualification as a REIT as of such date, and based upon factual representations contained in an officer’s certificate executed by such Company or an officer thereof upon which Clifford Chance US LLP may rely;

(vi)	an executed counterpart to the Escrow Agreement; and

(vii)	such additional certificates, resolutions, instruments and agreements as may be reasonably requested by Buyer or the Title Company in connection with the transactions contemplated hereby.
(b) Buyer shall:

(i)
deliver to the Paying Agent a wire transfer of funds in an amount equal to the sum of (x) the Closing Cash Consideration less the Escrow Amount, (which funds shall be wired by the Paying Agent to Seller at the Closing, as set forth on the Closing Statement or as otherwise directed by Seller in writing at least five (5) Business Days prior to the Closing Date) and (y) the Repayment Amount pursuant to the Payoff Letters to the applicable Lenders of the Refinanced Loans by wire transfer as set forth in the Payoff Letters;

(ii)	deliver to the Escrow Agent a wire transfer of funds in an amount equal to the Escrow Amount to the account specified by the Escrow Agent at least two (2) Business Days prior to the Closing Date;

(iii)	deliver to Seller the certificates contemplated in Section 7.2 and Section 7.3;

(iv)
deliver to Seller all transfer tax returns and declarations to the extent required by Law and the regulations issued pursuant thereto in connection with the payment of all state or local real property transfer taxes that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement, in each case, as prepared by Seller and Buyer and duly executed by Buyer;

(v)	deliver to Seller an executed counterpart to the Escrow Agreement; and

(vi)
deliver to Seller such additional certificates, resolutions, instruments and agreements as may be reasonably requested by Seller or the Title Company in connection with the transactions contemplated hereby.

Article III.

PURCHASE PRICE
Section 3.1. Consideration. The aggregate consideration payable by Buyer to Seller for the Purchased Shares at the Closing shall be an amount in cash equal to $5,700,000,000 (the “Initial Purchase Price”), which such amount shall be (a) increased or decreased, as applicable, by the Prorated Items as set forth in the Estimated Proration Statement subject to Section 3.4, (b)

increased by an amount equal to the Closing Cash, (c) decreased by the principal amount, plus any related accrued and unpaid interest through the Closing Date in respect of the Assumed Loans, (d) decreased by the Repayment Amount (solely to the extent paid in accordance with Section 2.2(b)(i)), (e) increased by the Prepayment Costs (solely to the extent included in the Repayment Amount paid in accordance with Section 2.2(b)(i)), (f) without duplication of the immediately foregoing clauses (c) and (d), decreased by the amount of Closing Indebtedness, (g) decreased by the amount of the Property Sales Credit (if any), (h) decreased by the Preferred Redemption Credit (if any) and (i) decreased by the amount of the Transaction Expenses (the amounts determined as a result of the foregoing calculation or as otherwise adjusted pursuant to the terms of this Agreement, the “Closing Cash Consideration”). The Closing Cash Consideration, less the Escrow Amount, shall be paid by Buyer at the Closing by wire transfer of immediately available funds pursuant to Section 3.2 based on the calculation thereof in the Closing Statement, and it shall be subject to adjustment following the Closing pursuant to Section 3.4(b).
Section 3.2. Closing Statement. No later than five (5) Business Days prior to the Closing Date, Seller shall cause to be prepared and delivered to Buyer for Buyer’s review and approval a written statement, setting forth in reasonable detail together with supporting information, Seller’s good faith calculation of the Closing Cash Consideration (and each component thereof), and attaching the Estimated Proration Statement pursuant to Section 3.4(b) as well as wire transfer instructions for the payment of the Closing Cash Consideration less the Escrow Amount (collectively with such attachment, the “Closing Statement”). During the period after the delivery of the Closing Statement and prior to the Closing Date, Buyer shall have an opportunity to review the Closing Statement and Seller shall cooperate with Buyer in good faith to mutually agree upon the Closing Statement in the event Buyer disputes any item proposed to be set forth on such statement; provided, however, that if Buyer and Seller are not able to reach mutual agreement prior to the Closing Date and such Closing Statement is prepared in good faith, then absent manifest error the amounts set forth in the Closing Statement provided by Seller to Buyer, as modified to include any changes agreed to by Seller and Buyer, shall control for the purposes of determining the Closing Cash Consideration. Following the Closing, the amounts set forth in the Closing Statement shall be subject to adjustment pursuant to the procedures set forth in Section 3.4(b).
Section 3.3. Closing. Subject to the terms and conditions set forth in this Agreement, the closing of the purchase and sale of the Purchased Shares (the “Closing”) shall take place at the offices of Willkie Farr & Gallagher LLP, counsel for Seller, at 787 Seventh Avenue, New York, New York 10019, on October 29, 2019, or at such other location and on such other date as Seller and Buyer may mutually agree (such date, as it may be adjourned pursuant to this Agreement, the “Closing Date”); provided, that (i) Buyer may on one or more occasions elect to delay the Closing by giving written notice to Seller (an “Extension Notice”) at least six (6) Business Days immediately preceding the date that, but for such delivery of such Extension Notice, would have been the Closing Date and (ii) if Buyer has delivered an Extension Notice, then Buyer may, upon at least six (6) Business Days’ prior written notice to Seller, designate the Closing Date to occur on a Business Day no later than December 12, 2019; provided, however, that the Closing Date may be further extended until no later than December 23, 2019 in connection with the assumption of the loans set forth on Section 3.3 of the Disclosure Schedule. In the event that

Buyer elects to delay the Closing pursuant to the foregoing, all references to the “Closing Date” in this Agreement shall be deemed to refer to the date on which the Closing occurs.
Section 3.4. Proration Calculation Principles.
(a) The items set forth on Annex A attached hereto (collectively, the “Prorated Items”) shall be prorated between Buyer and Seller as of 11:59 P.M. on the day preceding the Closing (the “Cutoff Time”), based upon a 365-day year, with Buyer, solely for purposes of the prorations and allocations pursuant to Annex A attached hereto, being entitled to receive all operating income of the Companies, and being obligated to pay all operating expenses of the Companies and their Subsidiaries, with respect to the Closing Date. Notwithstanding anything to the contrary herein, with respect to a non-wholly owned Subsidiary of a Company, if any, only the amounts attributable to such Company’s direct or indirect interest in such Subsidiary shall be included in the calculation of the Closing Cash Consideration (including the Prorated Items) (e.g., if such Subsidiary is indirectly 95% owned by a Company and holds $100 of cash, only $95 would be included as Closing Cash).
(b) All of the Prorated Items that can be determined or estimated as of the Cutoff Time shall be so determined or estimated by Seller at least five (5) Business Days prior to the Closing in a statement (the “Estimated Proration Statement”) which shall be attached to, and form a part of, the Closing Statement delivered by Seller to Buyer pursuant to Section 3.2. The Estimated Proration Statement shall include a detailed breakdown of the Prorated Items and shall be prepared in a manner consistent with the calculation principles and procedures set forth in Section 3.4(a); provided, however, that the Estimated Proration Statement shall not include the final cash accounting described in Item (iii) of Annex A attached hereto, which shall be finalized and included on the Closing Statement on the Closing Date. On or prior to the date that is four (4) months following the Closing Date, Buyer shall prepare and issue to Seller an updated proration report and closing statement (the “Final Settlement Statement”) and a calculation of the Closing Cash Consideration based thereon, prepared in a manner consistent with the calculation principles and procedures set forth in Section 3.4(a), and which shall set forth Buyer’s calculation of the actual amounts of the Prorated Items and other items on the Closing Statement as of the Cutoff Time. Buyer shall provide Seller and its Representatives, upon reasonable advance notice, reasonable access during normal business hours in such a manner as not unreasonably to interfere with the normal operations of the Company Properties or Buyer’s principal place of business where such Books and Records are maintained to review such Books and Records to enable Seller to review the Final Settlement Statement, subject, in the case of access to accountant work papers, to the execution of customary confidentiality and work paper access letters. Within thirty (30) days after Buyer’s delivery of the Final Settlement Statement, Seller may deliver written notice (an “Objection Notice”) to Buyer of any dispute it may have with respect to the preparation of (or any item set forth in) the Final Settlement Statement. If Seller does not timely deliver an Objection Notice within such thirty (30) day period, then the Final Settlement Statement and the amounts set forth therein shall be final, conclusive and binding on the Parties. If an Objection Notice is timely delivered, Buyer and Seller shall negotiate in good faith to resolve each dispute raised therein within thirty (30) days after such delivery (the “Final Proration Period”) and any items so resolved shall be deemed to be final, conclusive and binding on the Parties. Any amounts not disputed in the Objection Notice shall be deemed to be final, conclusive and binding on the Parties. If any matters remain in dispute (the “Unresolved Items”) at the expiration of any Final Proration Period, then the Accountant (or, if at the time of such dispute the Accountant is performing material audit or other services for Seller or Buyer or any of their Affiliates, then such other independent accounting firm of recognized national standing as is otherwise mutually selected by Seller and Buyer) shall resolve such Unresolved Items and determine the final True-Up Amount (such firm as is ultimately selected pursuant to the aforementioned procedures being the “True-Up Accountant”), acting as an expert and not an arbitrator, but in no case shall they review or propose any resolution for any matters that are not Unresolved Items. Buyer and Seller shall use reasonable best efforts to cause the True-Up Accountant to issue its written determination regarding the Unresolved Items within thirty (30) days after such Unresolved Items are submitted for review. The True-Up Accountant shall make a determination with respect to the Unresolved Items only and shall be limited to those adjustments, if any, that need to be made in order for the Final Settlement Statement to comply with the standards referred to in this Section 3.4. In no event shall the True-Up Accountant’s determination of any Unresolved Items be outside the range of Buyer’s and Seller’s disagreement. The determination of the True-Up Accountant shall be final, binding and conclusive for all purposes hereunder absent manifest error.
(c) Within three (3) Business Days following Buyer’s delivery of the Final Settlement Statement, Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller, if any, the Excess Escrow Amount.
(d) Following the final, binding and conclusive determination of all of the matters set forth in the Final Settlement Statement and the True-Up Amount:

(i)
if the True-Up Amount is a positive number or zero (0), then (x) within five (5) Business Days after such final, binding and conclusive determination, Buyer shall pay such amount to Seller and (y) in addition to the payment set forth in the immediately preceding clause (x), Buyer and Seller shall jointly instruct the Escrow Agent to release to Seller the remaining funds in the Escrow Account within five (5) Business Days after such final, binding and conclusive determination; or

(ii)
if the True-Up Amount is a negative number, then (x) Buyer and Seller shall jointly instruct the Escrow Agent to pay to Buyer, out of the Escrow Account, the lesser of the amount in the Escrow Account and the absolute value of the True-Up Amount, (y) if and to the extent the amount in the Escrow Account is less than the absolute value of the True-Up Amount, Seller shall pay such deficiency to Buyer and (z) if and to the extent that any balance remains in the Escrow Account after the payment of the amount set forth in clause (x) to Buyer, Buyer and Seller shall jointly instruct the Escrow Agent to pay to Seller the remaining funds in the Escrow Account, in each case within five (5) Business Days after such final, binding and conclusive determination.

Payment of the True-Up Amount shall be by wire transfer of immediately available funds to an account or accounts specified in writing by the Party to whom the True-Up Amount is owed.
(e) Buyer and Seller shall share the fees and expenses of the True-Up Accountant in inverse proportion to the relative amounts of the Unresolved Items determined in favor of such Party, in accordance with the following formulas: (i) Seller shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Buyer and the denominator of which is the total dollar amount of Unresolved Items and (ii) Buyer shall pay a portion of such fees and expenses equal to the total fees and expenses multiplied by a fraction, the numerator of which is the dollar amount of Unresolved Items resolved in favor of Seller and the denominator of which is the total dollar amount of Unresolved Items. The provisions of this Section 3.4 shall survive the Closing. Determination of the relative amount of fees payable by the parties will be made by the True-Up Accountant in accordance with this Section 3.4(e).
Section 3.5. Purchase Price Allocation. The Parties agree that the Initial Purchase Price shall be allocated among the Purchased Shares as set forth in Annex B attached hereto (the “Allocated Values”) and Buyer and Seller shall, prior to Closing, adjust the Allocated Values as reasonably determined by the Parties to reflect the adjustments to the Closing Cash Consideration that are made pursuant to this Agreement. Buyer and Seller shall, and shall cause their respective Subsidiaries to, file all Tax Returns consistent with such Allocated Values. The Parties agree that the Initial Purchase Price shall be allocated among the Company Properties as set forth in Annex B attached hereto.
Section 3.6. Closing Costs. In connection with the Closing, (a) Buyer shall bear the costs, fees and expenses required to be incurred in connection with, or arising as a result of any survey costs, environmental report costs or any other costs related to Buyer’s diligence of or access to the Company Properties and (b) all transfer, stamp, excise and similar Taxes and all documentary and recording fees and charges incident to the sale of the Purchased Shares (including any such Taxes determined to be payable after the Closing in connection with a post-Closing audit by any Governmental Entity) shall be borne by the Parties in accordance with local custom as set forth on Annex C attached hereto. Any premiums for owner’s title policies or leasehold title policies (including any fees or costs related to title policy endorsements or extended coverages), to the extent Buyer elects to obtain same, shall be borne by Buyer. The costs, fees and expenses required to be incurred in connection with the engagement of the Escrow Agent and the Paying Agent (in its capacity as such) shall be borne equally by Seller, on one hand, and Buyer, on the other.

Section 3.7 Withholding. Buyer shall be entitled to deduct and withhold, or cause to be deducted or withheld, from any amounts otherwise payable pursuant to this Agreement to any Person such amounts as it is required to deduct and withhold with respect to the making of such payment under the Code, or any provisions of applicable state, local or foreign tax law. To the extent that amounts are so withheld by Buyer and paid over to the appropriate Governmental Entity, such withheld amounts shall be treated for all purposes of this Agreement as having been paid to the Person in respect of which such deduction and withholding is made; provided, that, to the extent reasonably possible, Buyer shall provide Seller with notice at least ten (10) Business Days prior to Closing of any proposed withholding and the Parties shall, to the extent reasonably possible, work together to avoid or reduce any such withholding obligation.
Article IV.

REPRESENTATIONS AND WARRANTIES OF SELLER
Section 4.1. Representations and Warranties of Seller. Except as otherwise set forth in a correspondingly labeled section of the Disclosure Schedule, it being agreed that any matter disclosed in any section or subsection of the Disclosure Schedule shall be deemed disclosed in any other section or subsection to the extent that such information is reasonably apparent on its face to be so applicable to such other section or subsection, Seller hereby represents and warrants to Buyer as follows:
(a) Formation; Existence. Seller is a limited partnership duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.
(b) Power and Authority. Seller has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform the obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Seller and no other proceeding on the part of Seller or any of its equityholders is necessary to authorize this Agreement or consummate the transactions contemplated hereby. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which Seller is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by Seller and constitutes, or in the case of such Transaction Documents, will constitute a legally valid and binding obligation of Seller, enforceable against Seller in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws now or hereafter in effect affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
(c) No Conflict.

(i)
None of the execution and delivery by Seller of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Seller with any of the provisions hereof or thereof will (i) conflict with, or result in any violation of, its, any Company’s or any of their Subsidiaries’ Organizational Documents, (ii) result in any violation of any Law or (iii)

with or without notice or lapse of time (or both), result in any violation of or default under (or give rise to a right of termination, cancellation, vesting, amendment, acceleration, purchase or sale under), or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien or Liens created by this Agreement) upon any of the properties or assets of Seller, any Company or any of their Subsidiaries pursuant to, any Contract to which any of them is a party or by which any of them or their properties or assets are bound, except, in the case of clauses (ii) and (iii), for such conflicts, violations, defaults, terminations or cancellations as would not individually or in the aggregate, result in a Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of Seller to consummate the transactions contemplated hereby or thereby.

(ii)
No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of Seller in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, result in a Material Adverse Effect or reasonably be expected to prevent or materially delay the ability of Seller to consummate the transactions contemplated hereby or thereby.

(d) Tax Matters.

(i)
(A) All income and other material Tax Returns required to be filed by the Companies and their Subsidiaries have been timely filed with the appropriate taxing authorities in all jurisdictions in which such Tax Returns are required to be filed (after giving effect to any valid extensions of time in which to make such filings), (B) all such Tax Returns were accurate and complete in all material respects, (C) all material Taxes due and payable by the Companies and their Subsidiaries have been fully and timely paid and adequate reserves for Taxes not yet due and payable by the Companies and their Subsidiaries have been provided in accordance with GAAP and (D) neither Company nor any of their respective Subsidiaries has executed or filed with any taxing authority any agreement, waiver or other document or arrangement extending the period for assessment or collection of Taxes (including any applicable statute of limitation).

(ii)
(A) for all taxable years commencing with the date of formation of each Company through its taxable year ending December 31, 2018, each Company has been subject to taxation as a REIT within the meaning of Section 856 of the Code and has satisfied all requirements to qualify as a REIT for such years, (B) such Company has operated, and will continue to operate, in such a manner as to qualify as a REIT for the taxable year beginning January 1, 2019 through the Closing (determined, for the purpose of clause (B), (1) as if the taxable year of such Company ended immediately prior to the Closing), the REIT income tests pursuant to Sections 856(c)(2) and 856(c)(3) of the Code and all other REIT qualification requirements that would otherwise be determined based on a full taxable year (except for the distribution requirement described in clause (2) below) are instead determined based on such short taxable year, and the REIT asset tests pursuant to Section 856(c)(4) of the Code for the quarter of such Company’s taxable year that includes the Closing Date are determined as of immediately prior to the Closing and (2) without regard to the distribution requirement described in Section 857(a)(1) of the Code for the taxable year that includes the Closing, and (C) no challenge to any Company’s status as a REIT is pending or has been threatened in writing.

(iii)	Neither Company has any earnings and profits attributable to such entity or any other corporation in any non-REIT year within the meaning of Section 857 of the Code.

(iv)
Neither Company nor any of its respective Subsidiaries are subject to any audit (either in progress or pending in writing) relating to any Taxes or any assessment for material Taxes. Neither Company nor any of their respective Subsidiaries are a party to any litigation or pending litigation or administrative proceeding relating to material Taxes.

(v)
Neither Company nor any of its respective Subsidiaries is a party to any Tax sharing or similar agreement or arrangement pursuant to which it will have any obligation to make any payments after the Closing, other than customary commercial contracts entered into in the ordinary course of business for which Taxes are not the primary subject matter.

(vi)
Neither Company nor any of its respective Subsidiaries (nor any person or entity on behalf of such entities) has requested a private letter ruling from the IRS or comparable rulings from any other Governmental Entity.

(vii)
Neither Company nor any of its respective Subsidiaries (i) has been a member of an affiliated, unitary, combined or consolidated group or (ii) has any liability for the Taxes of another Person (other than such Company and its Subsidiaries) under Treasury Regulation 1.1502-6 (or any similar provision of state, local or foreign law), as a transferee or successor or by contract (other than under customary commercial contracts entered into in the ordinary course of business for which Taxes are not the primary subject matter).

(viii)
Neither Company nor any of its respective Subsidiaries has distributed stock of another Person, or had its stock distributed by another Person, in a transaction purported or intended to be governed in whole or in part by Section 355 or Section 361 of the Code.

(ix)	No Company nor its Subsidiaries has participated in any “listed transaction” within the meaning of Treasury Regulation Section 1.6011-4(b)(2).

(x)
No Company nor any of its Subsidiaries holds directly or indirectly any asset, the disposition of which would be subject to (or rules similar to) Sections 337(d) or 1374 of the Code (or the applicable Treasury Regulations thereunder).

(xi)
No Company holds an interest in a “taxable REIT subsidiary” within the meaning of section 856(l) of the Code, or any interest treated as equity for U.S. federal income tax purposes in a corporation (not including equity interests treated as cash for purposes of section 856 of the Code pursuant to IRS Revenue Ruling 2012-17), and every Subsidiary has at all times been classified and taxed for U.S. federal income tax purposes as a partnership or disregarded entity. The U.S. tax classification of each Subsidiary is set forth on Section 4.1(d)(xi) of the Disclosure Schedule and each Subsidiary has had such status since its formation.

(xii)
No Company nor any of its Subsidiaries has any deficiency outstanding for any material amount of Tax that has been asserted or assessed by a Governmental Entity that has not been satisfied by payment, settled or withdrawn, or received any claim in writing from any Governmental Entity that it is required to pay Taxes and or file any Tax Returns in any jurisdiction in which it does not currently file Tax Returns or pay Taxes.

(xiii)
Neither Company nor any of its respective Subsidiaries: (i) has agreed to make any adjustment pursuant to Section 481(a) of the Code, (ii) has any Knowledge that the IRS has proposed, in writing, such an adjustment or a change in accounting method with respect to the Companies or their Subsidiaries or (iii) has any application pending with the Internal Revenue Service or any other Governmental Entity requesting permission for any change in accounting method.

(e) Anti-Terrorism and Corruption Laws.

(i)
Neither Seller, any Company, any Subsidiary thereof nor, to the knowledge of Seller, any of their Affiliates is in violation in any material respect of any Laws relating to sanctions, terrorism, money laundering or the Uniting and Strengthening America by Providing Appropriate Tools Required to Intercept and Obstruct Terrorism Act of 2001, Public Law 107-56, as amended, and Executive Order No. 13224 (Blocking Property and Prohibiting Transactions with Persons Who Commit, Threaten to Commit, or Support Terrorism) (the “Executive Order”) (collectively, the “Anti-Money Laundering and Anti-Terrorism Laws”).

(ii)
Neither Seller, any Company, any Subsidiary thereof nor, to the knowledge of Seller, any of their Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those restricted persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies.

(iii)
Neither Seller, any Company, any Subsidiary thereof nor, to the knowledge of Seller, any of their Affiliates is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).

(iv)
Neither Seller nor any Company nor, to the knowledge of Seller, any of their Affiliates has taken any action, directly or indirectly, that has resulted in or would result in a violation of any Anti-Corruption Laws, and the conduct of their respective businesses is in conformity with all Anti-Corruption Laws.

(f) Litigation. Section 4.1(f) of the Disclosure Schedule sets forth a complete and accurate list of (i) all Legal Proceedings pending or, to the knowledge of Seller, threatened by any Person, against any Company or any of its Subsidiaries or their respective properties and (ii) any outstanding order or unsatisfied judgment against such Company or any of its Subsidiaries or their respective properties from any Governmental Entity, in each case, which (A) seeks or, if adversely decided, would reasonably be expected to require, (x) payment by the Companies or their Subsidiaries in excess of $5,000,000 or (y) material restrictions on the business, operations or properties of the Companies or their Affiliates, (B) is seeking injunctive relief in respect of the transactions contemplated by this Agreement or (C) would, individually or in the aggregate, result in a Material Adverse Effect.

(g) Intellectual Property.

(i)
(a) The conduct of the business of the Companies and their Subsidiaries as currently conducted does not infringe, misappropriate or otherwise violate the Intellectual Property rights of any third party, (b) with respect to Intellectual Property used by, owned or licensed to a Company or any Subsidiary thereof (the “Seller Intellectual Property”), such Company or its Subsidiary, as applicable, owns the entire right, title and interest in the Seller Intellectual Property or owns or has a valid, subsisting and enforceable right to use the Seller Intellectual Property in the continued operation of its business as currently conducted and (c) to the knowledge of Seller, no third party is infringing, misappropriating or otherwise violating the Seller Intellectual Property rights. Neither Seller nor any of its Subsidiaries has received any written communication relating to any actual, alleged, or suspected infringement, misappropriation, or violation of any third party Intellectual Property by a Company or any of its Subsidiaries or pertaining to any Seller Intellectual Property.

(ii)
Section 4.1(g)(ii) of the Disclosure Schedule is a complete and accurate list of: (a) each registration and application for registered Seller Intellectual Property and (b) the jurisdiction in which such item has been registered or filed and the applicable application, registration, or serial or other similar identification number. All Intellectual Property listed on Section 4.1(g)(ii) of the Disclosure Schedule is subsisting and unexpired, and to the knowledge of Seller, enforceable and valid.

(h) Brokers’ Fees. Other than Morgan Stanley, CBRE and Eastdil Secured, no broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Seller, any Subsidiary of Seller or any of their respective Affiliates.

(i) Contracts.

(i)
Section 4.1(i) of the Disclosure Schedule sets forth a correct and complete list of the following Contracts (including all amendments, modifications and supplements thereto) binding on a Company or any of its Subsidiaries or any of the properties or assets of such Company or any of its Subsidiaries (each Contract that is required to be listed on Section 4.1(i) of the Disclosure Schedule, a “Material Contract”):

(1)
each Contract pursuant to which Seller, any Company or any Subsidiary thereof (i) receives management or operation services from any operator, manager or management company, in each case, with respect to any of the Company Properties and (ii) requires annual payments in excess of $200,000 and (iii) is not terminable on thirty (30) days’ notice or less without penalty or premium;

(2)	each Contract pursuant to which Seller or any Subsidiary thereof leases any of the Company Properties from a third-party landlord (collectively, the “Ground Leases”);

(3)	each Space Lease;

(4)
each Contract which is not terminable on ninety (90) days’ notice or less without penalty or premium involving annual payments in excess of $1,500,000 or aggregate payments in respect of any such Contracts in excess of $5,000,000;

(5)
each Contract pursuant to which Seller or any Subsidiary thereof is party to a tax abatement agreement or similar “payment in lieu of taxes” arrangement with respect to any property of a Company or its Subsidiaries;

(6)
each Contract containing covenants applicable to a Company or any of its Affiliates that limits their ability to compete with any Person, in any line of business or in any geographic area (excluding any restrictions contained in any Space Lease with respect to the use of the Company Property to which such Space Lease applies);

(7)	each Contract with Governmental Entities;

(8)	each Contract evidencing Indebtedness;

(9)	each joint venture or partnership Contract or similar agreement with a third party providing for the formation, creation, operation or control of any partnership or joint venture;

(10)
any Contract pursuant to which (i) any Company Property was acquired by a Company or any Subsidiary thereof or (ii) any property previously owned by a Company or any Subsidiary thereof was sold that, in each case, which has any continuing material liability or obligation, contingent or otherwise, thereunder and has been acquired or sold within the past 24 months (as applicable);

(11)
any Contract for capital expenditures or improvements at any Company Property for ongoing work with an estimated liability in excess of $1,000,000 in the 24 months immediately following the date hereof;

(12)
any stock or equity interest purchase, stock option, profits interest, “phantom” stock, stock appreciation, stock-based performance unit, subscription or similar plan in the Companies or their respective Subsidiaries;

(13)	any Contract relating to the pending acquisition or disposition (by merger or otherwise) of any Company Properties or other real property interests (including the Acquisition Purchase Agreements);

(14)
any Contract that grants a Company or any of its Subsidiaries a license to material third party Intellectual Property, other than clickwrap, shrink-wrap or other similar licenses to commercially available software available on nondiscriminatory terms which require a onetime fee or annual aggregate payment of less than $25,000; and

(15)	any Contract to enter into any of the foregoing.

(ii)
Except with respect to the Space Leases, which are addressed in Section 4.1(k) below, each Material Contract represents the legally valid and binding obligation of such Company or its Subsidiary party thereto, and, to the knowledge of Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. No Company nor its Subsidiaries nor, to the knowledge of Seller, any other party or parties to any Material Contract (excluding Space Leases) is in breach of or default under any Material Contract, and, to the knowledge of Seller, there is no event which with the giving of notice, the passage of time or both would constitute a breach of or default under any Material Contract, except, in each case, for such breach or default that would not individually or in the aggregate, result in a Material Adverse Effect. Seller has provided Buyer with true, correct and complete copies of the Material Contracts (including all amendments and supplements thereto).

(j) [intentionally omitted]
(k) Space Leases. Attached hereto as Section 4.1(k-1) of the Disclosure Schedule is a true and correct (in all material respects) rent roll (the “Rent Roll”) showing the applicable expiration dates, and rent obligations under any leases, licenses or other agreements granting occupancy rights with respect to any portion of the Company Properties to any Person (the “Space Leases”). As of the date of the Rent Roll, the Space Leases listed on the Rent Roll (i) constitute all of the leases, licenses and occupancy agreements relating to the Company Properties under which Seller or any of its Subsidiaries is the holder of the landlord’s or licensor’s interest, (ii) have not been modified, supplemented, amended or guaranteed except as stated on Section 4.1(k) of the Disclosure Schedule, and (iii) contain the entire agreement between the relevant landlord and tenant or licensor and licensee named therein. Neither Seller nor any of its Subsidiaries, nor to the knowledge of Seller, any Property Manager, have received written notice from any tenant under the Space Leases alleging that such tenant is entitled to an offset or deduction of the rent payable under its Space Lease (excluding any rent abatements expressly set forth in such Space Lease). Each Space Lease represents the legally valid and binding obligation of the Companies or their Subsidiary party thereto, and, to the knowledge of Seller, the legally valid and binding obligation of the other party or parties thereto, enforceable against the parties thereto in accordance with its terms, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity. True and complete copies of such Space Leases and all amendments and guaranties thereof have been made available to Buyer. Section 4.1(k-2) of the Disclosure Schedule contains a true and complete list of all Leasing Costs that are outstanding as of the date hereof. Section 4.1(k-3) of the Disclosure Schedule contains a true and complete (in all material respects) list of all security deposits (whether in the form of cash, letter of credit or otherwise) held by any Company or any of its Subsidiaries under such Space Leases and notes whether such security and other deposit is held as cash or a letter of credit. No Person, other than the Companies or any of their Subsidiaries, is holding any security or other deposits made by any tenant under the Space Leases. As of the date hereof, neither Seller nor any of its Subsidiaries has delivered or received any written notice of monetary or non-monetary default with respect to any Space Lease that has not been cured, rescinded or waived. Neither Company nor any of its Subsidiaries, nor to the knowledge of Seller, any other Person, is in material default under any Space Lease. As of the date hereof, to the knowledge of Seller, Seller has received no notice from any tenants requesting audits of any of the Books and Records of any of the Company Properties and no such audits remain outstanding or unresolved. To the knowledge of Seller, there are no subleases relating to the Company Properties. Section 4.1(k-4) of the Disclosure Schedule sets forth a true and complete list as of the date set forth thereon of the tenant arrearages at the Company Properties for a period in excess of thirty (30) days with respect to the Space Leases.
(l) Brokerage Agreements.  To the knowledge of Seller, there are no outstanding brokerage agreements with respect to the Space Leases to which Seller or any of its Subsidiaries is party other than those made available to Buyer prior to the date hereof in the “Project Sapphire” data room site maintained by Seller. As of the date hereof, there are no brokerage commissions due for the current terms of the existing Space Leases.
(m) Condemnation. Except as set forth on Section 4.1(m) of the Disclosure Schedule, there are no pending condemnations or eminent domain proceedings affecting any Company Property, and to the knowledge of Seller, no Company Property is subject to any order to be sold nor is being condemned, expropriated or otherwise taken by any public authority with or without payment of compensation therefor, and no such action is threatened in writing against Seller’s or its Subsidiaries’ Company Property.
(n) Compliance with Law; Permits.

(i)
Except as would not, individually or in the aggregate, result in a Material Adverse Effect or as specifically disclosed in an Environmental Report, the Companies and their Subsidiaries have conducted their business and operated and used all of their properties in compliance with all applicable Laws and with all posted or internal agreements or policies with respect to private or personal data, or data or system privacy or security, and no event has occurred or circumstances exist that individually or in the aggregate (with or without notice or lapse of time) would constitute or result in a material violation by a Company or its Subsidiaries of any applicable Laws. Since January 1, 2017, no notice has been received by Seller or any of its controlled Affiliates or, to the knowledge of Seller, any Property Manager alleging a material violation of, or material liability under, any Laws which has not been either fully resolved or waived in all material respects.

(ii)
Each Company and each of its Subsidiaries holds all material Permits necessary for the conduct of their respective businesses as presently conducted. Section 4.1(n)(ii) of the Disclosure Schedule sets forth a list of all such material Permits, and Seller has made available to Buyer true and complete copies of all such material Permits. Except as set forth on Section 4.1(n)(ii) of the Disclosure Schedule, (i) each such Permit is in full force and effect, (ii) are not subject to any suspension, cancellation, modification or revocation or any Legal Proceedings related thereto and (iii) Seller and the Companies and their Subsidiaries have not received any written notices of noncompliance affecting any such Permits, except, in each case, for any failure to be in full force and effect or suspension, cancellation, modification or revocation or Legal Proceedings or noncompliance that would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect.

(o) Purchase Options.  Neither the Companies nor any of their respective Subsidiaries has granted, and to the knowledge of Seller, no Person has any purchase option, right of first refusal, right of first offer or similar right to acquire all or any portion of the Company Properties which is triggered or otherwise becomes effective due to the execution of this Agreement or the transactions contemplated hereby. Except as set forth on Section 4.1(o) of the Disclosure Schedule, neither Seller nor any of its Subsidiaries has granted, and to the knowledge of Seller, no Person has any purchase option, right of first refusal, right of first offer or similar right to acquire all or any portion of the Company Property (the “Purchase Options”).
(p) Environmental Matters.

(i)
Except as would not, individually or in the aggregate, reasonably be expected to have a Material Adverse Effect or as specifically disclosed in an Environmental Report, (a) Seller and its Subsidiaries are in compliance with all applicable Environmental Laws (which compliance includes possession of all Permits required or necessary under Environmental Laws, and compliance with the terms and conditions thereof), (b) neither

Seller nor any of its Subsidiaries has received, since January 1, 2017, any written notice alleging a violation or liability under any Environmental Law, the subject of which is unresolved, (c) to the knowledge of Seller, Seller nor any of its Subsidiaries has placed, stored, buried, or Released any Hazardous Materials produced by, or resulting from Seller or any Subsidiaries’ operations, at any Company Properties, except for inventories of such substances to be used, and wastes generated therefrom, in the ordinary course of business (which inventories and wastes, if any, were and are stored or disposed of in accordance with applicable Environmental Laws), and (d) there is no Environmental Claim pending or, to the knowledge of Seller, threatened in writing against the Companies or any of their Subsidiaries.

(ii)
Seller has delivered or otherwise made available for inspection to Buyer complete and correct copies of the most recently prepared, in the two year period prior to the date hereof, material studies, audits, assessments, and reports that are in the possession or control of Seller pertaining to Hazardous Materials at the Company Properties or regarding the compliance (or noncompliance) with applicable Environmental Laws of Seller and its Subsidiaries, including the Environmental Reports.

(q) Insurance. The Companies maintain insurance policies of the type and in such amount as are reasonable and sufficient for the operation of the business.  Neither Seller, the Companies nor any of their Subsidiaries, has received notice of cancellation of or default under any such insurance.  There is no claim pending under any of such policies or bonds as to which coverage has been denied or disputed by the underwriters of such policies or bonds.
(r) Title to Assets. The Companies and their Subsidiaries own and have good title to, or a valid leasehold interest in, all Personal Property, free and clear of all Liens other than Permitted Liens.
(s) Real Property.

(i)
Section 4.1(s-1) of the Disclosure Schedule lists each Company’s Subsidiaries and each Company Property for which such Company Subsidiary owns fee simple title to the real property, listed by address owned by each (collectively, the “Owned Properties”), which shall be free and clear of all Liens as of the Closing, except Permitted Liens.

(ii)
Section 4.1(s-2) of the Disclosure Schedule lists each parcel of real property currently ground leased or ground subleased by any of each Company’s Subsidiaries (collectively, the “Ground Leased Properties”) and sets forth the party holding such ground leasehold interest and a list of the ground lease or ground sublease (collectively, with each other agreement or amendment modifying, supplementing or assigning such ground lease or ground sublease or related to “PILOT” or other tax-abatement arrangements entered into at such Ground Leased Properties, the “Ground Lease Documents”) as of the date hereof. Each of the applicable Company’s Subsidiaries holds a valid leasehold interest in the Ground Leased Properties, which shall be free and clear of all Liens as of the Closing, except Permitted Liens. True, correct and complete copies of all Ground Lease Documents have been made available to Buyer. Each of the Ground Lease Documents is valid, binding and in full force and effect and enforceable as against the applicable Company’s Subsidiaries and, to the knowledge of Seller, as against the other party thereto. Neither Seller, the Companies or any of their Subsidiaries has received or delivered any written notice of default under any of the Ground Lease Documents that remains uncured. Neither Seller, the Companies or any of their Subsidiaries is in default (with or without notice or lapse of time or both), under the Ground Lease Documents, and, to the knowledge of Seller, the other party under the Ground Lease Documents is not in default (with or without notice or lapse of time or both) thereunder. Except pursuant to the Ground Leases and the Material Real Property Leases, there is no real property leased, licensed or subleased or otherwise used or occupied by Seller or any of its Subsidiaries as a tenant.

(iii)
Except pursuant to the terms of this Agreement (or as set forth on Section 4.01(o) of the Disclosure Schedule), no Company Property or the Companies or their Subsidiaries is subject to an agreement pursuant to which such Company Property, the Companies or their Subsidiaries will be sold or otherwise transferred by any Seller, the Companies or any of their Subsidiaries.

(iv)
Other than the Owned Properties and the Ground Leased Property, the Companies and their Subsidiaries do not own, directly or indirectly, any fee simple, leasehold or other ownership interest in any real property as of the date hereof. Except as set forth on Section 4.1(s-3) of the Disclosure Schedule, the only asset each of the Companies Subsidiaries now owns or has owned is the applicable Company Property set forth on Section 4.1(s-1) and Section 4.1(s-2) of the Disclosure Schedule and other assets ancillary or incidental to the ownership of such applicable Company Property, and the only business or activity each of the Companies Subsidiaries has engaged in is the ownership of such Company Property.

(t) Organization of the Companies.

(i)
Company 1 is a real estate investment trust duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted, and is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except for such failure to be duly licensed and qualified as would not, individually or in the aggregate, result in a Material Adverse Effect.

(ii)
Company 2 is a corporation duly formed, validly existing and in good standing under the Laws of its jurisdiction of formation and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted, and is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except for such failure to be duly licensed and qualified as would not, individually or in the aggregate, result in a Material Adverse Effect.

(iii)
Each Company is in compliance with all terms, provisions and covenants set forth in its Organizational Documents (true and complete copies of which in effect as of the date hereof have been provided to Buyer prior to the date hereof).

(iv)
Since the date of each Company’s or any of its Subsidiaries’ formation, no member, partner or Affiliate of such Company or Subsidiary and no officer, director or manager of any of the foregoing, has (a) borrowed money from or loaned money to either Company or any of its Subsidiaries or (b) had any contractual or other material claim of any kind whatsoever against either Company or any of its Subsidiaries, in each case, other than any claim that shall be fully settled on or prior to the Closing with no further obligation or liability of either Company or any of its Subsidiaries.

(v)
No bankruptcy, insolvency, reorganization or similar action or proceeding, whether voluntary or involuntary, is pending, or, to the knowledge of Seller, has been threatened in writing, against either Company or any Subsidiary thereof, and none of the foregoing has made an assignment for the benefit of its creditors.

(u) Regulatory Approvals. No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to, any Governmental Entity is required on the part of the Companies or any of their Subsidiaries in connection with the execution and delivery by Seller of this Agreement or the other Transaction Documents to which it is a party or the consummation by Seller of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, result in a Material Adverse Effect.

(v) Capitalization and Related Matters.

(i)
The authorized and outstanding capital stock of (A) Company 1 consists of (1) 450,000,000 common shares, $0.01 par value per share, 90,000,000 of which have been designated as “Class A Voting Common Stock” (35,047.384728 of which are issued and outstanding and held beneficially and of record by Seller), and 360,000,000 of which have been designated as “Class B Non-Voting Common Stock” (242,410.62 of which are issued and outstanding and held beneficially and of record by Seller), and (2) 50,000,000 preferred shares, no par value per share, of which 125 have been designated as “12.5% Non-Voting Preferred Shares of Beneficial Interest” (125 of which are issued and outstanding with an aggregate liquidation preference of $125,000 plus any accrued and unpaid interest thereon) and (B) Company 2 consists of (1) 450,000,000 common shares, $0.01 par value per share, 360,000,000 of which have been designated as “Class A Voting Common Stock” (1,263.16 of which are issued and outstanding and held beneficially and of record by Seller) and 90,000,000 of which have been designated as “Class B Non-Voting Common Stock” (of which 8,736.84 are issued and outstanding and held beneficially and of record by Seller), and (2) 50,000,000 preferred shares, $0.01 par value per share, of which 125 are issued and outstanding with an aggregate liquidation preference of $125,000 plus any accrued and unpaid interest thereon. All such outstanding common shares and preferred shares have been duly authorized and are validly issued, fully paid and non-assessable, and are not subject to any Liens (other than general restrictions on transfer under securities Laws). None of such outstanding shares were issued in violation of any preemptive rights, rights of first refusal or offer or similar rights.  Section 4.1(v)(i) of the Disclosure Schedule sets forth the name, owner, jurisdiction of formation or organization (as applicable) of each holder of Purchased Shares and the number, type and percentage of outstanding equity securities owned by each such holder.

(ii)
Except as set forth in Sections 4.1(v)(i) or 4.1(v)(iii), there are no outstanding or authorized capital stock, equity interests, options, warrants, convertible securities or other securities, rights, agreements, arrangements or commitments of any character (contingent or otherwise) relating to the shares of beneficial interest or stock of either of the Companies or any of their Subsidiaries or obligating any Company or any other Person to issue or sell any shares of beneficial interest or stock of, or any other interest in, either of the Companies or any of their Subsidiaries. None of the Companies nor any of their Subsidiaries has granted or authorized, and does not have outstanding, any securities (whether debt or equity) convertible into or exercisable or exchangeable for any shares of capital stock or equity interests in either of the Companies or any of their Subsidiaries, or any stock appreciation, phantom stock, profit participation or similar rights. None of the Companies nor any of their Subsidiaries has any outstanding bonds, debentures, notes or other obligations the holders of which have the right to vote (or are convertible into or exchangeable or exercisable for securities having the right to vote) with equityholders of such Company or Subsidiary on any matter. Upon consummation of the transactions contemplated by this Agreement, Buyer will acquire good and valid title to the Purchased Shares and will own the Purchased Shares free and clear of all Liens (other than general restrictions on transfer under securities Laws or any Lien created or consented to by Buyer). None of the Companies nor any of their Subsidiaries is subject to any obligation (contingent or otherwise) to repurchase or otherwise acquire or retire or to register under the Securities Act of 1933, as amended, and the rules and regulations promulgated thereunder, any shares of capital stock or equity interests. There are no voting trusts, shareholder agreements, proxies or other agreements or understandings with respect to the voting or transfer of any of the Purchased Shares or any equity interests of any Subsidiary of any Company.

(iii)
Section 4.1(v)(iii) of the Disclosure Schedule sets forth the name, type of entity, jurisdiction of formation or organization (as applicable), and authorized, issued and outstanding equity interests (and the names of the holders thereof) of each Subsidiary of a Company. Each Company owns, directly or indirectly, all of the equity interests of each such Subsidiary set forth under the heading for such Company, which equity interests have been duly authorized and are validly issued, fully paid and non-assessable, and are not subject to any Liens (other than general restrictions on transfer under securities Laws and Liens incurred or in existence in connection with the Existing Loans (which will, except with respect to Assumed Loans, be fully released at or prior to the Closing)). Such equity interests were not issued in violation of any preemptive rights, rights of first refusal or offer or similar rights. Neither Company nor any of its Subsidiaries directly or indirectly owns or holds any rights, or is subject to any obligation, to acquire, any capital stock or any other securities or interests in a Company, any Subsidiary thereof or any other Person or to make any investment (in the form of a loan, capital contribution or otherwise) in a Company, any Subsidiary thereof or any other Person. Each Subsidiary of each Company is the type of entity set forth across from its name on Section 4.1(v)(iii) of the Disclosure Schedule, is duly organized, validly existing and in good standing under the Laws of its jurisdiction and has the requisite power and authority to own or lease its assets and to conduct its business as it is now being conducted, and each Subsidiary of each Company is duly licensed or qualified in each jurisdiction in which the ownership or operation of its assets or the character of its activities is such as to require it to be so licensed or qualified, except, in each case, as would not result in a Material Adverse Effect. Each Subsidiary of a Company is in compliance with all terms, provisions and covenants set forth in its Organizational Documents (true and complete copies of which in effect as of the date hereof have been provided to Buyer prior to the date hereof). Except as set forth on Section 4.1(v)(iii) of the Disclosure Schedule, no Company directly or indirectly owns (x) any equity interests in any other Person, (y) any options, warrants or securities convertible into or exercisable for equity interest in any other Person, or (z) any other securities, rights, agreements, arrangements or commitments of any character (contingent or otherwise) relating to the equity interests of any other Person.

(iv)
As of the date hereof, there is no outstanding Indebtedness for borrowed money of either Company or any of its Subsidiaries in excess of $5,000,000 in principal amount, in the aggregate, other than Indebtedness in the principal amounts identified by instrument in Section 4.1(v)(iv) of the Disclosure Schedule.

(w) Financial Statements. Seller has provided to Buyer a copy of (i) Seller’s consolidated audited balance sheet as of December 31, 2018 (the “Balance Sheet” and the date hereof, the “Balance Sheet Date”) and the related audited consolidated statements of income, changes in partners’ capital and cash flows for the fiscal year then ended (collectively, the “Audited Financial Statements”), (ii) Seller’s consolidated unaudited balance sheet as of June 30, 2019 and income statement for the six (6) months ended June 30, 2019 and (iii) each Company’s consolidated unaudited balance sheets as of June 30, 2019 and as of December 31, 2018 and the related consolidated statement of operations for the three (3) months ended June 30, 2019 and the fiscal year ended December 31, 2018, respectively (the financial statements in clause (iii), the “Unaudited Financial Statements” and, together with the Audited Financial Statements and the financial statements in clause (ii), the “Financial Statements”).  The Audited Financial Statements provided to Buyer include the operations, assets and liabilities of the Companies and their Subsidiaries, and Seller has no assets or operations except for its ownership of the equity interests in the Companies and no liabilities except for those incidental to such ownership.  Except as set forth in the notes to the Audited Financial Statements, the Financial Statements have been prepared, in all material respects, in accordance with GAAP as in effect at the time such Financial Statements were prepared (other than in the case of the Unaudited Financial Statements, for the absence of footnotes), applied on a consistent basis throughout the periods involved.  The Financial Statements fairly present in all material respects the consolidated financial condition of Seller, the Companies and their Subsidiaries as of the respective dates they were prepared and the results of the operations of Seller for the periods indicated (subject to, in the case of the Unaudited Financial Statements, normal year-end adjustments that are not expected to be material in nature or amount).
(x) No Undisclosed Liabilities. None of the Companies nor any of their Subsidiaries have any liability required by GAAP to be accrued in the Balance Sheet, except for liabilities (i) arising after the date hereof expressly contemplated by this Agreement or the Transaction Documents or the transactions contemplated hereby or thereby or set forth in Section 4.1(x) of the Disclosure Schedule, (ii) reflected or disclosed in the Audited Financial Statements or the Unaudited Financial Statements or (iii) which have been incurred since the Balance Sheet Date in the ordinary course of business that, individually or in the aggregate have not had and would not reasonably be expected to be material to the Companies and their Subsidiaries, taken as a whole.
(y) Business of the Companies. None of the Companies nor their Subsidiaries have engaged in any business unrelated to the Company Properties. The Companies and their Subsidiaries do not own any assets other than the Company Properties. All the Company-Related Property used by the Companies or their Subsidiaries in connection with the Company Properties is owned, leased or licensed by the Companies or their Subsidiaries and, as to any tangible Company-Related Property will be located upon or with the applicable Company Properties as of the Closing Date.

(z) Absence of Certain Changes or Events.

(i)	Since the Balance Sheet Date, there has not been a Material Adverse Effect.

(ii)
Since June 30, 2019, the business of the Companies and their Subsidiaries has been operated in the ordinary course of business in all material respects, and the Companies and their Subsidiaries have not:

(1)
other than in respect of any Existing Loan, mortgaged, pledged or subjected to any Lien (other than Permitted Liens) any of their properties or any of the assets of the Companies or their Subsidiaries;

(2)
sold, licensed, allowed the expiration or lapse of or transferred any material assets of the Companies or their Subsidiaries or their respective businesses (including with respect to the Company Properties), or canceled any material debts or material claims or waived any material rights of the Companies or their Subsidiaries or their respective businesses (including with respect to the Company Properties);

(3)	defaulted on any material obligation relating to the operations of the Companies or their Subsidiaries or their respective businesses (including with respect to the Company Properties);

(4)	failed to timely pay and otherwise satisfy all of their material obligations under the Material Contracts other than items being contested in good faith; or

(5)	entered into any agreement or made any commitment to do any of the foregoing.
(aa) Transactions with Directors, Officers and Affiliates.  Except as set forth in Section 4.1(aa) of the Disclosure Schedule, there are no Intercompany Obligations and Agreements to which any Company or any Subsidiary thereof is a party to or bound.  No director, officer, employee, stockholder or other Affiliate of Seller owns or has any rights in or to any of the assets, properties or rights of the Companies or any of their Subsidiaries (including but not limited to the Company Properties).
(bb) Leased Real Property. Section 4.1(bb) of the Disclosure Schedule sets forth a list of all leases (each a “Material Real Property Lease”) of real property (such real property, the “Leased Real Property”) pursuant to which the Companies or their Subsidiaries is a tenant as of the date hereof. Each Material Real Property Lease is valid and binding on the Companies or their applicable Subsidiaries party thereto, enforceable in accordance with its terms, except as would not have a Material Adverse Effect. The Companies and their Subsidiaries, and, to the knowledge of Seller, each of the other parties thereto, has performed in all material respects all material obligations required to be performed by it under each Material Real Property Lease. Neither the Companies nor their Subsidiaries has entered into any written or oral subleases, concessions or other contracts granting to any Person other than the Companies or any of their Subsidiaries the right to use or occupy any Leased Real Property. Neither the Companies nor their Subsidiaries has granted to any Person other than the Companies or any of their Subsidiaries any options or rights of first refusal to purchase all or a portion of such properties.
(cc) Capital Improvements. Section 4.1(cc)-1 of the Disclosure Schedule sets forth the capital expenditure budgets in respect of ongoing capital expenditure projects for the Companies and their Subsidiaries (the “Capital Expenditure Budget”). Section 4.1(cc)-2 of the Disclosure Schedule contains the capital expenditure plans and budgets (the “In-Process Development Plans and Budgets”) related to the In-Process Development Projects and identifies a reasonable estimation of the amounts of all expenditures remaining as of the date hereof to complete such work; provided, that such amounts shall be updated at Closing to reflect and, at Closing, such term shall mean and refer to, the actual unexpended amounts as of Closing (as opposed to such amount as of the date of this Agreement) (the “Remaining In-Process Development Spend”).
(dd) Employees and Employee Plans.

(i)
The Companies and their Subsidiaries do not and have never employed or engaged any employees or individual independent contractors. The Companies and their Subsidiaries have never maintained, sponsored or contributed to (or had an obligation to contribute to) and do not have any current liability with respect to any Employee Benefit Plans.

(ii)
The Companies and their Subsidiaries and their respective ERISA Affiliates do not sponsor, maintain, contribute to or are obligated to contribute to, and have not, since January 1, 2013, sponsored, maintained, contributed to or had an obligation to contribute to, (a) any plan subject to Section 412, 430 or 4971 of the Code or Title IV or Section 302 of ERISA; (b) any plan subject to Section 4063 or 4064 of ERISA; or (c) a “multiemployer plan” within the meaning of Section 3(37) of ERISA or Section 4001(a)(3) of the Code. None of the Companies or their

Subsidiaries or any of their respective current or former ERISA Affiliates has incurred any withdrawal liability that has not been satisfied in full.

(iii)
The Companies and their Subsidiaries are not party to or otherwise bound by and do not have any obligations or liabilities under any collective bargaining agreement or other Contract with a labor union or labor organization.

(ee) Seller Acknowledgement. Seller acknowledges and agrees to the disclaimers set forth in Section 5.12 (Disclaimer of Additional Representations or Warranties) hereof.
Section 4.2. Disclaimer of Additional Representations or Warranties. EXCEPT AS SET FORTH HEREIN AS MODIFIED BY THE DISCLOSURE SCHEDULE OR AS SET FORTH IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SELLER, (A) SELLER MAKES NO (AND SELLER EXPRESSLY DISCLAIMS ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO SELLER, ITS SUBSIDIARIES, THE COMPANY PROPERTIES, THE PURCHASED SHARES OR ANY OTHER MATTER WHATSOEVER (INCLUDING, BUT NOT LIMITED TO, ANY RELATING TO THE FUTURE OR HISTORICAL FINANCIAL CONDITION, RESULTS OF OPERATIONS, ASSETS OR LIABILITIES OF SELLER OR ITS SUBSIDIARIES) AND (B) SELLER MAKES NO REPRESENTATIONS OR WARRANTIES TO BUYER REGARDING THE PROBABLE SUCCESS OR PROFITABILITY OF THE COMPANIES OR THE COMPANY PROPERTIES. WITHOUT LIMITING THE GENERALITY OF THE FOREGOING, EXCEPT AS SET FORTH HEREIN AS MODIFIED BY THE DISCLOSURE SCHEDULE OR AS SET FORTH IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY SELLER, SELLER HAS NOT MADE AND DOES NOT HEREBY MAKE, AND EXPRESSLY DISCLAIMS, ANY WARRANTIES, REPRESENTATIONS, COVENANTS OR GUARANTEES, EXPRESSED OR IMPLIED, OR ARISING BY OPERATION OF LAW, AS TO THE MERCHANTABILITY, HABITABILITY, QUANTITY, QUALITY, OR ENVIRONMENTAL CONDITION OF THE COMPANY PROPERTIES OR THEIR SUITABILITY OR FITNESS FOR ANY PARTICULAR PURPOSE OR USE. IN NO EVENT SHALL ANY OFFICER, DIRECTOR, TRUST MANAGER, SHAREHOLDER, MEMBER, PARTNER, LIMITED PARTNER, EMPLOYEE OR AGENT OF SELLER HAVE ANY LIABILITY, BEYOND ITS INTEREST IN THE COMPANY PROPERTIES, FOR ANY CLAIM, CAUSE OF ACTION OR OTHER LIABILITY ARISING OUT OF OR RELATING TO THIS AGREEMENT OR THE COMPANY PROPERTIES, WHETHER BASED ON CONTRACT, COMMON LAW, STATUTE, EQUITY OR OTHERWISE. THE PROVISIONS OF THIS SECTION 4.2 SHALL SURVIVE THE CLOSING.

Article V.

REPRESENTATIONS AND WARRANTIES OF BUYER
Buyer hereby represents and warrants to Seller as follows:

Section 5.1. Formation; Existence. Buyer is a limited liability company, duly formed, validly existing and in good standing under the Laws of the jurisdiction of its formation.
Section 5.2. Power and Authority. Buyer has all requisite power and authority to execute and deliver this Agreement and the Transaction Documents to which it is a party and to perform all obligations to be performed by it hereunder or thereunder. The execution and delivery of this Agreement and the Transaction Documents and the consummation of the transactions contemplated hereby or thereby have been duly and validly authorized and approved by all requisite action on the part of Buyer. This Agreement has been, and as of the Closing Date, each of the Transaction Documents to which Buyer is a party and which are to be delivered on the Closing Date will be, duly and validly executed and delivered by Buyer and constitutes, or in the case of such Transaction Documents will constitute a legally valid and binding obligation of Buyer, enforceable against Buyer in accordance with its terms, in each case, subject to applicable bankruptcy, insolvency, fraudulent conveyance, reorganization, moratorium and similar Laws affecting creditors’ rights generally and subject, as to enforceability, to general principles of equity.
Section 5.3. No Conflict.
(a) None of the execution and delivery by Buyer of this Agreement or the Transaction Documents to which it is a party, the consummation of the transactions contemplated hereby or thereby, or the compliance by Buyer with any of the provisions hereof or thereof will (i) result in any violation of its Organizational Documents, (ii) result in a violation of any Law or (iii) with or without notice or lapse of time (or both), result in any violation of or default under (or give rise to a right of termination, cancellation, vesting, amendment, acceleration, purchase or sale under), or result in the triggering of any payment or creation of a Lien (other than a Permitted Lien) upon any of the properties or assets of Buyer pursuant to, any Contract to which Buyer is a party or by which Buyer or its properties or assets are bound, except, in the case of clauses (ii) or (iii), for such conflicts, violations, defaults, terminations or cancellations or other consequences as would not reasonably be expected to, individually or in the aggregate, prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
(b) No consent, waiver, approval, order or Permit of, or declaration or filing with, or notification to any Governmental Entity or other Person is required on the part of Buyer in connection with the execution and delivery by Buyer of this Agreement or the other Transaction Documents to which it is a party or the consummation by Buyer of the transactions contemplated hereby or thereby, except for such consents, waivers, approvals, orders, Permits, declarations, filings or notifications, the failure of which to make or obtain, would not, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or the Transaction Documents to which it is a party or consummate the transactions contemplated hereby or thereby.
Section 5.4. Litigation. As of the date of this Agreement, there are no (a) material Legal Proceedings pending or, to the knowledge of Buyer, threatened against Buyer or (b) outstanding orders or unsatisfied judgments from any Governmental Entity binding upon Buyer, in each case, that would, individually or in the aggregate, reasonably be expected to prevent or materially delay the ability of Buyer to enter into and perform its obligations under this Agreement or consummate the transactions contemplated hereby.
Section 5.5. Brokers’ Fees. No broker, finder, investment banker or other Person is entitled to any brokerage fee, finders’ fee or other commission in connection with the transactions contemplated by this Agreement or the Transaction Documents based upon any Contract with Buyer or any of its Affiliates for which Seller or any of its Affiliates may become liable at any time; provided, that none of such fees or expenses shall be borne by (i) Buyer or any of its Affiliates or (ii) the Companies or any of their Subsidiaries.
Section 5.6. Anti-Terrorism and Corruption Laws.
(a) Neither Buyer nor, to the knowledge of Buyer, any of its Affiliates, is in violation in any material respect of any Anti-Money Laundering and Anti-Terrorism Laws.
(b) Neither Buyer nor, to the knowledge of Buyer, any of its Affiliates is acting, directly or indirectly, on behalf of terrorists, terrorist organizations or narcotics traffickers, including those restricted persons or entities that appear on the Annex to the Executive Order, or are included on any relevant lists maintained by the Office of Foreign Assets Control of the U.S. Department of Treasury, U.S. Department of State, or other U.S. government agencies.
(c) Neither Buyer nor, to the knowledge of Buyer, any Person controlling or controlled by Buyer, is a country, territory, individual or entity named on a Government List, and the monies used in connection with this Agreement and amounts committed with respect thereto, were not and are not derived from any activities that contravene any applicable Anti-Money Laundering and Anti-Terrorism Laws (including funds being derived from any person, entity, country or territory on a Government List or engaged in any unlawful activity defined under Title 18 of the United States Code, Section 1956(c)(7)).
(d) Neither Buyer nor, to the knowledge of Buyer, any Person controlling or controlled by Buyer has taken any action, directly or indirectly, that has resulted in or would result in a violation of any Anti-Corruption Laws, and the conduct of their respective businesses is in conformity with all Anti-Corruption Laws.
Section 5.7. Solvency. Assuming that (a) the conditions to the obligation of Buyer to consummate the transactions contemplated hereby have been satisfied or waived, (b) the representations and warranties set forth in Section 4.1 are true and correct (disregarding any qualifications as to materiality or Material Adverse Effect) and (c) the financial projections or forecasts provided by or on behalf of Seller to Buyer prior to the date hereof were prepared in good faith on assumptions that were and continue to be reasonable, immediately after giving effect to the transactions contemplated by this Agreement, Buyer shall be Solvent. For purposes of this Agreement, “Solvent”, when used with respect to any Person, means that, as of any date of determination, (a) such Person will not have, or have access to, as of such date, an unreasonably small amount of capital for the business in which it is engaged and (b) such Person will be able to pay its debts as they become absolute and mature, in the ordinary course of business, taking into account the timing of and amounts of cash to be received by it and the timing of and amounts of cash to be payable on or in respect of its indebtedness, in each case, after giving effect to the transactions contemplated by this Agreement. The term “Solvency” shall have a correlative meaning.
Section 5.8. Buyer Acknowledgements. Notwithstanding anything contained in this Agreement to the contrary:
(a) Buyer acknowledges and agrees to the disclaimers set forth in Section 4.2 (Disclaimer of Additional Representations or Warranties) hereof.
(b) Buyer further acknowledges that it and its Representatives have conducted an independent inspection and investigation of the Companies and all such other matters relating to or affecting such assets and businesses as Buyer deemed necessary or appropriate, that Buyer has been given an opportunity to inspect the Company Properties and information relating to the businesses thereof and that Buyer is proceeding with the transactions contemplated by this Agreement based in part upon such independent inspections and investigations and the representations and warranties set forth herein or in any other Transaction Document delivered by Seller or its respective Subsidiaries at Closing (as modified by the Disclosure Schedule).
Section 5.9. Investment Intent. Buyer is acquiring the Purchased Shares for its own account for investment purposes only and not with a view to any public distribution thereof or with any intention of selling, distributing or otherwise disposing of the Purchased Shares in a manner that would violate the registration requirements of the Securities Act of 1933, as amended (the “Securities Act”). Buyer agrees that the Purchased Shares may not be sold, transferred, offered for sale, pledged, hypothecated or otherwise disposed of without registration under the Securities Act and any applicable state securities Laws, except pursuant to an exemption from such registration under the Securities Act and such Laws. Buyer is able to bear the economic risk of holding the Purchased Shares for an indefinite period (including total loss of its investment), and (either alone or together with its Representatives) has sufficient knowledge and experience in financial and business matters so as to be capable of evaluating the merits and risk of its investment. Buyer acknowledges and agrees that its obligations hereunder are not subject to any condition regarding Buyer’s or its Affiliates’ or any other Person’s ability to obtain financing for the consummation of the transactions contemplated hereby.
Section 5.10. Tax Matters. Buyer will, at the Closing, be a REIT Qualified Buyer.
Section 5.11. Guaranty. The Guaranty has been duly executed and delivered to Seller by the Guarantor and is in full force and effect, has not been amended, is the legal, valid and binding obligation of the Guarantor, enforceable against the Guarantor in accordance with its terms, subject to applicable bankruptcy, insolvency, reorganization, moratorium, rehabilitation, liquidation, fraudulent conveyance, preferential transfer or similar laws now or hereafter in effect affecting creditors’ rights and remedies generally and except as the availability of equitable remedies may be limited by equitable principles of general applicability. As of the date of this Agreement, there is no default under the Guaranty by the Guarantor, and no event has occurred which, with or without notice, lapse of time or both, would constitute a default on the part of the Guarantor under the Guaranty. As of the date hereof, Buyer has no reason to believe that the Guarantor would fail to satisfy its obligations under the Guaranty.

Section 5.12. Disclaimer of Additional Representations or Warranties. EXCEPT AS SET FORTH HEREIN OR AS SET FORTH IN ANY OTHER TRANSACTION DOCUMENT DELIVERED BY BUYER, BUYER MAKES NO (AND BUYER EXPRESSLY DISCLAIMS ANY) REPRESENTATIONS OR WARRANTIES OF ANY KIND, WRITTEN OR ORAL, STATUTORY, EXPRESS OR IMPLIED, WITH RESPECT TO BUYER OR ANY OTHER MATTER WHATSOEVER. THE PROVISIONS OF THIS SECTION 5.12 SHALL SURVIVE THE CLOSING.
Article VI.

COVENANTS
Section 6.1. Conduct of Business.
(a) From and after the date hereof until the earlier of the Closing Date and the termination of this Agreement in accordance with the terms of Article IX, except as (i) as set forth on Section 6.1(a) of the Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly required or contemplated by this Agreement or any Transaction Document or (iv) with the prior written consent of Buyer (which consent may be granted or withheld in Buyer’s reasonable discretion), Seller shall, and shall cause its respective Subsidiaries to, use reasonable best efforts to:

(i)	conduct the business of the Companies and their Subsidiaries (including with respect to the Company Properties) in the ordinary course consistent with past practice in all material respects;

(ii)	maintain and preserve intact the assets of the Companies and their Subsidiaries (normal wear and tear excepted); and

(iii)
preserve in all material respects the goodwill and current relationships of the Companies and their Subsidiaries with lessees and other persons with which the Companies or their Subsidiaries have business relations.

(b) Without limiting the generality of the foregoing, from the date hereof through the Closing, except (i) as set forth on Section 6.1(b) of the Disclosure Schedule, (ii) as required by applicable Law, (iii) as expressly required or contemplated by this Agreement or any Transaction Document or (iv) with the prior written consent of Buyer (which consent may be granted or withheld in Buyer’s reasonable discretion (except with respect to clauses (iii)(B) and (xiii)(B)(y)-(z) below, which may be granted or withheld in Buyer’s sole discretion)), Seller shall cause the Companies and their respective Subsidiaries to not (provided that notwithstanding anything to the contrary set forth herein, neither Seller nor its Subsidiaries shall be restricted from making any Seller Distributions prior to the delivery of the Closing Statement pursuant to Section 3.2):

(i)	amend the Organizational Documents of the Companies or any of their Subsidiaries;

(ii)	subject any of the properties of the Companies and their Subsidiaries to any Lien other than Permitted Liens or subject any of the Purchased Shares to any Liens;

(iii)	sell, assign, license, transfer, convey or otherwise dispose of (A) any of the material tangible assets or properties of the Companies and their Subsidiaries or (B) any Company Properties;

(iv)
(A) amend, terminate or renew any Material Contract or any Intercompany Obligation and Agreement (including all management agreements, but excluding Space Leases), other than (x) in the ordinary course of business consistent with past practice or (y) any automatic terminations or renewals pursuant to the terms of any Material Contract, or (B) without limitation of Section 6.20, enter into any Contract that if entered into prior to the date hereof would constitute a Material Contract;

(v)
settle any Legal Proceeding relating to the Companies or their Subsidiaries (A) with any Governmental Entity, (B) which requires payment in excess of $1,000,000 or (C) that involves admission of liability or wrongdoing, or restrictions on the business, operations or properties of the Companies or their Affiliates;

(vi)
except for restorations or alterations (A) required in the case of emergencies or (B) pursuant to existing contracts or commitments previously disclosed to Buyer as of the date hereof, make any material alterations to any Company Properties;

(vii)
cancel, terminate, fail to keep in place or reduce the amount of insurance coverage provided by the insurance policies held by the Companies and their Subsidiaries which are in effect as of the date hereof, without obtaining similar policies of insurance with no less than the limits of coverage now carried;

(viii)
make or revoke any Tax election or change in any method of Tax accounting with respect to the Companies or their Subsidiaries; provided, however, that nothing in this Agreement shall preclude any Company from (A) designating distributions paid by it as “capital gain dividends” within the meaning of Section 857 of the Code, (B) making a “consent dividend” within the meaning of Section 565 of the Code to its existing shareholders for the 2018 taxable year, or (C) making or revoking any election or taking any other action reasonably necessary (i) to preserve the status of such Company as a REIT, (ii) to qualify or preserve the status of any Subsidiary of such Company as a partnership or disregarded entity or as a “qualified REIT subsidiary” or a “taxable REIT subsidiary,” or (iii) to cause such Company to avoid the imposition of entity level tax, as the case may be, for federal income tax purposes, provided that, in each case, if a Company determines that it is necessary to take such action, it will first notify Buyer and reasonably consult with Buyer as to the action to be taken;

(ix)
except as may be required as a result of a change in Law or in GAAP after the date hereof, make any material change in any financial accounting policies or financial accounting procedures affecting the consolidated assets, liabilities or results of operations of any Company or any Subsidiary thereof;

(x)
(A) change its authorized capital stock or adjust, split, combine or reclassify any shares of the capital stock, (B) declare, set aside or pay any non-cash dividend or other non-cash distribution or (C) redeem, repurchase or otherwise acquire or offer to redeem, repurchase, or otherwise acquire any shares of capital stock or other securities, in each case, of either Company;

(xi)
(A) issue, deliver or sell any shares of capital stock or other securities of either Company or any Subsidiary thereof (including any options, warrants, convertible securities or other securities or rights relating to the shares of beneficial interest of either of the Companies or any of their Subsidiaries or obligating any Company or any other Person to issue or sell any shares of beneficial interest of, or any other interest in, either of the Companies or any of their Subsidiaries) or (B) without limiting the foregoing, sell, assign, license, transfer, convey or otherwise dispose of any of the Purchased Shares;

(xii)	incur any Indebtedness (other than pursuant to Existing Loans);

(xiii)
(A) merge or consolidate with any other Person or (B) acquire (x) a material amount of tangible assets from any other Person, (y) any securities or any division, business or all or substantially all of the assets of any other Person, or (z) any interests in real property, in either case, except pursuant to the Acquisition Purchase Agreements;

(xiv)
adopt a plan or agreement of complete or partial liquidation or dissolution, merger, consolidation, restructuring, recapitalization, disposition (of assets or equity) or other reorganization of the Companies or any of their Subsidiaries;

(xv)
make any loans, advances, guaranties or capital contributions to or investments in any other Person, other than pursuant to Materials Contracts in effect on the date hereof that have been made available to Buyer prior to the date hereof;

(xvi)	solely to the extent following the delivery of the Closing Statement pursuant to Section 3.2, incur any Indebtedness or declare or pay any distribution or dividend in respect of any equity interests;

(xvii)
(A) hire any employees, (B) enter into or incur any obligations under any collective bargaining agreement or other agreement with a labor union or (C) adopt, enter into or incur any liability under any Employee Benefit Plan; or

(xviii)	agree or commit to do any of the foregoing.
Section 6.2. Pre-Closing Access. Prior to the Closing, Seller shall afford to Buyer, its Representatives (including any potential financing source), inspectors, appraisers and engineers reasonable access (during normal business hours and in such a manner as not to unreasonably interfere with the normal operation of Seller or its respective Subsidiaries upon reasonable advance notice) to the Companies’ and its Subsidiaries’ respective properties under the supervision of the personnel of the applicable Property Manager (including any Company Properties and any other assets or liabilities to be acquired or assumed by Buyer pursuant to this Agreement), and all other information Buyer may reasonably request (including reasonable access to the employees of the Companies and their Subsidiaries or any Affiliate thereof), including access to inspect such properties and assets and review the Books and Records and other financial, operational, environmental, health, safety and other records of the Companies and their Subsidiaries, including for purposes of conducting environmental assessments, in each case, as Buyer and its Representatives may reasonably request.  Notwithstanding the foregoing, except as otherwise set forth herein, Buyer hereby agrees that with respect to any such investigation, inspection, interview or solicitation of information, Buyer shall execute and deliver Seller’s Access Agreement, a form of which is to be agreed-to between Buyer and Seller acting reasonably. Such rights of access explicitly exclude any Phase II environmental investigations or any other intrusive or invasive sampling or investigations, including testing of air, soil, surface water, groundwater or any other environmental media at, in, on or underneath any Company Property, without first obtaining Seller’s consent (which shall not be unreasonably withheld). Notwithstanding the obligations contained in this Section 6.2, neither Seller, the Companies nor their respective Affiliates shall be required to provide access to or to disclose information where such access or disclosure would reasonably likely result in a loss of the attorney-client privilege or contravene any applicable Law, fiduciary duty or Material Contract in effect as of the date hereof; provided that in such a circumstance the parties shall work in good faith on appropriate substitute arrangements for which the effects set forth in this sentence would not apply. All information provided or accessed under this Section 6.2 shall be subject to the terms of the Confidentiality Agreement. Prior to the Closing, none of Buyer or its Affiliates or their respective employees, directors, officers or agents acting at Buyer’s direction shall contact or communicate with the representatives of the Companies and their Subsidiaries or any of their respective lessees in connection with the transactions contemplated hereby without the prior written consent of Seller; provided that, for the avoidance of doubt, the foregoing shall not prevent contact unrelated to the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement or in the Confidentiality Agreement, Buyer and its

Representatives may disclose “Confidential Information” (as defined in the Confidentiality Agreement) subject to the confidentiality restrictions applicable to “Representatives” (as defined in the Confidentiality Agreement) set forth in the Confidentiality Agreement to potential purchasers (and their financing sources) of one or more Company Properties, Companies or Subsidiaries thereof.
Section 6.3. Post-Closing Access; Post-Closing Retention of Record; Etc.
(a) Until the seventh anniversary of the Closing Date, Buyer shall, and shall cause its Affiliates to, no more than once every calendar quarter, upon reasonable advance notice by Seller or its Affiliates to Buyer, and subject to Buyer’s security guidelines, as provided to Seller in writing:

(i)
provide to Seller and its Affiliates and their respective representatives reasonable access to their properties, Books and Records, employees and auditors to the extent (A) relating to the business and operations of the Companies and their Subsidiaries with respect to any pre-Closing period or matter occurring prior to the Closing or (B) reasonably requested by Seller, in either case of clauses (A) or (B) solely to comply with any reporting or regulatory requirements of Seller or any of its Affiliates (including, in each case of this clause (i), in connection with any Legal Proceeding or Tax Proceeding arising out of any business or operations of the Companies and their Subsidiaries in which Seller or any of its Affiliates may from time to time be involved, other than with respect to Legal Proceedings involving disputes between Buyer or any of its Affiliates, on the one hand, and Seller or any of its Affiliates, on the other hand);

(ii)	permit Seller and its Affiliates and their respective Representatives to make such reasonable copies and inspections of any such Books and Records as any of them may reasonably request; and

(iii)
make reasonably available to Seller and its Affiliates and their respective Representatives, the officers, employees and representatives of the Companies and their Subsidiaries to provide reasonable assistance and co-operation in the review of information described in this Section 6.3(a);

provided that (x) any access or cooperation pursuant to this Section 6.3(a) shall be conducted during normal business hours and shall not unreasonably interfere with the conduct of the business of the Companies and their Subsidiaries and (y) Seller shall be responsible for any out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with its compliance with this Section 6.3(a). Notwithstanding the obligations contained in this Section 6.3, neither Buyer, the Companies nor their respective Affiliates shall be required to provide access to or to disclose information where such access or disclosure would reasonably likely result in a loss of the attorney-client privilege or contravene any applicable Law, fiduciary duty or material Contract; provided that in such a circumstance the parties shall work in good faith on appropriate substitute arrangements for which the effects set forth in this sentence would not apply. All information made available pursuant to this Section 6.3 shall be treated as confidential information pursuant to the terms of Section 6.19.
(b) Following the Closing, Buyer shall, and shall cause its Subsidiaries to, (i) retain complete and correct originals or copies of the Books and Records of the Companies and their Subsidiaries and its business and operations with respect to pre-Closing periods in accordance with the document retention policies of Buyer and its Affiliates, but in no event for less than so long as required by applicable Law and (ii) prior to destroying or disposing of any such Books and Records, provide not less than thirty (30) days’ prior notice to Seller, specifying the Books and Records proposed to be destroyed or disposed of, and, if Seller shall request in writing prior to the scheduled date for such destruction or disposal that any of the Books and Records proposed to be destroyed or disposed of be delivered to Seller, to promptly arrange for the delivery of such of the information to Seller as was requested. Seller shall be responsible for any documented out-of-pocket costs and expenses incurred by Buyer and its Affiliates in connection with its compliance with this Section 6.3(b).
Section 6.4. Consents and Approvals; Reasonable Best Efforts.
(a) Buyer and Seller shall prior to the Closing, use reasonable best efforts to obtain any required consents, approvals, exemptions and authorizations of third parties, including Lenders and Governmental Entities, to the transactions contemplated hereby. Notwithstanding anything to the contrary in this Agreement, (x) nothing in this Section 6.4(a) or elsewhere in this Agreement shall require Buyer to take or agree to take any action with respect to any of its Affiliates (other than, after the Closing, the Companies and their Subsidiaries), including selling, divesting, conveying, holding separate, or otherwise limiting its freedom of action with respect to any assets, rights, products, licenses, businesses, operations, or interest therein, of any such Affiliates (other than the Companies and their Subsidiaries) or any direct or indirect portfolio companies of investment funds advised or managed by one or more Affiliates of Buyer and (y) in connection with obtaining any consents in connection with the transactions contemplated hereby from any Person, (I) without the prior written consent of Buyer, neither Company or any of its Subsidiaries shall pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligation and (II) neither Buyer nor any of its Affiliates shall be required to pay or commit to pay to such Person whose approval or consent is being solicited any cash or other consideration, make any commitment or incur any liability or other obligations.
(b) Seller shall, prior to the Closing, notify any third parties, including Governmental Entities, of the transactions contemplated hereby, in each case to the extent such consent or notification is required by Contract or applicable Law.
Section 6.5. Tenant Estoppels. Promptly following the date hereof, Seller shall prepare a Tenant Estoppel for all tenants under the Space Leases at the Company Properties, and deliver such draft Tenant Estoppels to Buyer for review and approval. Seller shall use commercially reasonable efforts to obtain from each such tenant an executed Tenant Estoppel, dated no more than sixty (60) days prior to the Closing Date, and deliver any executed Tenant Estoppels to Buyer within three (3) Business Days of receipt by Seller, the Companies or any of their Subsidiaries.

Section 6.6. Exclusivity. From the date hereof until the earliest of (a) the Closing Date or (b) such date on which this Agreement is validly terminated in accordance with Article IX, Seller and its respective Subsidiaries and Affiliates will not (i) solicit or initiate any proposal or offer from any Person relating to the acquisition of Seller, the Companies or their respective Subsidiaries, the Company Properties or the Purchased Shares or (ii) participate in any discussions or negotiations regarding the acquisition of Seller, the Companies or their respective Subsidiaries, the Company Properties or the Purchased Shares or furnish any confidential or proprietary information with respect thereto to any Person who would reasonably be expected to submit any proposal or offer relating to the acquisition of Seller, the Companies or their respective Subsidiaries, the Company Properties or the Purchased Shares (other than Buyer or its authorized Representatives). Seller, the Companies and their respective Subsidiaries and Affiliates will promptly cease any existing discussions or negotiations with any Persons (other than Buyer and its authorized Representatives) heretofore conducted, or the provision of any confidential or proprietary information to any Person (other than Buyer or its authorized Representatives) to which confidential or proprietary information heretofore has been provided, in each case, with respect to any discussions or negotiations regarding the acquisition of Seller, their respective Subsidiaries, the Company Properties or the Purchased Shares.
Section 6.7. Confidentiality. The parties agree (i) to be bound by and comply with the provisions set forth in the Confidentiality Agreement, which provisions are hereby incorporated herein by reference disregarding the termination thereof upon the execution of this Agreement, and (ii) that such incorporated provisions of the Confidentiality Agreement shall terminate upon the Closing.
Section 6.8. Intercompany Obligations and Agreements. Unless otherwise agreed in writing between Buyer and Seller, on or prior to the Closing, all intercompany Contracts, accounts, loans, guarantees, advances, payables (including any payable accounts with negative balance), and receivables, whether or not currently due and payable between Seller or any of its partners or Affiliates (other than the Companies and their Subsidiaries), on the one hand, and any Company or any Subsidiary thereof, on the other hand (collectively, the “Intercompany Obligations and Agreements”), shall be settled in full prior to the Cutoff Time and all commitments with respect thereto shall be deemed to have been terminated prior to the Cutoff Time and in each case, Seller and its respective Affiliates and Buyer and its Affiliates, including the Companies after the Closing, shall be fully released from all liability with respect to such Intercompany Obligations and Agreements; provided that, for purposes hereof, any obligations arising under this Agreement or any Transaction Document shall not constitute Intercompany Obligations and Agreements. Seller shall be responsible for all termination fees and any other costs and expenses relating to the termination of the Intercompany Obligations and Agreements.
Section 6.9. Use of Name.
(a) Buyer acknowledges and agrees that, as between the parties, all right, title and interest in and to the Seller Trademarks are owned exclusively by Seller or its Affiliates. Except as provided in Section 6.9(b), from and after the Closing, Buyer shall not use, and shall cause the Companies and their Subsidiaries not to use, the names “Colony Capital”, “Colony”, “Cobalt Industrial” or “Cobalt” or the “Colony” logo or any other names, trademarks, service marks, trade names, business names, corporate names, domain names, logos, trade dress or other source indicators (“Trademarks”) that contain, comprise, are derived from or are confusingly similar to any Trademark owned or used by Seller or any of its Affiliates prior to the Closing (“Seller Trademarks”). In furtherance of the foregoing, except as provided herein, promptly following the Closing, Buyer shall, and shall cause the Companies and their Subsidiaries to, remove, strike over or otherwise obliterate all Seller Trademarks from all assets and other materials owned by the Companies and their Subsidiaries, including, any business cards, schedules, stationery, packaging materials, displays, signs, invoices, receipts, sales, marketing and promotional materials, product, training and service literature and materials, manuals, forms, websites, email, computer software and other materials and systems (“Marked Materials”). Notwithstanding the forgoing, nothing in this Section 6.9(a) shall preclude the Companies and their Subsidiaries from making any reference to the Seller Trademarks as permitted by “fair use” or in historical, tax, employment or similar records or for purposes of prospectus and similar disclosures as are reasonably necessary and appropriate to describe the historical relationship of the Companies and their Subsidiaries with Seller and its Affiliates. Neither Buyer, nor the Companies and their Subsidiaries, shall use, seek to register, register or authorize others to use, seek to register or register any Seller Trademark or any other Intellectual Property substantially or confusingly similar thereto anywhere in the world, or challenge Seller’s right to use, seek to register or register any Seller Trademark anywhere in the world.
(b) To the extent the Seller Trademarks are used by the Companies and their Subsidiaries on Marked Materials, the Companies and their Subsidiaries may use such Marked Materials after the Closing without altering or modifying such Marked Materials for a transitional period not to exceed ninety (90) days; provided that (i) none of the Companies and their Subsidiaries shall use such trademarks, service marks, brand names or trade, corporate or business names in any other manner during the time thereafter and (ii) none of the Companies and their Subsidiaries shall reorder any Marked Materials after the Closing Date. The foregoing permitted use is subject to (A) compliance by the Companies and their Subsidiaries with the quality control requirements and guidelines in effect for the Seller Trademarks as of the Closing Date that are provided to Buyer in writing and (B) to the extent reasonably practicable, the placement of a mutually agreed upon disclaimer on such materials used by the Companies and their Subsidiaries identifying in a readily observable manner that the Companies and their Subsidiaries are no longer an Affiliate of Seller. Buyer shall indemnify and hold Seller and its Affiliates harmless from and against any Losses arising from the use of such Marked Materials after the Closing Date.
Section 6.10. Further Assurances. Subject to Section 6.4(a), each Party shall, and shall cause its respective Subsidiaries to, from time to time after the Closing Date, at the other Party’s reasonable request, execute and deliver such other instruments of conveyance and transfer and take such other actions as such other Party may be reasonably necessary or appropriate in order to (a) perfect and record, if necessary, the sale, assignment, conveyance, transfer, and delivery to Buyer of the Purchased Shares and through its ownership of the Purchased Shares, all of the properties of the Companies and their Subsidiaries, (b) convey, transfer to and vest in Buyer and to put Buyer in possession and operating control of all or any part of the Purchased Shares and, through its ownership of the Purchased Shares, all properties of the Companies and their Subsidiaries as contemplated by this Agreement and (c) otherwise accomplish the transactions contemplated by this Agreement or any other Transaction Document.

Section 6.11. Termination of Guarantees. Buyer shall use its commercially reasonable efforts to obtain, on or prior to the Closing, effective as of the Closing, the termination of, a full release of Seller and its Affiliates (other than the Companies and their Subsidiaries) from, all obligations of Seller and its Affiliates (other than the Companies and their Subsidiaries) arising under all guarantees, clawback arrangements, keepwells, letters of credit, indemnity or contribution agreements, support agreements, comfort letters, insurance surety bonds or other contingent obligations, if any, in respect of the Assumed Loans which obligations are set forth in Section 6.11 of the Disclosure Schedule (the “Seller Guarantees”). To the extent requested by the applicable counterparty, Buyer shall offer to provide commercially reasonable substitute arrangements for those provided by Seller and its Affiliates (other than the Companies and their Subsidiaries) under each Seller Guarantee. In the event that, following the Closing, Seller is required to make any payment or incurs any loss in respect of a Seller Guarantee, Buyer hereby agrees to indemnify and hold harmless Seller and promptly, upon receipt of written notice, reimburse Seller the amount of such payment or loss.
Section 6.12. Preservation of Company Status; REIT Covenants.
(a) From and after the Closing, Buyer shall cause each Company to comply with all requirements necessary for such Company to continue to qualify as a REIT through the end of its taxable year that includes the Closing Date and shall not make or permit to be made an election under Section 338 of the Code with respect to the purchase of the Purchased Shares by Buyer hereunder (or under any similar provision of state or local law). From and after the Closing, Buyer will remain a REIT Qualified Buyer through the end of the taxable year of each Company that includes the Closing Date.
(b) Buyer shall not, and shall not cause or permit any Company to, designate, report, or otherwise treat, except to the extent required by a “determination” (as defined in Section 1313 of the Code), any distribution made by any Company to Seller in the taxable year of the Company in which the Closing Date occurs as a “capital gain dividend” within the meaning of Section 857 of the Code or as a distribution described in Section 897(h)(1) of the Code unless such distribution is attributable to a sale of Company Property or Company-Related Property that occurs prior to the Closing.
(c) Buyer’s covenants to maintain each Company’s REIT status pursuant to Section 6.12(a) and to comply with the other covenants under Sections 6.12(a) and 6.12(b) and the representation in Section 5.10 will continue even if Buyer transfers, directly or indirectly, any of the Purchased Shares after the Closing. Buyer will, in connection with any transfer that it makes of any of the Purchased Shares, through the end of the taxable year of the transferred Company that includes the Closing Date, obtain covenants, representations and warranties, and conduct reasonable due diligence, sufficient to reasonably conclude that the transferee is a REIT Qualified Buyer and will otherwise comply with Section 6.12.
(d) Seller shall cause each of the Companies to, prior to the Closing, distribute cash sufficient such that, taking into account any other distributions since January 1 of the taxable year of the Closing, each Company would have distributed enough to meet its distribution requirement under Section 857(a)(1) and not incur any income or excise taxes, calculated as if the tax year ended on the day immediately preceding the Closing Date. At least ten (10) business days prior to Closing, Seller shall provide such estimate of the amounts to be distributed and supporting documentation to Buyer of such amounts and reasonably consult with Buyer as to any comments that Buyer has with respect to such calculation.
Section 6.13. Tax Matters.
(a) Buyer shall indemnify, defend and hold harmless Seller, its Affiliates, each Seller’s direct or indirect owners and each of their respective Representatives from and against all Taxes and other losses, damages, liabilities, deficiencies, claims, interest, awards, judgments, penalties, costs and expenses (including reasonable attorneys’ fees, costs and other out-of-pocket expenses incurred in investigating, preparing or defending the foregoing) (hereinafter collectively, “Losses”) of Seller and the direct and indirect owners of each Seller attributable to any Company’s failure to qualify as a REIT for the taxable year of such Company that includes the Closing solely as a result of a breach by Buyer of its representation in Section 5.10 or its covenants under Section 6.12. Seller shall indemnify, defend and hold harmless Buyer, its Affiliates, Buyer’s direct or indirect owners and each of their respective Representatives from and against all Losses of Buyer and the direct and indirect owners of Buyer solely attributable to any breach by Seller of its covenants under Section 6.12(d).
(b) Buyer and Seller shall provide each other with such cooperation and information as either of them reasonably may request of the other in filing any Tax Returns, claims for refund, estimated Tax filing or other document required to be supplied to any Governmental Entity with respect to Taxes payable by the Companies, including any schedule or attachment thereto, and including any amendments thereof, determining a liability for such Taxes or a right to a refund of Taxes, and participating in or conducting any audit or other proceeding in respect of such Taxes. Buyer and Seller shall make themselves (and their respective representatives and employees) available on a basis mutually convenient to all parties to provide explanations of any Tax Returns or information provided under this Section 6.13. Buyer and Seller shall retain all Tax Returns in their possession relating to Tax matters relevant to the Companies for each taxable period first ending after the Closing Date and for all prior taxable periods until the later of (A) the expiration of the statute of limitations of the taxable periods to which such Tax Returns relate, without regard to extensions, except to the extent notified by the other party in writing of such extensions for the respective Tax periods, or (B) seven years following the due date (without extension) for such Tax Returns.
(c) All Tax Returns of the Companies and their Subsidiaries not required to be filed on or before the date hereof will, to the extent required to be filed on or before the Closing Date, be filed (or caused to be filed) by Seller when due and will be prepared (or caused to be prepared) in a manner consistent with past practice and in accordance with all applicable laws and Seller will deliver (or cause to be delivered) such Tax Returns to Buyer at least fifteen (15) days prior to filing for Buyer’s review and comment, and Seller shall accept any reasonable comments provided by Buyer; provided that the foregoing shall not apply to the U.S. federal and state income Tax Returns of the Companies for the taxable year ended December 31, 2018 (the “2018 Income Tax Returns”). Seller shall prepare the 2018 Income Tax Returns in a manner consistent with past practice and in accordance with all applicable Laws and deliver copies of the 2018 Income Tax Returns to Buyer within five (5) days after such 2018 Income Tax Returns are filed with the applicable Governmental Entity. To the extent Tax Returns of the Companies and their Subsidiaries are required to be filed after the Closing Date, but relate to taxable periods ending on or before the Closing Date, Seller will prepare (or cause to be prepared) such Tax Returns in a manner consistent with past practice and in accordance with all applicable laws, and will deliver (or cause to be delivered) such Tax Returns to Buyer at least fifteen (15) days prior to filing for Buyer’s review and consent (not to be unreasonably withheld or delayed). Buyer shall then file such Tax Returns. To the extent Tax Returns of the Companies or their Subsidiaries are required to be filed with respect to the taxable year that includes but does not end on the Closing Date (a “Straddle Period”), Buyer will prepare (or cause to be prepared) with the cooperation of Seller, such Tax Returns in a manner consistent with past practice and in accordance with all applicable laws, and will deliver (or cause to be delivered) such Tax Returns to Seller at least fifteen (15) days prior to filing for Seller’s review and comment; provided that Buyer shall accept all reasonable comments made by Seller on such Tax Returns. Seller will cause to be paid the amount of Taxes (if any) due directly from the Companies and their Subsidiaries shown on the Tax Returns that are filed by Seller pursuant to this Section 6.13(c) and for any Tax Returns filed by Buyer that relate to a Pre-Closing Tax Period or the portion of any Straddle Period ending on the Closing Date (based on a deemed closing of the books as of the Closing Date), other than (i) Taxes, if any, resulting from transactions undertaken by Buyer or that take place after the Closing, (ii) Taxes for which cash reserves are held at Closing by either Company or their respective Subsidiaries and that were not included in the determination of Closing Cash by reason of the exclusion for such Taxes in the definition of Closing Cash, or (iii) any Taxes to the extent the amount of such Taxes were included in the proration under Section 3.4(a). Buyer shall cause the Companies and their Subsidiaries to file all other Tax Returns and shall cause the relevant filing entities to pay all Taxes shown as due on such Tax Returns.
(d) Except as required by applicable Law, Buyer shall not (and shall not cause or permit any Company or any Subsidiary thereof to) file any amended Tax Return with respect to the Companies or their Subsidiaries that relates to a Pre-Closing Tax Period without the consent of Seller (such consent not to be unreasonably withheld or delayed), provided that the foregoing shall only apply with respect to amendments (i) solely relating to the REIT status of the Companies or (ii) that would reasonably be expected to materially affect the Tax liability of Seller (including any direct or indirect owners of Seller). Seller shall not (and shall not cause or permit any Company or any Subsidiary thereof to) file any amended Tax Return with respect to the Companies or their Subsidiaries after the Closing Date without the consent of Buyer (such consent not to be unreasonably withheld or delayed).
(e) Each Party shall promptly notify the other Party in writing upon receipt of notice of any pending or threatened Tax audits or assessments or other dispute that may affect the Tax or other liability of the other Party, provided, however, that failure of either party to comply with this provision shall not affect its right to indemnification hereunder unless such failure materially adversely affects the ability of the other party to challenge the issues that are the basis for such indemnification. Buyer shall have the sole right to and shall represent the interests of the Companies and their Subsidiaries in any Tax audit or administrative or court proceeding relating to the status of either Company as a REIT; provided, however, that Seller shall be entitled to participate at its own expense with respect to, and Buyer shall not be entitled to settle, either administratively or after the commencement of litigation, any claim regarding the status of a

Company as a REIT that could adversely affect Seller (including any direct or indirect owners of Seller), without the prior written consent of Seller (which consent shall not be unreasonably withheld).
(f) Buyer and Seller shall report the sale of Purchased Shares to Buyer hereunder as a sale of stock of the Companies for federal, state, local and foreign Tax purposes.
(g) Except as otherwise required by applicable law, all indemnity payments under Section 6.13(a) shall be treated as an adjustment to the Initial Purchase Price for income tax purposes. Notwithstanding any other provision of this Agreement to the contrary, the covenants, indemnities, representations and warranties of Buyer set forth in Section 5.10, Section 6.12 and Section 6.13(a), and the covenants and indemnities of Seller under this Section 6.13, shall survive the Closing until sixty (60) days after the closing of the applicable statute of limitations (including extensions thereto) regarding the applicable Taxes or other Losses.
Section 6.14. Directors’ and Officers’ Indemnification and Insurance.
(a) Buyer agrees that all rights to exculpation and indemnification for acts or omissions occurring at or prior to the Closing, whether asserted or claimed prior to, at or after the Closing (including any matters arising in connection with the transactions contemplated hereby), now existing in favor of the current or former directors and officers or managers (“D&O Indemnified Parties”), as the case may be, of either Company or its Subsidiaries as provided in their respective Organizational Documents as in effect on the date of this Agreement or in any Contract set forth on Section 6.14(a) of the Disclosure Schedule shall survive the Closing and shall continue in full force and effect. Buyer shall cause the Companies’ and their Subsidiaries’ certificate of incorporation, bylaws or other Organizational Documents to contain provisions with respect to indemnification, advancement of expenses and limitation of directors and officers that are no less favorable to the D&O Indemnified Parties than those set forth in the Companies’ and their Subsidiaries’ organizational documents as of the date of this Agreement, which provisions thereafter shall not be amended, repealed or otherwise modified in any manner that would adversely affect the rights thereunder of the D&O Indemnified Parties without the consent of each D&O Indemnified Party adversely affected thereby.
(b) Without limiting the provisions of Section 6.14(a), to the fullest extent that either Company would be permitted by applicable Law to do so, Buyer shall cause the Companies and their Subsidiaries to: (i) indemnify and hold harmless each D&O Indemnified Party against and from any Losses and other amounts paid in settlement in connection with any claim, Legal Proceeding or investigation, whether civil, criminal, administrative or investigative, to the extent such claim, Legal Proceeding or investigation arises out of or pertains to: (A) any alleged action or omission in such D&O Indemnified Party’s capacity as a director or officer of either Company or any of its Subsidiaries prior to the Closing or (B) this Agreement or the transactions contemplated hereby and (ii) pay in advance of the final disposition of any such claim, Legal Proceeding or investigation the expenses (including attorneys’ fees) of any D&O Indemnified Party upon receipt of an undertaking by or on behalf of such D&O Indemnified Party to repay such amount if it shall ultimately be determined that such D&O Indemnified Party is not entitled to be indemnified by applicable Law. Notwithstanding anything to the contrary contained in this

Section 6.14(b) or elsewhere in this Agreement, Buyer shall not settle or compromise or consent to the entry of any judgment or otherwise seek termination with respect to any claim, Legal Proceeding or investigation relating to any D&O Indemnified Parties, unless such settlement, compromise, consent or termination includes an unconditional release of all of the D&O Indemnified Parties covered by the claim, Legal Proceeding or investigation from all liability arising out of such claim, Legal Proceeding or investigation. Notwithstanding anything to the contrary herein, neither Buyer, either Company nor any of their Subsidiaries shall be liable for any settlement effected without their prior written consent, and neither of them shall be obligated to pay the fees and expenses of more than one legal counsel (selected by a plurality of the D&O Indemnified Parties) for all D&O Indemnified Parties in any jurisdiction with respect to any single legal action except to the extent that, on the advice of any such D&O Indemnified Parties’ counsel, two or more of such D&O Indemnified Parties shall have conflicting interests in the outcome of such action.
(c) Prior to the Closing, Buyer shall purchase a “tail” directors’ and officers’ liability insurance and fiduciary insurance policy with a claims period of at least six (6) years after the Closing, on terms and conditions no less advantageous to the D&O Indemnified Parties than the existing directors’ and officers’ liability insurance and fiduciary insurance applicable to, and with comparable limits currently afforded to, the Companies and their Subsidiaries as of the date of this Agreement, covering claims arising from facts, events, acts or omissions that occurred at or prior to the Closing, including the transactions contemplated hereby and providing that such policy shall be the policy or other indemnification obligation of first resort; provided that in no event shall Buyer be required to agree to any aggregate premium in excess of the amount set forth on Section 6.14(c) of the Disclosure Schedule for such insurance policies (the “Maximum Premium”); provided, further, that if Buyer would be obligated to expend more than the Maximum Premium in respect of such “tail” insurance policies, Buyer shall notify Seller and Seller may elect to fund the difference and if Seller does not elect to fund such excess premium amount, Buyer shall instead only be obligated to obtain such policies with the greatest coverage available for a cost not exceeding the Maximum Premium.
(d) The D&O Indemnified Parties to whom this Section 6.14 applies shall be third-party beneficiaries of this Section 6.14. The provisions of this Section 6.14 are intended to be for the benefit of each D&O Indemnified Party and his or her successors, heirs or representatives. Buyer shall pay all reasonable expenses, including reasonable attorneys’ fees, that may be incurred by any D&O Indemnified Party in enforcing its indemnity and other rights under this Section 6.14. Notwithstanding any other provision of this Agreement, this Section 6.14 shall survive the Closing indefinitely and shall be binding, jointly and severally, on all successors and assigns of Buyer and the Companies and their Subsidiaries, and shall be enforceable by the D&O Indemnified Parties and their successors, heirs or representatives.
Section 6.15. Payoff Letters. No later than two (2) Business Days prior to the Closing Date, Seller shall cause the Companies to deliver to Buyer customary payoff letter(s) from the applicable lender relating to the repayment of the Refinanced Loans (the “Payoff Letters”) setting forth all amounts necessary to be paid in order to fully discharge each such Refinanced Loan and release all Liens and other security interests related to such Refinanced Loan, and shall use commercially reasonable efforts to deliver Uniform Commercial Code termination statements (or authorization of the filing of such termination statements by the borrower) and such other documents or endorsements necessary to release the applicable lender’s Liens and other security interests in the assets, properties and securities of the Companies and their Subsidiaries. Notwithstanding anything to the contrary herein, Buyer shall bear the cost of any prepayment, breakage or exit fees or penalties in respect of the Refinanced Loans pursuant to the express terms and conditions of the documents evidencing such Refinanced Loans (such amounts, the “Prepayment Costs”) and such Prepayment Costs shall be included in the Payoff Letters.
Section 6.16. Assumed Loans Cooperation. No later than the date that is ten (10) Business Days after the date hereof, Buyer shall provide notice (the “Assumption Notice”) to Seller containing a final list of the Existing Loans that Buyer has determined shall be Assumed Loans and Refinanced Loans, and, if necessary, Section 1.1(a) of the Disclosure Schedule shall be deemed amended to reflect such final list of Assumed Loans and Refinanced Loans, provided, however, that in any event, each Lock-Out Loan shall be an Assumed Loan. Seller shall, within three (3) Business Days following receipt of the Assumption Notice, deliver to each of the lenders under the Assumed Loans (each, an “Existing Lender”) a notice prepared by Seller, in form and substance reasonably approved by Buyer, requesting that such Existing Lender deliver to Seller and Buyer a written statement or documents (the “Assumption Documents”) (i) confirming (A) the aggregate principal amount of the indebtedness outstanding under such Assumed Loan, (B) the date to which interest and principal has been paid in respect of such Assumed Loan, and (C) the amount of any escrows and/or reserves being held by such Existing Lender in respect of such Assumed Loan; (ii) if applicable, consenting to (A) the consummation of the sale of the Purchased Shares and the other transactions contemplated by this Agreement, and (B) to the modifications of the terms of such Assumed Loan that Buyer may reasonably request after the date hereof; provided that (x) the consummation of the Closing shall not be conditioned on, or delayed or postponed as a result of the receipt of (or failure to receive) such Assumption Documents from all or any portion of the Existing Lenders and (y) the Assumption Documents will be effective as of or immediately prior to and conditioned on the occurrence of the Closing. Seller and Buyer shall reasonably cooperate with each other and use commercially reasonable efforts to obtain the Assumption Documents, including providing all information or documents (including financial statements and any “know your customer” information reasonably requested by any such Existing Lender or otherwise required to be provided pursuant to the terms of the Assumed Loans) to the applicable Existing Lenders as required pursuant to the terms of the Assumed Loans in order to effect the indirect assumption of such Assumed Loans by Buyer (including providing any such information or documents relating to any replacement guarantor), and shall provide any additional information or documents reasonably requested by any such Existing Lender or otherwise required to be provided pursuant to the terms of the Assumed Loans. Buyer shall pay all costs in connection with the assumption of the Assumed Loans by Buyer, including any Existing Lender’s counsel fees and any other costs required pursuant to the terms of the Assumed Loans (but excluding Seller’s legal fees).
Section 6.17. Buyer’s Financing Activities. Prior to the Closing, Seller shall, and shall cause each of the Companies and their respective Subsidiaries to, and shall use its reasonable best efforts to cause their respective directors, officers, employees, consultants and legal, accounting, investment banking and other professional advisors to, provide to Buyer all cooperation reasonably requested by Buyer that is reasonably necessary in connection with

Buyer’s efforts to obtain debt financing in connection with the consummation of the transactions contemplated hereby (the “Debt Financing”), Buyer’s assumption of the Assumed Loans and the transactions contemplated by this Agreement, including (i) furnishing Buyer and its financing sources such customary financial and other pertinent information regarding the Companies and their respective Subsidiaries that is in the possession of the Companies and their respective Subsidiaries as may reasonably be requested by Buyer, (ii) participating in a reasonable number of meetings (including customary one-on-one meetings with the parties acting as lead arrangers or agents for, and prospective lenders of, the Debt Financing and senior management of the Companies and their respective Subsidiaries), due diligence sessions (including providing cooperation with due diligence investigations generally to the extent customary and reasonable and not unreasonably interfering with the business of the Companies and their respective Subsidiaries) and sessions with rating agencies in connection with the Debt Financing, (iii) providing reasonable assistance to Buyer and its financing sources in the preparation of customary bank information memoranda or similar customary marketing materials, authorization letters, private placement memorandum, bank information memorandum and rating agency presentations relating to the Debt Financing, (iv) reasonably cooperating with the marketing efforts of Buyer and its financing sources for all or any portion of the Debt Financing, (v) providing and executing customary closing documents as may be reasonably and mutually agreed by Buyer and Seller, including (A) customary documentation and information required by bank regulatory authorities under applicable “know-your-customer” and anti-money laundering rules and regulations, including the Uniting And Strengthening America By Providing Appropriate Tools Required To Intercept And Obstruct Terrorism (USA Patriot Act of 2001), (B) customary officer certificates from the Companies with respect to solvency matters, (C) customary agreements, documents or certificates that facilitate the creation, perfection or enforcement of liens securing the Debt Financing (including original copies of all certificated securities (with transfer powers executed in blank)), as are reasonably requested by Buyer or its financing sources and (D) customary pledge and security documents, (vi) using commercially reasonable efforts to obtain consents of accountants reasonably requested by Buyer and customary for financings similar to the Debt Financing and (vii) as may be reasonably requested by Buyer, and no earlier than immediately prior to the Closing, transfer or otherwise restructure its ownership of the Companies and any of their Subsidiaries, the Company Properties or other assets, including formation of new entities, in each case, pursuant to documentation reasonably acceptable to Seller. Nothing in this Section 6.17 shall require Seller, the Companies and their respective Subsidiaries to (w) provide any assistance to the extent it would interfere unreasonably with the ongoing business or operations of Seller, the Companies and their respective Subsidiaries, or cause a breach of any of the organizational documents or contractual obligations of any of the foregoing, (x) execute or deliver any certificate, document or agreement in connection with the Debt Financing unless the effectiveness of such certificate, document or agreement is conditioned upon the occurrence of the Closing, (y) issue any offering or information document or (z) provide any legal opinion or other opinion of counsel, or any information that would, in its good faith opinion, result in a violation of Law or loss of attorney-client privilege. Buyer shall, promptly upon request by Seller, reimburse Seller for, or advance to Seller all documented and reasonable out-of-pocket costs and expenses incurred or to be incurred by Seller, the Companies and their respective Subsidiaries, or by their respective directors, officers, employees, consultants or legal, accounting, investment banking or other professional advisors, in connection with their respective obligations pursuant to this Section

6.17. Buyer acknowledges and agrees that (1) none of Seller, the Companies or their respective Subsidiaries shall, until the funding of the Debt Financing immediately prior to the Closing, be required to incur or be responsible for any liability to any Person under any Debt Financing or any actions taken and documents delivered under this Section 6.17 and (2) Buyer shall indemnify and hold harmless Seller, the Companies and their respective Subsidiaries and their respective directors, officers, employees, consultants and legal, accounting, investment banking and other professional advisors, the equityholders and their respective Affiliates from and against any and all Losses suffered or incurred by any of them in connection with the Debt Financing, any information utilized in connection therewith (other than any historical information relating to the Companies and their respective Subsidiaries provided by Seller in writing specifically for use in the Debt Financing offering documents) or any actions taken and documents delivered under this Section 6.17. The logos of Seller, the Companies and their respective Affiliates may not be used in connection with the Debt Financing without the prior written consent of Seller (such consent, solely with respect to the logos of the Companies and their Subsidiaries, not to be unreasonably withheld). If such consent is granted, such logos shall be used solely in a manner that is not intended or reasonably likely to harm, disparage or otherwise adversely affect Seller, the Companies and their respective Affiliates.
Section 6.18. Resignations. Prior to Closing, Seller shall obtain the resignation, or cause the removal, of all directors, managers and officers of each Company and each of its Subsidiaries, which resignation or removal shall be effective at the Closing, and Seller shall deliver to Buyer evidence of such resignation or removal at or prior to the Closing.
Section 6.19. Confidentiality.
(a) Seller recognizes that, by reason of its ownership of the Companies and their Subsidiaries, it and its controlled Affiliates have acquired confidential information concerning the operation of the Companies and their Subsidiaries, the disclosure of which could cause any of Buyer or its Affiliates substantial loss and damages. Accordingly, Seller covenants to Buyer that Seller and its controlled Affiliates will not, for a period of two years following the date of this Agreement, except in performance of its obligations to Buyer or with the prior written consent of Buyer, directly or indirectly, disclose any proprietary, secret or confidential information relating to the Companies and their Subsidiaries that it may learn or has learned by reason of its ownership of the Companies and their Subsidiaries, unless such information (i) is or becomes available to the public (other than as a result of any disclosure by Seller, any of its controlled Affiliates or any of their respective Representatives in breach of this Section 6.19(a)), (ii) is or becomes available to Seller or any of its Representatives from a Person, other than Seller, or any of its controlled Affiliates, any Company, any of its Subsidiaries or Buyer or any of their respective Representatives, provided that such source is not known by Seller or such Representative, as the case may be, to be disclosing such information in breach of any legal or contractual obligation of confidentiality or (iii) is independently developed by or for Seller or any of its Representatives without the use of any such information.
(b) At the Closing, to the maximum extent each such party is permitted to do so, Seller shall (and shall cause its Affiliates to), assign, grant and convey to Buyer all the rights under confidentiality agreements between such parties or their respective Representatives, on the one hand, and Persons other than Affiliates of Buyer, on the other hand, that were entered into in connection with or relating to a possible sale of a Company, any of its Subsidiaries or the Company Properties (collectively, the “Other Confidentiality Agreements”), including the right to enforce all terms of the Other Confidentiality Agreements. Neither Seller nor any of its Affiliates or Representatives shall waive any rights under the Other Confidentiality Agreements. At the Closing, Seller shall deliver to Buyer true and complete copies of the Other Confidentiality Agreements.
Section 6.20. Space Leases.
(a) Notwithstanding anything to the contrary contained herein, from the date hereof until the Closing or earlier termination of this Agreement, Seller, the Companies and their Subsidiaries shall be permitted to enter into, amend, modify, supplement or extend any Space Lease; provided, that such action is taken in the ordinary course of business and consistent with past practice pursuant to arm’s length transactions on market terms; provided further, Seller shall not, and shall cause the Companies and its Subsidiaries not to, enter into, amend, modify, supplement or extend any Major Space Lease or terminate any Space Lease without the prior consent of Buyer, which consent may be withheld, conditioned or delayed in Buyer’s sole discretion (a “Major Space Lease Transaction”); provided further, without the prior written consent of Buyer, Seller, the Companies and their Subsidiaries are authorized to (i) accept the termination of any Space Leases at the end of their existing terms or enter into amendments memorializing extensions of any Space Leases as required thereunder and not subject to landlord consent thereunder (or permitting landlord any discretion with respect to the terms thereof) or (ii) enforce any rights and remedies against a tenant as a result of such tenant’s default under a Space Lease other than a Major Space Lease, provided that such enforcement action is taken in the ordinary course of business and consistent with past practice. If Seller, the Companies and/or their Subsidiaries desires to enter into a Major Space Lease Transaction and Buyer’s consent is required hereunder, and Buyer does not respond within five (5) Business Days after receipt of a notice from Seller with respect to such Major Space Lease Transaction including reasonable details thereof, together with a written request for Buyer’s approval of such lease transaction, then Buyer shall be deemed to have approved such Major Space Lease Transaction. Upon Buyer’s request, Seller shall provide Buyer with the monthly statement of material leasing activities generated by Seller in the ordinary course of business. Notwithstanding the foregoing and anything else to the contrary contained herein, Seller shall not exercise any rights or negotiate with any tenant with respect to any purchase option under any Space Lease without the prior written consent of Buyer.
(b) Seller shall not (and shall not permit or cause the Companies and their Subsidiaries to) release or return any security or other deposits other than upon and in connection with the termination of any Space Lease as required pursuant to the terms of such Space Lease, shall not apply any security or other deposits under any Space Lease to the obligations of any tenant except with respect to any Space Lease that is not a Major Space Lease in the ordinary course of business and consistent with past practice and in accordance with the terms of the applicable non-Major Space Lease.
Section 6.21. Ground Leases and Material Real Property Leases. From the date hereof until the Closing or earlier termination of this Agreement, Seller shall not, and shall not permit or cause any of the Companies or their Subsidiaries to, enter into, amend, modify, supplement, extend or terminate any Ground Lease Document or Material Real Property Lease without the prior written consent of Buyer, which consent may be withheld, conditioned or delayed in Buyer’s sole discretion. If Seller, the Companies or any of their Subsidiaries desire to take any action with respect to a Ground Lease Document or Material Real Property Lease for which Buyer’s consent is required hereunder, and Buyer does not respond within five (5) Business Days after receipt of a notice from Seller with respect to such Ground Lease Document or Material Real Property Lease, together with a written request for Buyer’s approval of such lease transaction, then Buyer shall be deemed to have approved such action.
Section 6.22. Acquisition Purchase Agreements. Without Buyer’s consent in each instance, which may be withheld, conditioned or delayed in Buyer’s sole discretion, Seller shall not, and shall not permit or cause any of the Companies or any of their Subsidiaries to terminate, enter into any amendments or modifications to the Acquisition Purchase Agreements, or waive any material conditions or terms thereof.
Section 6.23. Capital Expenditure Budget; In-Process Development Projects.
(a) During the period from the date of this Agreement to the earlier of Closing and the termination of this Agreement, Seller shall, and shall cause the Companies and their Subsidiaries to, subject to force majeure, reasonably pursue the completion of the projects as set forth in the Capital Expenditure Budget. Seller shall not, and shall not permit or cause any of the Companies or any of their Subsidiaries to, materially modify the Capital Expenditure Budget without the consent of Buyer, which consent may be granted or withheld in Buyer’s reasonable discretion.
(b) During the period from the date of this Agreement to the earlier of the Closing and the termination of this Agreement, Seller shall, and shall cause the Companies and their Subsidiaries to, subject to force majeure, reasonably pursue the completion of the In-Process Development Projects in accordance with the applicable In-Process Development Plans and Budgets. Seller shall not, and shall not permit or cause any of the Companies or any of their Subsidiaries to, materially modify the In-Process Development Plans and Budgets without the consent of Buyer, which consent may granted or withheld in Buyer’s sole discretion. To the extent any In-Process Development Project remains incomplete as of the Closing Date or any amounts remain due in respect of completed In-Process Development Projects as of the Closing Date, Buyer shall receive a credit for Seller’s or any of its Affiliate’s allocable portion of any amounts necessary to complete such In-Process Development Projects in accordance with Annex A attached hereto or to pay in full such amounts with respect to completed In-Process Developments.
Section 6.24. Ground Lease Estoppels. Seller shall, within three (3) Business Days following receipt thereof, deliver each estoppel certificate provided by Buyer and use commercially reasonable efforts to obtain an executed estoppel certificate from each ground lessor under a Ground Lease, provided that obtaining the same shall not be a condition precedent to Buyer’s obligation to close hereunder.
Section 6.25. SNDAs; CC&Rs.
(a) Upon the written request of Buyer and subject to Seller being provided with a prepared form of Subordination, Non-Disturbance and Attornment Agreements (each, an “SNDA”) by Buyer, Seller agrees to deliver such SNDAs to any tenant under a Space Lease that Buyer may request, and for the avoidance of doubt, obtaining the same shall not be a condition precedent to Buyer’s obligation to close hereunder.
(b) Upon the written request of Buyer subject to Seller being provided with a prepared form of estoppel certificate, Seller agrees to deliver such form estoppel certificates (collectively, “CCR Estoppels”) to all third parties to any CC&Rs or reciprocal easement agreements affecting the Company Properties that Buyer may request and use commercially reasonable efforts to obtain the same; provided that, for the avoidance of doubt, obtaining the same shall not be a condition precedent to Buyer’s obligation to close hereunder.
Section 6.26. Violations. Prior to the Closing, Seller will use commercially reasonable efforts to close out any open or expired building permits at any of the Company Properties (other than permits that are (i) related to work done by a tenant and (ii) permits related to the In-Process Development Projects) and to use commercially reasonable efforts to cure any violations of which Seller has knowledge prior to the Closing and, in each case, Seller shall be responsible for all fines, penalties, interest and other amounts relating thereto (“Violation Costs”) (and, to the extent unpaid as of the Closing, will be credited to Buyer at the Closing), which Violation Costs shall be included in the Final Settlement Statement, it being understood that Seller shall have no responsibility for any such Violation Costs to the extent arising after the Cutoff Time. For avoidance of doubt, the closing out of any building permits and cure of any open violations shall not be deemed a condition to Closing or a default hereunder and neither Seller nor Buyer shall have the right to delay, defer or refuse to proceed to Closing based on a failure to close a building permit or to cure an open violation.
Section 6.27. Risk of Loss; Condemnation and Casualty.
(a) If at any time prior to the Closing, (i) any Company Property or any portion thereof is materially damaged or destroyed as a result of fire or any other casualty, or (ii) any action or proceeding is filed, under which any Company Property, or any portion thereof, may be taken pursuant to any Law related to condemnation or the right of eminent domain, Seller shall promptly give Buyer written notice thereof (which notice shall describe the casualty or the type of action being taken against such Company Property, as applicable, and which portions of such Company Property will be affected thereby). To the extent that, prior to Closing, Seller or any of its Affiliates (including a Company or any Subsidiary) or any lender thereto receives insurance proceeds from any casualty insurance policies and/or condemnation proceeds in respect of damage, destruction or condemnation of such Company Property or any portion thereof (collectively, “Proceeds”), Seller shall, at Seller’s election, either: (i) use commercially reasonable efforts, or cause its Affiliates (including a Company or any Subsidiary to use commercially reasonable efforts), as applicable, to use such proceeds to repair such damage or destruction, or replace such taken property, as applicable (“Restoration of the Property”) or (ii) give Buyer a credit at the Closing against the Closing Cash Consideration in an amount equal to the Proceeds, if any, received by Seller or such Affiliate (including such Company or such Subsidiary) or any lender thereto as a result of such casualty or condemnation, together with a credit for any deductible under such insurance, less any amounts spent for Restoration of the Property or in connection with the collection of such Proceeds. If as of the Closing, neither Seller nor its Affiliates has received any such insurance or condemnation proceeds, then at the Closing Seller will (or will cause its applicable Affiliate to) assign to Buyer all rights of Seller and its Affiliates, if any, to the insurance or condemnation proceeds and to all other rights or claims arising out of or in connection with such casualty or condemnation, and shall credit Buyer for any deductible under such insurance.
(b) Any Restoration of the Property shall be performed by Seller, such Company or such Subsidiary or any other Affiliates of Seller in accordance with applicable Laws and the applicable Contracts in a good and workmanlike manner and Seller, such Company or such Subsidiary shall consult with Buyer in connection with any Restoration of the Property. To the extent Seller or any of its Affiliates (other than a Company or Subsidiary thereof) receives Proceeds after the Closing, Seller shall (or shall cause such Affiliate to) pay such Proceeds to the Company or Subsidiary thereof designated by Buyer within five (5) Business Days of receipt thereof. For the avoidance of doubt, this Section 6.27(b) shall survive the Closing.
Section 6.28. Termination of Management Agreements. Seller shall use its commercially reasonable efforts to cause the termination of each Management Agreement (with such termination at Seller’s sole cost and expense) effective at or prior to the Closing with no further liability to Buyer, any Company or any Subsidiary thereof and evidence of such termination shall be delivered to Buyer at or prior to the Closing, provided that such terminations shall not be a condition precedent to Buyer’s obligation to close hereunder.
Section 6.29. Title Policies. To the extent Buyer elects to obtain owner’s or lender’s title insurance policies in respect of the Company Properties in connection with the Closing of the transactions contemplated hereunder, Seller shall (a) use commercially reasonable efforts to comply with the customary requirements of Title Company in connection with the issuance of such title insurance policies, (b) cause delivery of a customary non-imputation affidavit and customary title affidavits, in each case, executed by Seller or an Affiliate of Seller reasonably acceptable to Buyer and the Title Company, and (c) remove any monetary Lien encumbering the Company Property other than (i) Permitted Liens, (ii) any Lien created by Buyer or any tenant (or subtenant, licensee, or other occupant) under a Space Lease, or (iii) any Lien in respect of any In-Process Development Project, to the extent any such monetary Lien may be removed by the payment of a fixed, liquidated sum of money, provided, that (A) Seller shall not be obligated to spend more than $5,000,000 in the aggregate with respect to this clause (c) and (B) if any such monetary Lien is bonded over by Seller or any other Person at or prior to Closing or if Seller escrows sufficient funds with the Title Company or provides an indemnity acceptable to the Title Company such that such monetary Lien is omitted from the applicable title policy (or is otherwise insured over by the Title Company in a manner reasonably acceptable to Buyer and without additional cost to Buyer), then Seller shall be deemed to have removed such monetary Lien; and; provided further that obtaining such title insurance policies shall not be a condition precedent to Buyer’s obligation to close hereunder.
Section 6.30. Unwinding of Swaps. On or prior to Closing, Seller shall unwind or terminate those certain swap agreements listed on Section 4.1(i)(8) of the Disclosure Schedule and repay the Credit Facility (as defined on Section 4.1(i) of the Disclosure Schedule). Seller shall pay any amounts due in connection therewith prior to Closing and provide written documentation confirming such unwinding and repayment to Buyer.
Article VII.

CONDITIONS PRECEDENT TO PERFORMANCE BY SELLER
The obligation of Seller to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by Seller in its sole discretion:
Section 7.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn.
Section 7.2. Representations and Warranties of Buyer. (i) The representations and warranties made by Buyer in Section 5.1 (Formation; Existence), Section 5.2 (Power and Authority), Section 5.5 (Brokers’ Fees) and Section 5.10 (Tax Matters) shall be true and correct in all respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates) and (ii) all other representations and warranties made by Buyer in Article V of this Agreement shall be true and correct when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except, in the case of this clause (ii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” set forth therein) would not, individually or in the aggregate, (x) result in such representations and warranties failing to be true and correct in all material respects or (y) reasonably be expected to prevent or materially delay the ability of Buyer to consummate the Transactions and Seller shall have received a certificate to that effect (in respect of both clauses (i) and (ii)) dated the Closing Date and signed by an officer of Buyer.
Section 7.3. Performance of the Obligations of Buyer. Buyer (or its permitted designee) shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Seller shall have received a certificate to that effect dated the Closing Date and signed by an officer of Buyer.

Section 7.4. Closing Deliveries. Buyer shall have delivered to Seller the deliverables set forth in Section 2.2(b)(i)-(vi).

Article VIII.

CONDITIONS PRECEDENT TO PERFORMANCE BY BUYER
The obligation of Buyer to effect the Closing is subject to the fulfillment, at or before the Closing, of the following conditions, any one or more of which may be waived in writing by Buyer in its sole discretion:
Section 8.1. No Injunction or Action. No order, statute, rule, regulation, executive order, stay, decree, judgment or injunction shall have been enacted, entered, promulgated or enforced by any court or other Governmental Entity which prohibits or prevents the consummation of the transactions contemplated by this Agreement which has not been vacated, dismissed or withdrawn.
Section 8.2. Representations and Warranties of Seller. (i) The representations and warranties made by Seller in Section 4.1(a) (Formation; Existence), Section 4.1(b) (Power and Authority), Section 4.1(h) (Brokers’ Fees), Section 4.1(t) (Organization of the Companies), the Section 4.1(v)(i) (other than the last sentence thereof), Section 4.1(v)(ii) (other than the last two sentences thereof) and the second sentence of Section 4.1(v)(iii) (Capitalization and Related Matters), Section 4.1(z)(i) (No Material Adverse Effect) shall be true and correct in all respects (except, with respect to Section 4.1(v)(i), Section 4.1(v)(ii) (other than the third-to-last sentence thereof) and Section 4.1(v)(iii), for such inaccuracies that are de minimis in nature), in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), (ii) the representations and warranties made by Seller in Section 4.1(d) (Tax Matters), Section 4.1(v) (other than as included in the preceding clause (i)) shall be true and correct in all material respects, in each case when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct in all material respects on and as of such specified date or dates) and (iii) all other representations and warranties made by Seller in Article IV shall be true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein), when made and on and as of the Closing Date (except for any such representations or warranties that, by their terms, speak only as of a specific date or dates, in which case such representations and warranties shall be true and correct on and as of such specified date or dates), except, in the case of this clause (iii), where the failure of such representations and warranties to be so true and correct (without giving effect to any limitation as to “materiality” or “Material Adverse Effect” set forth therein) has not, individually or in the aggregate, had a Material Adverse Effect and Buyer shall have received a certificate to that effect (in respect of clauses (i), (ii) and (iii)) dated the Closing Date and signed by an officer of Seller.

Section 8.3. Performance of the Obligations of Seller. Seller shall have performed in all material respects all obligations required under this Agreement to be performed by it on or before the Closing Date, and Buyer shall have received a certificate to that effect dated the Closing Date and signed by an officer of Seller.
Section 8.4. Closing Deliveries. Seller shall have delivered to Buyer the deliverables of Seller set forth on Section 2.2(a)(i)-(vii).

Article IX.

TERMINATION.
Section 9.1. Conditions of Termination. Notwithstanding anything to the contrary contained herein, this Agreement may be terminated at any time prior to the Closing:
(a) by written agreement of Seller and Buyer;
(b) by either Buyer or Seller if any Governmental Entity having competent jurisdiction has issued a final, non-appealable order, decree, ruling or injunction (other than a temporary restraining order) or taken any other action permanently restraining, enjoining or otherwise prohibiting the transactions contemplated by this Agreement; provided that the right to terminate this Agreement pursuant to this Section 9.1(b) shall not be available to any Party whose failure to comply with its obligations under this Agreement has been the primary cause of such order, decree, ruling, injunction or other action;
(c) by Buyer, in the event of any breach by Seller of any of its representations, warranties, covenants or agreements contained herein, which breach would result in the failure to satisfy any of the conditions set forth in Section 8.2 or Section 8.3, and in each case, the failure of Seller to cure such breach (if capable of cure) within the earlier of (x) fifteen (15) days after receipt of notice from Buyer requesting such breach to be cured and (y) the Outside Date; provided that the right to terminate this Agreement pursuant to this Section 9.1(c) shall not be available to Buyer at any time that Buyer is in breach of any of Buyer’s representations, warranties, covenants or agreements contained herein which breach would result in the failure to satisfy any of the conditions set forth in Section 7.2 or Section 7.3 as of the date of termination if the Closing were to occur on such date; and
(d) by Seller, if (i) all of the conditions set forth in Article VIII are satisfied or waived (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time), (ii) on or after the date Closing should have occurred pursuant to Section 3.3, Seller has notified Buyer in writing that all conditions set forth in Article VII have been satisfied (other than those conditions that by their nature are to be satisfied by actions taken at the Closing, which are, at the time of termination of this Agreement, capable of being satisfied if the Closing were to occur at such time) or waived and Seller is ready, willing and able to consummate the transactions contemplated by this Agreement on such date and (iii)

Buyer fails to consummate the transactions contemplated by this Agreement on or before the third (3rd) Business Day after delivery of the notice referred to in clause (ii) of this Section 9.1(d) and Seller was prepared to consummate the Closing on each day during such three (3) Business Day period.
Section 9.2. Effect of Termination.
(a) In the event of the termination of this Agreement as provided in Section 9.1, this Agreement shall forthwith become void and there shall be no liability or obligation on the part of any party hereto or, to the extent applicable, their respective officers, directors, stockholders, members or Affiliates or any other Person, relating to, based on or arising under or out of this Agreement, any other Transaction Document, the transactions contemplated hereby or thereby or the subject matter hereof or thereof (including the negotiation and performance of this Agreement), except (i) the terms set forth in this Article IX and Article X shall survive any such termination of this Agreement, and the parties shall be subject to any liability or damages as are set forth in this Section 9.2 and (ii) nothing herein shall relieve any Party from any liability or damages that were the result of fraud.
(b) In the event that this Agreement is terminated prior to the Closing by Seller pursuant to Section 9.1(d) then, within three (3) Business Days of such termination, Buyer shall pay, or cause to be paid, to Seller, a termination fee of $343,800,000 by wire transfer of immediately available funds to an account designated by Seller (the “Termination Fee”) plus any and all reasonable and documented out of pocket fees, cost and expenses of Seller and its Affiliates in connection with any Legal Proceeding in order to enforce the provisions of this Section 9.2 resulting in a judgment (or settlement payment) in favor of Seller (collectively with the Termination Fee, the “Payment Amount”), it being understood that in no event shall Buyer be required to pay the Termination Fee on more than one occasion.
(c) Upon a termination of this Agreement by Buyer pursuant to Section 9.1(c), Seller shall within three (3) Business Days after the date of such termination, reimburse or cause to be reimbursed at the direction of Buyer any reasonable actual and documented out-of-pocket costs and expenses incurred by Buyer and/or its Affiliates in connection with this Agreement and/or the transactions contemplated hereby, by wire transfer of same day funds to an account designated by Buyer, not to exceed an amount equal to $10,000,000 (the “Expense Reimbursement”) plus any and all reasonable and documented out of pocket fees, cost and expenses of Buyer and its Affiliates in connection with any Legal Proceeding in order to enforce the provisions of this Section 9.2 resulting in a judgment (or settlement payment) in favor of Buyer.
(d) In the event that this Agreement is terminated, Seller’s right to receive payment of the Payment Amount pursuant to Section 9.2(b) shall constitute the sole and exclusive remedy (whether at law or in equity, in contract, tort or otherwise) of Seller, the Companies and any of their respective Affiliates or representatives against Buyer, its Affiliates and their respective current, former or future directors, officers, employees, agents, general or limited partners, managers, members, stockholders or equity owners or other Representatives, and any heir, executor, administrator, successor or assign of any of the foregoing (collectively, “Buyer Related Parties”) in connection with this Agreement, any other Transaction Document and the transactions contemplated hereby and thereby (including as a result of the failure of the transactions contemplated by this Agreement or any other Transaction Document to be consummated or for a breach or failure to perform hereunder or thereunder or otherwise), and upon such a termination and payment of the Payment Amount, none of Buyer Related Parties shall have any further liability or obligation relating to or arising out of this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby (other than Buyer to the extent provided in the Bulk Purchase Agreement, the Guarantor to the extent provided in the Other Guaranty (and subject to the Cap (as defined therein) and the other limitations described therein), and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) and in no event shall Seller, the Companies or any of their respective Affiliates or representatives seek any other amounts in connection with this Agreement, any other Transaction Document or the transactions contemplated herby or thereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, tort or otherwise. For the avoidance of doubt, nothing herein shall limit the terms of the Guaranty. The Parties acknowledge that the agreements contained in this Section 9.2 are an integral part of the transactions contemplated by this Agreement, that the damages resulting from termination of this Agreement under circumstances where Seller is entitled to the Payment Amount, or where Buyer is entitled to the Expense Reimbursement, are uncertain and incapable of accurate calculation and that the delivery of the Payment Amount or the Expense Reimbursement, as applicable, is not a penalty but rather shall constitute liquidated damages in a reasonable amount that will compensate Seller or Buyer, respectively, in the circumstances where Seller is entitled to the Payment Amount, or Buyer is entitled to the Expense Reimbursement, respectively, for the efforts and resources expended and opportunities foregone while negotiating this Agreement and in reliance on this Agreement and on the expectation of the consummation of the transactions contemplated hereby, and that, without these agreements, neither Seller nor Buyer would enter into this Agreement.
(e) In the event that this Agreement is terminated pursuant to Section 9.1, Buyer shall, as promptly as practicable and in no event later than three (3) Business Days following such termination, return to Seller or destroy, and will cause its Representatives to return to Seller or destroy, all of the documents and other materials received from Seller or its Subsidiaries or their respective Affiliates and/or Representatives relating to any of them or the transactions contemplated by this Agreement, whether so obtained before or after execution of this Agreement, and Buyer shall comply with all of its obligations under the Confidentiality Agreement and if requested by a Company, provide certification reasonably acceptable to such Company of such compliance.
Article X.

MISCELLANEOUS
Section 10.1. Nonsurvival of Representations, Warranties, Covenants and Other Agreements. The respective representations, warranties, covenants and other agreements of Seller or Buyer (as applicable) in this Agreement, any Transaction Document or any certificate or instrument delivered pursuant hereto or thereto shall terminate at, and not survive, the Closing, provided that this Section 10.1 shall not limit any covenant or other agreement that by its terms is contemplated or required to be performed after the Closing with each such covenant surviving in accordance with its terms. Notwithstanding the foregoing sentence, the limitations set forth in this Section 10.1 shall not apply to any claim arising from an intentional fraud in the making of any representation or warranty in this Agreement as qualified by the corresponding section of the Disclosure Schedule (or any other section or subsection of the Disclosure Schedule to the extent that such information is reasonably apparent on its face to be so applicable to such representation or warranty).
Section 10.2. Successors and Assigns. No party hereto shall assign this Agreement or any rights or obligations hereunder without the prior written consent of Buyer (in the case of any proposed assignment by Seller) or Seller (in the case of a proposed assignment by Buyer) and any such attempted assignment without such prior written consent shall be void and of no force and effect; provided that Buyer may assign all or any of its rights and duties hereunder to one or more of its Affiliates at the Closing without Seller’s consent, provided that Buyer will continue to remain primarily liable under this Agreement notwithstanding any such assignment. This Agreement shall inure to the benefit of and shall be binding upon the successors, heirs, legal representatives and permitted assigns of the parties hereto.
Section 10.3. Governing Law/Choice of Forum.
(a) This Agreement and all actions, proceedings or counterclaims (whether based on contract, tort or otherwise) arising out of or relating to this Agreement or the actions of any party hereto in the negotiation, administration, performance and enforcement thereof, shall be governed by, and construed in accordance with the laws of the State of Delaware, without giving effect to any choice or conflict of laws provision or rule (whether of the State of Delaware or any other jurisdiction) that would cause the application of the Laws of any jurisdiction other than the State of Delaware.
(b) Each of the parties hereto hereby (i) expressly and irrevocably submits to the exclusive personal jurisdiction of the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware in the event any dispute arises out of this Agreement or the transactions contemplated hereby, (ii) agrees that it will not attempt to deny or defeat such personal jurisdiction by motion or other request for leave from any such court, (iii) agrees that it will not bring any action relating to this Agreement or the transactions contemplated hereby in any court other than the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware, (iv) waives, to the fullest extent it may legally and effectively do so, any objection which it may now or hereafter have to the laying of venue of any suit, action or proceeding arising out of or relating to this Agreement, and (v) agrees that each of the other parties shall have the right to bring any action or proceeding for enforcement of a judgment entered by the Delaware Court of Chancery, any other court of the State of Delaware or any federal court sitting in the State of Delaware. Each of the parties hereto agrees that a final judgment in any action or proceeding shall be conclusive and may be enforced in other jurisdictions by suit on the judgment or in any other manner provided by applicable Law. Each party irrevocably consents to the service of process outside the territorial jurisdiction of the courts referred to in this Section 10.3 in any such action or proceeding by mailing copies thereof by registered or certified United States mail, postage prepaid, return receipt requested, to its address as specified in or pursuant to Section 10.7. However, the foregoing shall not limit the right of a party to effect service of process on the other party by any other legally available method.
Section 10.4. WAIVER OF JURY TRIAL. EACH OF THE PARTIES HERETO HEREBY IRREVOCABLY WAIVES ANY AND ALL RIGHT TO TRIAL BY JURY IN ANY LEGAL PROCEEDING (WHETHER BASED ON CONTRACT, TORT OR OTHERWISE) ARISING OUT OF OR RELATED TO THIS AGREEMENT OR THE TRANSACTIONS CONTEMPLATED HEREBY OR THE ACTIONS OF ANY PARTY HERETO IN THE NEGOTIATION, ADMINISTRATION, PERFORMANCE AND ENFORCEMENT THEREOF.
Section 10.5. Expenses. Except as otherwise expressly set forth in this Agreement or the other Transaction Documents, all the fees, expenses and costs incurred in connection with the Transaction Documents and the transactions contemplated thereby shall be paid by the party incurring such fees, expenses and costs.
Section 10.6. Severability. In the event that any part of this Agreement is declared by any court or other judicial or administrative body to be null, void or unenforceable, said provision shall survive to the extent it is not so declared, and all of the other provisions of this Agreement shall remain in full force and effect so long as the economic or legal substance of the transactions contemplated hereby is not affected in any manner materially adverse to any party hereto.
Section 10.7. Notices. All notices, requests, demands and other communications under this Agreement shall be in writing and shall be deemed to have been duly given: (a) on the date of service if served personally on the party to whom notice is to be given; (b) on the day of transmission if sent via email to the email address below; (c) on the Business Day after delivery to Federal Express or a similar overnight courier or the Express Mail service maintained by the United States Postal Service; or (d) on the fifth (5th) day after mailing, if mailed to the party to whom notice is to be given, by first class mail, registered or certified, postage prepaid and properly addressed, to the party as follows:
If to Seller:
Colony Capital, Inc.
515 S. Flower Street, 44th Floor
Los Angeles, CA 90071
Attn: Director, Legal Department
Email: legal@clny.com
with a copy to (which shall not constitute notice):
Willkie Farr & Gallagher LLP
787 Seventh Avenue
New York, New York 10019
Attn:    Adam M. Turteltaub
Thomas Henry

Jared Fertman
Email:    aturteltaub@willkie.com
    thenry@willkie.com
    jfertman@willkie.com
If to Buyer:
c/o Blackstone Real Estate Advisors L.P.
345 Park Avenue
New York, New York 10154
Attn:    Head, U.S. Asset Management
Email: realestatenotices@blackstone.com

with a copy to (which shall not constitute notice):
c/o Blackstone Real Estate Advisors L.P.

345 Park Avenue
New York, New York 10154
Attn:    General Counsel
Email: realestatenotices@blackstone.com

with a copy to (which shall not constitute notice):
Simpson Thacher & Bartlett LLP
425 Lexington Avenue
New York, New York 10017
Attn:    Sasan Mehrara
Erik Quarfordt
Brian Stadler
Email:    smehrara@stblaw.com
equarfordt@stblaw.com
bstadler@stblaw.com

    Any party may change its address for the purpose of this Section 10.7 by giving the other party written notice of its new address in the manner set forth above.
Section 10.8. Amendments; Waivers. This Agreement may be amended or modified, and any of the terms, covenants, representations, warranties or conditions hereof may be waived, only by a written instrument executed by Buyer and Seller, or in the case of a waiver, by the party or parties waiving compliance. Any waiver by any party of any condition, or of the breach of any provision, term, covenant, representation or warranty contained in this Agreement, in any one or more instances, shall not be deemed to be nor construed as a further or continuing waiver of any such condition, or of the breach of any other provision, term, covenant, representation or warranty of this Agreement.
Section 10.9. Public Announcements. The initial press release regarding this Agreement shall be a mutually acceptable joint press release. Prior to the Closing, no party hereto shall make any press release or public announcement setting forth the terms of the transactions contemplated hereby without the approval of the other party hereto (such consent not to be unreasonably withheld, conditioned or delayed). Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, either Party (or any of its Affiliates) may release information concerning the transactions contemplated hereby at any time after the date of this Agreement, (i) in the manner in which its Affiliates publicly disclosed transactions prior to the date hereof, (ii) to comply with any applicable Laws, including pursuant to governmental regulations and statutes as required by law for publicly filing entities or pursuant to an order by a court of competent jurisdiction or (iii) to the extent, in the good faith judgment of Buyer’s or Seller’s counsel, accountants, or advisors, as applicable, such disclosure is required to be disclosed (including in any registration statement, other disclosure document, press release or public announcement) in connection with such Party’s (or any of its Affiliates’) quarterly earnings results, earnings guidance or capital raising and other fund-raising activities; provided, however, in either of clauses (i) or (ii), such disclosing party shall give the other party a reasonable opportunity to review and comment on such disclosure. Notwithstanding the foregoing or anything to the contrary in the Confidentiality Agreement, nothing herein shall limit the right of an Affiliate of either Party that is a public reporting company to publicly disclose the transaction consistent with any statements previously made in compliance with this Section 10.9.
Section 10.10. Entire Agreement. This Agreement together with the Confidentiality Agreement and other Transaction Documents and the schedules and exhibits hereto and thereto contains the entire understanding among the parties hereto with respect to the transactions contemplated hereby and supersedes and replaces all prior and contemporaneous agreements and understandings, oral or written, with regard to such transactions.
Section 10.11. Parties in Interest. Except as specified in Section 6.14(d) with respect to the D&O Indemnified Parties, nothing contained in this Agreement is intended to confer any rights or remedies under or by reason of this Agreement on any Persons other than parties hereto and their respective heirs, legal representatives, successors and permitted assigns; provided that each of the Buyer Related Parties shall be an express third-party beneficiary of, and shall be entitled to invoke and rely, on Section 9.2(d) and Section 10.17.
Section 10.12. Scheduled Disclosures. Disclosure of any item on any section of the Disclosure Schedule shall not constitute an admission or indication that such item or matter is material or would have a Material Adverse Effect, it being expressly acknowledged that items may be included in the Disclosure Schedule that are not material in order to avoid any misunderstanding, and such inclusion, or any references to dollar amounts, shall not be deemed to be an acknowledgement or representation that such items are material, to establish any standard of materiality or to define further the meaning of such terms for purposes of this Agreement. No disclosure on any section of the Disclosure Schedule relating to a possible breach or violation of any Contract, Law or order shall be construed as an admission or indication that breach or violation exists or has actually occurred.
Section 10.13. Enforcement.
(a) The parties agree that if any of the provisions of this Agreement were not performed by Seller in accordance with their specific terms or were otherwise breached thereby at or prior to the Closing, irreparable damage would occur, no adequate remedy at law would exist and damages would be difficult to determine, and that Buyer will be entitled to an injunction or specific performance to prevent such breaches of the provisions of this Agreement and to enforce specifically the terms and provisions hereof, in addition to any other remedy to which it may be entitled at law or in equity. The Parties agree that the right of specific enforcement is an integral part of the transactions contemplated by this Agreement and, without such right, Buyer would not have entered into this Agreement. Seller hereby agrees to waive the defense in any such suit that Buyer has an adequate remedy at law and hereby agrees to waive any requirement to post any bond in connection with obtaining such relief. The parties hereto agree that Seller shall not be entitled to an injunction, specific performance or other equitable relief to prevent and/or remedy a breach of this Agreement by Buyer or to enforce specifically the terms and provisions hereof and that Seller’s sole and exclusive remedy relating to a breach of this Agreement by Buyer or otherwise shall be the remedy set forth in Section 9.2(b) or to enforce the Guaranty.
(b) The remedies of specific performance set forth in this Section 10.13 shall be cumulative and not exclusive and shall be in addition to any other remedies which Buyer may have under this Agreement, but subject to the limitations on remedies set forth in this Agreement. Seller agrees and acknowledges that (i) it is the intention and desire of the parties that Buyer be able to obtain specific performance to specifically enforce the provisions of this Agreement and prevent breaches of this Agreement and Seller will not take any different or conflicting position in any Legal Proceeding and (ii) it will not oppose the granting of, or raise any objections to the availability or granting of, the equitable remedy of specific performance or other equitable relief for any reason or on any basis, including the basis that (A) Buyer has an adequate remedy at law (including monetary damages) or (B) an award of specific performance is not an appropriate remedy for any reason at law or equity. Buyer shall not be required to provide any bond or other security in connection with any order or injunction to prevent breaches of this Agreement or to enforce specifically the terms and provisions of this Agreement.
(c) For the avoidance of doubt, in no event shall the exercise of Buyer’s right to seek specific performance pursuant to this Section 10.13 reduce, restrict or otherwise limit the right of Buyer to terminate this Agreement pursuant to Section 9.1 or to seek relief under Section 9.2(c) and nothing in this Agreement shall require Buyer to institute any proceeding for (or limit Buyer’s right to institute any proceeding for) specific performance under this Section 10.13 prior to or as a condition to exercising any termination right under Section 9.1 (and pursuing damages after such termination pursuant to Section 9.2(c)), nor shall the commencement of any legal proceeding by Buyer seeking remedies pursuant to this Section 10.13 or anything set forth in this Section 10.13 restrict or limit Buyer’s right to terminate this Agreement in accordance with the terms of Section 9.1 and pursue its remedies under Section 9.2(c).
Section 10.14. Draftsmanship. Each of the parties hereto has been represented by its own counsel and acknowledges that it has participated in the drafting of this Agreement, and any applicable rule of construction to the effect that ambiguities are to be resolved against the drafting party shall not be applied in connection with the construction or interpretation of this Agreement.
Section 10.15. Counterparts. This Agreement may be executed and delivered (including by facsimile or email transmission) in counterparts, each of which shall be deemed an original, but all of which shall constitute the same instrument.

Section 10.16. Legal Counsel; Waiver of Conflicts; Attorney-Client Privilege.
(a) Willkie Farr & Gallagher LLP (“Willkie”) has been engaged by Seller to represent and render legal advice to Seller and the Companies in connection with the transactions contemplated hereby. Each of Buyer (on its behalf and on behalf of its Affiliates) and Seller (on its behalf and on behalf of the Companies and their respective Affiliates) hereby (i) acknowledges and agrees that, in the event that a dispute arises after the Closing between Buyer and/or any of its Affiliates (including the Companies and their respective Subsidiaries), on the one hand, and Seller and/or any of its Affiliates, on the other hand, arising out of or related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, Willkie may represent Seller and/or any of its Affiliates in such dispute even though the interests of Seller and/or its Affiliates may be directly adverse to the interests of Buyer and/or its Affiliates (including the Companies and their respective Subsidiaries) and even though Willkie may have represented Buyer and/or any of its Affiliates (including the Companies and their respective Subsidiaries) in matters substantially related to such dispute, or may be handling ongoing matters for Buyer and/or any of its Affiliates (including the Companies and their respective Subsidiaries), and (ii) irrevocably waives and agrees not to assert any conflict in connection therewith.
(b) Each of Buyer (on its behalf and on behalf of its Affiliates) and Seller (on its behalf and on behalf of the Companies and their respective Subsidiaries) acknowledges and agrees that as to all communications between Willkie and/or any other legal counsel (including in-house counsel) to Seller and/or any of its Affiliates (including the Companies and their respective Subsidiaries), on the one hand, and Seller and/or any of its Affiliates (including, prior to the Closing, the Companies and their respective Subsidiaries) (including any such communications conducted through any of the respective directors, officers, managers, employees, agents or representatives of any of the foregoing), on the other hand, that relate in any way to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby (“Attorney-Client Communications”), the attorney-client privilege and the expectation of client confidence belong exclusively to Seller and shall not pass to Buyer or the Companies and their respective Subsidiaries, and the attorney-client privilege (or any waiver thereof) shall be exclusively controlled by Seller (and not Buyer or either of the Companies and their respective Subsidiaries). In furtherance of the foregoing, Buyer (on its behalf and on behalf of its Affiliates) agrees that, from and after the Closing, (i) neither Buyer nor any of its Affiliates (including the Companies and their respective Subsidiaries) shall claim or purport to waive the attorney-client privilege with respect to any Attorney-Client Communications (including in any dispute between Buyer and/or any of its Affiliates (including the Companies and their respective Subsidiaries), on the one hand, and Seller and/or any of its Affiliates, on the other hand, including any such dispute relating to this Agreement, any Transaction Document or the transactions contemplated hereby or thereby) and (ii) Buyer and its Affiliates (including the Companies and their respective Subsidiaries) shall maintain the confidentiality of all Attorney-Client Communications (and, in the event that any disclosure thereof shall be required or requested by any Person in any Proceeding to which Buyer or any of its Affiliates (including the Companies and their respective Subsidiaries) is a party or otherwise, Buyer shall promptly notify Seller of such requirement or request and afford Seller the reasonable opportunity to assert the attorney-client privilege and/or seek a protective order with respect to the Attorney-Client

Communications to prevent such disclosure, and Buyer shall and shall cause its affiliates to cooperate with Seller in connection therewith). Subject to and without waiver of the foregoing, and for the avoidance of doubt, Seller agrees that any attorney-client privilege and other privilege or immunity attaching to any communications, advice or materials pertaining to the Companies and their Subsidiaries that would be relevant to Buyer after the Closing, but not related to this Agreement, the Transaction Documents or the transactions contemplated hereby or thereby, belong to and shall be controlled by Buyer or its applicable Subsidiary.
(c) Notwithstanding any other provision in this Agreement to the contrary, prior to the Closing, Seller shall have the right to cause to be removed from the possession of the Companies and their respective Subsidiaries and transferred to Seller any documents and other written communications (including e-mail and other information in electronic or digital form) solely to the extent containing Attorney-Client Communications (collectively, “Privileged Documents”). From and after the Closing, each of Buyer and Seller shall, promptly upon becoming aware of any of the Companies and their respective Subsidiaries remaining in possession of any Privileged Documents, notify Seller thereof and, at the sole cost and expense of Seller, cause such Privileged Documents to be removed from the possession of the Companies and their respective Subsidiaries and transferred to Seller (and neither Buyer nor any of its Affiliates (including the Companies and their respective Subsidiaries) may make or retain copies of any such Privileged Documents); provided, that if, following the Closing, a dispute arises between Buyer or any one or more of its Affiliates, on the other hand, and any other Person (other than any direct or indirect former equityholder of the Companies, solely in their capacities as such), on the other hand, Buyer and its Affiliates shall be entitled to access the Privileged Documents relevant to such dispute and may assert applicable protections and privileges against such other Person to the extent necessary to prevent disclosure of such Privileged Documents. Buyer (on its behalf and on behalf of its Affiliates) acknowledges and agrees that any failure on the part of Seller to cause any Privileged Documents to be removed from the possession of the Companies and their respective Subsidiaries and transferred to Seller prior to the Closing shall not constitute a waiver of or otherwise prejudice any claim of attorney-client privilege.

Section 10.17. Non-Recourse. Seller agrees that it has no right of recovery against, and no personal liability shall attach to, any of the Buyer Related Parties (other than Buyer to the extent provided in this Agreement and the Other Purchase Agreements and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement), through Buyer or otherwise, whether by or through attempted piercing of the corporate, limited partnership or limited liability company veil, by or through a claim by or on behalf of Buyer against any Buyer Related Party, by the enforcement of any assessment or by any legal or equitable proceeding, by virtue of any applicable Law, whether in contract, tort or otherwise, except for its rights to recover from the Guarantor (but not any other Buyer Related Party) under and to the extent provided in the Guaranty and the Other Guaranty and subject to the Cap (as defined in the Guaranty and the Other Guaranty, respectively) and the other limitations described therein. Recourse against the Guarantor under the Guaranty shall be the sole and exclusive remedy of Seller, the Companies and any of their respective Affiliates or representatives against the Guarantor and any other Buyer Related Party (other than Buyer to the extent provided in this Agreement or the Other Purchase Agreements, the Guarantor to the extent provided in the Other Guaranty (subject to the Cap (as defined therein) and the other limitations described therein), and Blackstone Real Estate Services L.L.C. to the extent provided in the Confidentiality Agreement) in connection with this Agreement, any other Transaction Document or the transactions contemplated hereby or thereby or in respect of any other document or theory of law or equity or in respect of any oral representations made or alleged to be made in connection herewith or therewith, whether at law or in equity, in contract, in tort or otherwise. Without limiting the rights of Seller against Buyer hereunder and Blackstone Real Estate Services L.L.C. under the Confidentiality Agreement, in no event shall Seller or its Affiliates seek to enforce this Agreement against, make any claims for breach of this Agreement against, or seek to recover damages from, any Buyer Related Party (other than the Guarantor to the extent provided in the Guaranty and subject to the Cap (as defined therein) and the other limitations described therein).

Article XI.

STATE SPECIFIC PROVISIONS
Section 11.1. Florida.
(a) Radon Gas Disclosure. Radon gas is a naturally occurring radioactive gas that, when it has accumulated in a building in sufficient quantities, may present health risks to persons who are exposed to it over time. Levels of radon that exceed federal and state guidelines have been found in buildings in Florida. Additional information regarding radon and radon testing may be obtained from your county public health unit.
(b) Energy-Efficiency Rating Disclosure. In accordance with the Florida Building Energy-Efficiency Rating Act (Chapter 553, Part XI, F.S. (1993)), Buyer of real property with a building for occupancy located thereon is notified that Buyer may have the building’s energy-efficiency rating determined.

(c) Concurrency. No representation is made regarding the ability to change the current use of, or improve, the subject property under the Local Government Comprehensive Planning and Land Development Regulation Act (Chapter 163 et seq., Florida Statutes) or any comprehensive plan or any other similar ordinance promulgated by controlling governmental authorities in accordance with said Act.
(d) At the option of Buyer, at Buyer’s expense, and to the extent such mortgage debt is assignable pursuant to its terms, with lender’s consent as applicable, Seller shall reasonably cooperate to cause Seller’s or the applicable Subsidiary’s lender to assign, transfer and convey to Buyer its interest in any existing mortgage debt associated with the Company Properties which Buyer wishes to assume. Seller shall reasonably cooperate, at Buyer’s expense, with Buyer to facilitate any necessary approval of such assignment and assumption by applicable lenders and to facilitate the amendment and/or modification of the associated mortgage documents as the same may be required by Buyer and/or to conform to the requirements for mortgage amendments and modifications as provided by applicable law. Seller agrees, at Buyer’s expense, to execute all applicable documents and take further action, as reasonably necessary, to facilitate the provisions of this Section.
(e) For purposes of Section 201.02(1)(b), F.S., no Company owning real property in Florida is a “conduit entity” (i.e., an entity to which real property was conveyed without full consideration within the last three years by a grantor who owns a direct or indirect interest in the entity).
(f) Mold Disclosure. Mold and/or other microscopic organisms can be found almost anywhere.  They occur naturally in the environment and can grow on virtually any organic substance as long as moisture and oxygen are present.  Mold and/or other microscopic organisms may cause property damage and/or health problems.  Buyer acknowledges and agrees that Seller shall not be responsible for any damages, liabilities, claims or losses arising out of or relating to mold and/or other microscopic organisms at the Company Property including but not limited to property damages, personal injury, adverse health effects, loss of income, emotional distress, death, loss of use or loss of value and Buyer hereby releases Seller from the same.  Buyer hereby acknowledges that it has read and understood this disclosure and release and agrees to the provisions contained herein.  The provisions of this Section 11.1(f) shall survive the Closing or termination of this Agreement.
Section 11.2. Georgia. Pursuant to Section 9.2(b), it is hereby agreed that Seller’s damages in the event of a default by Buyer hereunder are uncertain and difficult to ascertain, and that the Payment Amount constitutes a reasonable liquidation of such damages and is intended not as a penalty, but as full liquidated damages pursuant to Official Code of Georgia Annotated § 13-6-7.
Section 11.3. Illinois. With respect to each of the Company Properties located in the State of Illinois, in addition to the closing deliveries to be made by Seller as required by Section 2.2(a), the following: To the extent required by Law and the regulations issued pursuant thereto in connection with the transfer of Company Properties, all applications and notices of transfer, evidence of full payment of water service and utility payments and evidence of inspections that are payable or arise as a result of the consummation of the transactions contemplated by this Agreement shall be prepared, executed and/or obtained, as applicable, by the appropriate party under local custom.
Section 11.4. Kansas. At the option of Buyer, at Buyer’s expense, and to the extent such mortgage debt is assignable, with lender’s consent as applicable, pursuant to its terms, Seller shall reasonably cooperate to cause Seller’s or the applicable Subsidiary’s lender to assign, transfer and convey to Buyer its interest in any existing mortgage debt associated with the Company Properties which Buyer wishes to assume. Seller shall reasonably cooperate with Buyer to facilitate any necessary approval of such assignment and assumption by applicable lenders and to facilitate the amendment and/or modification of the associated mortgage documents as the same may be required by Buyer and/or to conform to the requirements for mortgage amendments and modifications as provided by applicable law. Seller agrees to execute all applicable documents and take further action, as reasonably necessary, to facilitate the provisions of this Section 11.4.
Section 11.5. Minnesota. At the option of Buyer, at Buyer’s expense, and to the extent such mortgage debt is assignable, with lender’s consent as applicable, pursuant to its terms, Seller shall reasonably cooperate to cause Seller’s or the applicable Subsidiary’s lender to assign, transfer and convey to Buyer its interest in any existing mortgage debt associated with the Company Properties which Buyer wishes to assume. Seller shall reasonably cooperate with Buyer to facilitate any necessary approval of such assignment and assumption by applicable lenders and to facilitate the amendment and/or modification of the associated mortgage documents as the same may be required by Buyer and/or to conform to the requirements for mortgage amendments and modifications as provided in Minnesota Statutes Sections 287.01–287.13, as amended. Seller agrees to execute all applicable documents and take further action, as reasonably necessary, to facilitate the provisions of this Section 11.5.
Section 11.6. New Jersey.
(a) Buyer shall have the right to comply with N.J.S.A. 54:32B:22 (c), and Seller shall cooperate in connection with such compliance. In furtherance thereof: (i) Seller has prepared and delivered an Asset Transfer Tax Declaration (the “TTD”) in the form prescribed by the Director of the New Jersey Division of Taxation (the “Director”) to the New Jersey Bulk Sales Section, and (ii) Buyer may deliver a Notification of Sale, Transfer or Assignment in Bulk (Form C-9600), together with the completed TTD and a fully executed copy of this Agreement (the “Tax Notification”) to the Director by registered or certified mail or overnight delivery so that such Tax Notification is received by the Director. Seller shall provide all information reasonably requested by Buyer to enable Buyer to complete the Tax Notification as soon as practicable. If, at any time prior to settlement, the Director informs Buyer that a possible claim (“Claim”) for Taxes exists and the amount thereof (the “Deficiency”), then Buyer and Seller shall close as scheduled and without delay, and Buyer shall withhold the portion of the Initial Purchase Price equal to the amount of the Deficiency, which amount so withheld shall be placed in an account (the “Tax Escrow”). The Tax Escrow shall be held by an escrow agent in accordance with the terms hereof. If after Closing, the Director or Seller requests that Buyer pay all or any portion of the deficiency on behalf of Seller, then Buyer shall direct the escrow agent to, and the escrow agent shall, promptly release such difference to Seller. Notwithstanding anything to the contrary herein, Seller shall have the right to negotiate with the Director regarding the Claim and the Deficiency; provided, however, that: (a) Buyer shall be entitled to comply with all of the instructions of the Director; (b) Closing shall not be delayed as a result thereof; and (c) Buyer shall not be liable for any amount in excess of the Tax Escrow. In no event shall the escrow agent fail to make any distribution provided for hereunder, including on the grounds that Seller contest any finding of the Director. Notwithstanding anything to the contrary contained herein (but subject, however, to Section 3.6 hereof), Buyer shall not be liable for any Taxes (including, but not limited to, Taxes owed in connection with the use and operation of the Subject Property prior to Closing, or any Taxes on any gain realized upon the sale, transfer or assignment of the Subject Property) and Seller shall indemnify and hold Buyer harmless from any liability or cost incurred in connection with any claim for any such Taxes, including any interest and penalties thereon and costs and fees imposed by the Director relating thereof. The indemnification provision in this Section 11.6 shall survive the termination of this Agreement and/or Closing under this Agreement.
(b) Certain of the leasehold premises located within the Company Properties are characterized as an “Industrial Establishment” as defined in the Industrial Site Recovery Act (“ISRA”) (N.J.S.A. 13:1K et seq. and N.J.A.C. 7:26B-1 et seq.). Seller shall, at its sole cost and expense, perform any and all measures required to comply with ISRA, including but not limited to retaining a New Jersey Licensed Site Remediation Professional and securing the issuance of a Response Action Outcome (“RAO”) for each Industrial Establishment. In the event that remediation of any Industrial Establishment is required, the remediation will be performed to the standards applicable to an industrial facility and, shall be able to, subject to Buyer’s approval rights as set forth in the following sentence, utilize engineering and/or institutional controls, including, but not limited to, a Deed Notice and/or a Classification Exception Area; provided that Buyer shall not unreasonably withhold, condition or delay its consent to any proposed engineering or institutional control. Buyer further agrees to reasonably cooperate with Seller, providing same is without cost to Buyer, and shall promptly execute any documents reasonably necessary in connection with Seller’s compliance with ISRA, including any deed restrictions or other controls which are approved by Buyer (such approval not to be unreasonably withheld). Seller shall promptly deliver to Buyer a full and complete copy of each document submitted to a Governmental Entity under ISRA.
(c) In the event ISRA compliance is not completed prior to Closing, Seller or the applicable Subsidiary shall prepare and submit Remediation Certifications for each Industrial Establishment which has not received a RAO, and shall establish the remediation funding source required by N.J.A.C. 7:26C-5.2.
(d) At Closing, Buyer and Seller (or Seller’s designee) shall execute a customary Post-Closing Access Agreement in form and substance reasonably satisfactory to the Parties which will provide access to the Company Property necessary to accomplish the ISRA-related activities, subject to the Space Leases.
Section 11.7. Texas. This Section 11.7 is specific to the State of Texas and is, therefore, limited accordingly:

(a) Certificate of Account Status. Section 2.2(a)(vii) of Section 2.2 (Certain Closing Deliveries) above shall be replaced with the following:

(i)
“(viii)    a Certificate of Account Status from the Texas Comptroller of Public Accounts for each of Seller, and any and all such additional certificates, resolutions, instruments and agreements as may be reasonably requested by Buyer or Buyer’s title company in connection with the transactions contemplated hereby.”

(b) Closing of Company Properties. A new last sentence shall be inserted into Section 3.3 (Closing) and read in its entirety as follows:

(i)
Notwithstanding the foregoing, the Parties (i) acknowledge and agree that the indirect sale, transfer and conveyance of those specific Company Properties located in the State of Texas will require the assistance of a title company that is (x) located in Texas, and (y) licensed by the Texas Department of Insurance, and (ii) agree to work cooperatively to comply with this requirement.

Section 11.8. Utah. For all Company Properties located in the State of Utah, the term “Company Properties” shall be deemed to include the following additional language dealing with water rights: “TOGETHER WITH ALL WATER RIGHTS and pending applications associated with the subject real property as evidenced in the records of the State of Utah, Division of Water Rights, all appurtenant culinary water and irrigation shares, and any appurtenant water conveyance devices, ditches, diversion structures and any associated water conveyance easements.”
Section 11.9. California.
(a) Termination Fee. THE PAYMENT OF THE TERMINATION FEE AS LIQUIDATED DAMAGES IS NOT INTENDED AS A FORFEITURE OR PENALTY WITHIN THE MEANING OF CALIFORNIA CIVIL CODE SECTIONS 3275 OR 3369 BUT IS INTENDED TO CONSTITUTE LIQUIDATED DAMAGES TO SELLER PURSUANT TO CALIFORNIA CIVIL CODE SECTIONS 1671, 1676 AND 1677.
(b) Independent Consideration. Within one (1) Business Day after the date hereof, Buyer shall pay to Seller (outside of escrow) the sum of ONE HUNDRED AND NO/100 DOLLARS ($100.00), as independent consideration for the execution of this Agreement. Such independent consideration shall be nonrefundable and shall not be applied against the Closing Cash Consideration.
* * *
[REMAINDER OF PAGE LEFT BLANK INTENTIONALLY. SIGNATURE PAGE FOLLOWS.]

IN WITNESS WHEREOF, the parties hereto have executed or caused this Purchase Agreement to be executed as of the date first above written.

BUYER:
BREP 9 Sapphire Holdings LLC

By:	/s/ Nadeem Meghji Name: Nadeem Meghji Title: Senior Managing Director and Vice President

[Signature Page to Purchase Agreement]

SELLER:
Colony Industrial Fund JV L.P.

By:	/s/ Mark M. Hedstrom Name: Mark M. Hedstrom Title: Vice President

[Signature Page to Purchase Agreement]

EXHIBIT A
Form of Space Lease Estoppel Certificate

Form of Tenant Estoppel Certificate

TENANT ESTOPPEL CERTIFICATE

Re:	[PROPERTY ADDRESS] (the “Property”)

Ladies and Gentlemen:
The undersigned (“Tenant”) certifies with respect to the lease (together with any and all amendments or other lease documents set forth on the Schedule (as hereinafter defined) the “Lease”) more particularly described in the attached Schedule A which is hereby incorporated (the “Schedule”) that each of the following statements is true as of the date set forth below:

1.	Tenant is the tenant under the Lease;

2.	The summary of the terms of the Lease contained in the Schedule is true and correct;

3.	Tenant has accepted possession of the premises under the Lease;

4.	There are no rent abatements or free rent periods now or in the future other than as may be set forth on the Schedule or in the Lease;

5.	The Lease is in full force and effect and, except as may be indicated on the Schedule, has not been assigned, modified, supplemented or amended in any way;

6.	All construction and other obligations of a material nature to be performed or paid for by landlord under the Lease (“Landlord”) have been satisfied, except as may be indicated on the Schedule;

7.	Any payments by Landlord to Tenant for tenant improvements which are required under the Lease have been made, except as may be indicated on the Schedule;

8.
On this date, there are no existing defenses or offsets which Tenant has against the enforcement of the Lease by Landlord and Tenant has no knowledge of any event which with the giving of notice, the passage of time or both would constitute a default by Tenant, or to the best of Tenant’s knowledge, a default by Landlord, under the Lease;

9.	Tenant is not entitled to any offsets, abatements, deductions or otherwise against the rent payable under the Lease from and after the date hereof, except as may be indicated on the Schedule;

10.	Tenant has not filed on its behalf, nor to Tenant’s knowledge, has any party initiated against Tenant, proceedings for relief under bankruptcy, insolvency or other proceedings;

11.	Except as set forth in the Lease, Tenant has no purchase, rights of first offer or rights of first refusal with respect to Landlord’s marketing or sale of the Property; and

12.
Except as set forth in the Lease, Tenant has no (i) extension, expansion, exclusives, right to lease other premises (including rights of first offer or rights of first refusal with respect to leasing additional space at the Property), or (ii) rights to have Landlord perform Tenant’s obligations under leases of other premises or (iii) right to terminate the Lease.

The truth and accuracy of the certifications contained herein may be relied upon by (i) Landlord, (ii) any buyer of the Property (“Buyer”), (iii) each lender (“Lender”) of Landlord or Buyer (or any of their respective direct or indirect owners), and its successors, participants, assigns and transferees, (iv) any rating agency or trustee involved in a securitization of one or more loans made by a Lender, and (v) any servicer of any such loan (collectively, the “Reliance Parties”), and said certifications shall be binding upon Tenant and its successors and assigns, and inure to the benefit of the Reliance Parties.

Very truly yours,
[TENANT]

By:    ______________________________
Name:    ______________________________
Title:    ______________________________

Date:    _______________, 2019

SCHEDULE A
Summary of Lease Terms
(1)    Name of Tenant: [TENANT]
(2)    Lease Date: [LEASE DATE]
(3)    Amendment Dates, Separate Agreements, if any:

[LEASE AGREEMENT]	[LEASE DATE]
[AMENDMENT / SEPARATE AGREEMENT 1]	[DATE 1]
[AMENDMENT / SEPARATE AGREEMENT 2]	[DATE 2]
[AMENDMENT / SEPARATE AGREEMENT 3]	[DATE 3]
[AMENDMENT / SEPARATE AGREEMENT 4]	[DATE 4]

(4)    Square Footage: [SQUARE FEET]
(5)    Lease Commencement Date: [COMMENCEMENT DATE]
(6)    Current Lease Expiration: [EXPIRATION DATE]
(7)

Current Monthly Base Rent:	[$BASE MO. RENT]	paid through: __________
Current Monthly Expense Reimbursement:	[$TOTAL EXPENSES]	paid through: __________
Other Current Monthly Rent Not Otherwise Identified Above:	[$ OTHER]	paid through: __________
Current Total Monthly Rent:	[$ TOTAL RENT]

(8)    Security Deposit: [$ SECURITY DEPOSIT]
(9)    Percentage Rent:
(10)    Assignees/Subtenants: [SUBTENANT]
(11)    Lease Guarantor(s): [GUARANTOR]
(12)     Tenant Improvement Allowance Balance: [$ TI BALANCE]

ANNEX A
Prorated Items
(i)    All fixed rents (collectively, “Fixed Rents”), and Additional Rent (as hereinafter defined; Fixed Rents, and Additional Rent being together referred to herein as “Rents”) paid by tenants under the Space Leases, security deposits (except as hereinafter provided) and other tenant charges shall be prorated as of the Cutoff Time. Seller shall provide a credit to Buyer on the Closing Date in an amount equal to all rentals prepaid for periods after the Cutoff Time, and Seller shall deliver or transfer, as applicable, to Buyer all security deposits with respect to the Company Properties that are held in the form of cash or letters of credit at Closing (or otherwise cause any such deposits held by a Company or any Subsidiary to remain with such Company or Subsidiary, without Seller being entitled to any credit with respect to such amounts pursuant to any other provision in the Agreement); provided, however, that if any security deposit held in the form of a letter of credit provides for a beneficiary other than the Companies or any Subsidiary or is otherwise not transferable, Seller shall request that the applicable tenant obligated under such letter of credit cause a new letter of credit to be issued in favor of Buyer in replacement thereof, and in the event such a new letter of credit is not issued in favor of Buyer by Closing, Buyer shall diligently pursue such replacement after Closing and Seller shall take all reasonable action, as directed by Buyer in writing and at Buyer’s expense, in connection with the presentment of such letter of credit for payment as permitted under the terms of the applicable Space Lease. Rents that are delinquent (or payable but unpaid) as of the Cutoff Time shall not be prorated on the Closing Date. At Closing, Seller shall deliver to Buyer a schedule of all such delinquent or payable but unpaid Rent. Buyer shall include such delinquencies (or unpaid amounts) in its normal billing (and Buyer will deliver to Seller, periodic updates as to the status of the collection of Rents relating to the applicable period prior to the Closing) and shall in good faith use reasonable best efforts to pursue the collection of such past due Rents for a period of one hundred and fifty (150) days after the Closing Date (but Buyer shall not be required to litigate or declare a default under Space Lease in connection with the recovery from tenants of such delinquencies or other unpaid amounts and Seller shall not be permitted to take such actions against any tenant after the Closing). To the extent Buyer receives payment of Rents (or income in connection with other tenant charges) on or after the Closing Date, such payments shall be applied in the following order: (i) first, toward the Rent (or other tenant charge) for the month in which the Closing occurs, (ii) second, toward the Rent (or other tenant charges) then currently due in respect of the month in which such Rent is received; (iii) third, to the extent not applied pursuant to clause (ii) above, to any delinquent Rent (or other tenant charges) occurring in the two (2) calendar months following the month in which the Closing occurs, (iv) fourth, to any delinquent Rent (or other tenant charges) occurring in the two (2) calendar months preceding the month in which the Closing occurs, (v) fifth, to the extent not applied pursuant to clauses (ii) or (iii) above, to any delinquent Rent (or other tenant charges) occurring post-Closing, and (vi) sixth, to the extent not applied to clause (iv) above, to any delinquent Rent (or other tenant charges) occurring prior to the month in which Closing occurs, in each case with Seller’s share thereof, if any, being promptly delivered to Seller; provided, however, that any year-end or similar reconciliation payment shall be allocated as hereinafter provided. To the extent Seller receives payments of Rents (or income in connection with other tenant charges) on or after the Closing Date, Seller shall promptly remit such amounts to Buyer (and Buyer shall distribute such amounts in accordance with this clause (i) of Annex A). Buyer shall reasonably cooperate with

Seller, at Seller’s cost, in any collection efforts hereunder (including, for a period of three (3) months after the Closing Date, not waiving any delinquent Rent (or other tenant charges) for any period in which Seller is entitled to receive a share of Rents (or other tenant charges) pursuant to the terms hereof), but shall not be required to litigate or declare a default under any Space Lease. With respect to delinquent or other uncollected Rents and any other amounts or other rights of any kind respecting tenants who are no longer tenants of the Company Properties as of the Closing Date, Seller shall retain all of the rights relating thereto. For the purposes of this provision, the term “Additional Rent” shall mean amounts payable under any Space Lease for (i) so-called “Operating Expenses” or “Tax Expenses” or additional rent in connection with the ownership, management, maintenance, security, repair, replacement, restoration or operation of the Company Properties, or any portion thereof, and (ii) so‑called “escalation rent” or additional rent based upon increases in real estate taxes or operating expenses or labor costs or cost of living or porter’s wages or insurance or other expenses of the Company Properties or otherwise; and, to the extent that a Space Lease provides for base year amounts for operating expenses or taxes, such base year amounts shall be prorated in determining Additional Rent with respect to such Space Lease. As to any Additional Rent in respect of an accounting period that shall have expired prior to the Closing but which is payable after the Closing, (i) if Buyer receives payment in respect thereof, Buyer shall pay the entire amount over to Seller upon Buyer’s receipt thereof; provided, however, that Buyer may retain such amounts until Seller has paid Buyer any and all amounts Seller is required to pay Buyer pursuant to the immediately following subsection (ii), and (ii) if a tenant was overbilled, Seller shall promptly pay to Buyer the amount of any such overpayment, which Buyer shall then deliver to the applicable tenant. Buyer shall include such Additional Rent delinquencies (or unpaid amounts) in its normal billing and shall in good faith use reasonable best efforts to pursue the collection of such past due Additional Rent after the Closing Date (but Buyer shall not be required to litigate or declare a default under the applicable Space Lease).
(ii)    For Additional Rent, the proration prepared as of the Cutoff Time will be based on the amount billed to tenants for Additional Rent for the month in which the Closing occurs (the “Estimated Reimbursable Monthly Tenant Expenses”). From the period commencing on the Closing Date through the date that is 160 days after the Closing Date, Seller shall assist Buyer and its accounting team in the following (provided that Seller shall not be required to provide any reconciliation statements or other documents or materials unless same are already existing and within Seller’s possession or control):
(A)    determining the amount actually paid or incurred by Seller for calendar year 2019 in connection with the expenses to be included in the 2019 CAM Reconciliation expenses for that year, as prorated through the Cutoff Time as provided above (the “Seller’s Actual Reimbursable Tenant Expenses”), and the Additional Rent for that period that is actually paid to Seller by tenants for calendar year 2019, as prorated through the Cutoff Time, as provided above (the “Seller’s Actual Tenant Reimbursements”), and
(B)    determining the amount actually paid or incurred by Buyer in connection with the expenses to be included in the 2019 CAM Reconciliation for the period of Buyer’s ownership in 2019, including the expenses incurred from the Cutoff Time to December 31, 2019 (the “Buyer’s Actual Reimbursable Tenant Expenses”) and the Additional Rent for that period actually paid to Buyer for the calendar year 2019, as prorated from the Cutoff Time to December 31, 2019, as provided above, whether from prorations of Additional Rent for the month of Closing as received at Closing from Seller, or from direct payment from tenants to Buyer, (the “Buyer’s Actual Tenant Reimbursements”), and the 2019 operating expenses reconciliation (the “2019 CAM Reconciliation”) to include a full year of expense recoveries from tenants by combining Seller’s Actual Reimbursable Tenant Expenses with Buyer’s Actual Reimbursable Tenant Expenses, along with Seller’s Actual Tenant Reimbursements and Buyer’s Actual Tenant Reimbursements, resulting in the delivery to Buyer and Seller of a reconciliation statement (the “Reconciliation Statement”) setting forth (i) Seller’s Actual Reimbursable Tenant Expenses and Buyer’s Actual Reimbursable Tenant Expenses, (ii) Seller’s Actual Tenant Reimbursements and Buyer’s Actual Tenant Reimbursements, and (iii) a calculation of the difference, if any, between the two (i.e., establishing that Seller’s Actual Reimbursable Tenant Expenses were either more or less than or equal to Seller’s Actual Tenant Reimbursements and Buyer’s Actual Reimbursable Tenant Expenses were either more or less than or equal to Buyer’s Actual Tenant Reimbursements), together with reasonable back-up therefor, subject to the reasonable review and approval of Buyer and Seller.
Promptly upon receipt of the Reconciliation Statement, Buyer will deliver statements to the tenants under the Space Leases in accordance with the requirements of the applicable Space Lease, which statements shall set forth any Additional Rent payable by such tenants as determined pursuant to the 2019 CAM Reconciliation.
Any amount due to Seller pursuant to the foregoing calculation (if Seller’s Actual Tenant Reimbursements are less than Seller’s Actual Reimbursable Tenant Expenses) or Buyer (if Seller’s Actual Tenant Reimbursements are more than Seller’s Actual Reimbursable Tenant Expenses), as the case may be, shall be paid by Buyer to Seller to the extent Buyer receives such Additional Rent from tenants, or, by Seller to Buyer, as the case may be, within thirty (30) days after delivery of Seller’s Reconciliation Statement to Buyer or after receipt of such Additional Rent from tenants as the case may be, provided, however, that if Buyer is paid any such amount by Seller, Buyer thereafter shall be obligated to promptly remit the applicable portion to the particular tenants entitled thereto. If Buyer has directly or indirectly transferred its interest in any part of any Company Property to a successor-in-interest or assignee prior to such date, then, on or before the transfer of such interest, Buyer shall (i) in writing expressly obligate such successor-in-interest or assignee to be bound by the provisions of this Section, and (ii) deliver written notice of such transfer to Seller, and thereafter Seller shall make the deliveries specified above with respect to such Company Property to Buyer’s successor-in-interest or assignee. The Reconciliation Statement shall be final and binding for purposes of this Agreement.

(iii)    Seller shall be responsible for the reconciliation with tenants of Additional Rent and tenant reimbursements thereof for any calendar year prior to the year in which the Closing takes place. If the amount of tenant reimbursements collected by Seller for such prior years is less than the amount of costs paid by Seller for such period in connection with the expenses used to calculate the Additional Rent (or less than the amount that Seller is entitled to recover under the terms of the Space Leases), then Seller shall be entitled to any such amounts due from tenants. Buyer shall cooperate with Seller in collecting any such amounts due to Seller and shall bill any tenants for such amounts on behalf of Seller. If the amount of tenant reimbursements collected by Seller for such prior calendar year exceeds the amount of costs paid by Seller with respect to such period (or the amount that Seller is entitled to recover under the terms of the Space Leases), then, to the extent required under the terms of the Space Leases, Seller shall remit such excess amounts to Buyer to repay to the applicable tenants. In connection with the foregoing, Seller shall be permitted to make and retain copies of all Space Leases and all billings concerning tenant reimbursements for such prior years, and Buyer covenants and agrees to provide Seller with reasonable access to the Books and Records pertaining to such tenant reimbursements, and to otherwise cooperate with Seller (at no out-of-pocket cost to Buyer) for the purpose of enabling Seller to adequately respond to any claim by tenants for reimbursement of tenant reimbursements previously paid by such tenants. Seller agrees to deliver to Buyer copies of such reconciliations with necessary calculations and supporting documentation and information at such time as Seller delivers same to tenants. The provisions of this Section shall survive the Closing.
(iv)    If any tax reduction proceedings, tax protest proceedings or tax assessment appeals for any Company Property (“Tax Proceedings”), relating to any fiscal years through and including the tax year in which the Closing occurs, are pending at the time of Closing, including those certain Tax Proceedings set forth on Section A(iv) of the Disclosure Schedule (the “Existing Tax Proceedings”), Buyer reserves and shall have the sole right to prosecute and/or settle the same; provided, however, (i) Buyer agrees that prior to December 31, 2020 it shall not settle any Tax Proceedings (including the Existing Tax Proceedings) with respect to the tax years prior to and including the tax year in which the Closing occurs without the consent of Seller, which consent shall not be unreasonably withheld, conditioned or delayed, and (ii) at Seller’s direction and at Seller’s cost, Buyer will continue to prosecute any such Tax Proceedings (including the Existing Tax Proceedings) on behalf of Seller.  Buyer and Seller shall reasonably cooperate with each other in connection with the prosecution and/or settlement of any such Tax Proceedings, including executing such documents as either party may reasonably request to prosecute and/or settle any such Tax Proceedings, and shall provide prompt written notice to the other concerning the initiation of any Tax Proceedings in accordance with the terms hereof.  Any refunds or savings in the payment of taxes resulting from any Tax Proceedings applicable to the period prior to the Closing Date shall be returned to any tenants entitled thereto in accordance with the terms of such tenants’ Space Leases, with any excess belonging to Seller. Any refunds or savings in the payment of taxes applicable to the period from and after the Closing Date shall be returned to any tenants entitled thereto in accordance with the terms of such tenants’ Space Leases, with any excess belonging to Buyer.  All attorneys’ fees and other expenses incurred in obtaining such refunds or savings shall be apportioned between Seller and Buyer in proportion to the gross amount of such refunds or savings payable to Seller and Buyer, respectively.

(v)    Until such time as all amounts required to be paid to Seller by Buyer pursuant to this Agreement shall have been paid in full, Buyer shall furnish to Seller, upon Seller’s request (not to exceed more than one request per calendar month), a reporting of Rents which have been collected by Buyer after the Closing with respect to Space Leases with delinquent Rents as of the Closing.
(vi)    All non-delinquent real estate and personal property taxes and assessments with respect to the Company Properties, together with non-delinquent gross receipts taxes, shall be prorated between Seller and Buyer as of the Cutoff Time (on the basis of the actual number of days elapsed over the year of the Closing and using the maximum tax rate discount allowed by Law, if applicable), subject to adjustment as provided herein. Seller shall be responsible for the payment of any such real estate and personal property taxes and assessments and/or gross receipts taxes that are delinquent or which are otherwise assessed for the period before Closing. In no event shall Seller be charged with or be responsible for any increase in the taxes on any Company Property resulting from the indirect sale of such Company Property contemplated by this Agreement, any change in use of such Company Property on or after the Closing Date, or from any improvements made or leases entered into on or after the Closing Date. If any assessments on any Company Property are payable in installments, then the installment allocable to the current period shall be prorated (with Buyer being allocated the obligation to pay any installments due on or after the Closing Date). With respect to Company Properties located in Oregon or Colorado, if the real estate property tax rate or assessments have not been set for the tax rates and assessments payable during the year in which the Closing occurs or any previous year, then the proration of such taxes shall be based upon 103% of the most recent mill levy and assessments. Notwithstanding the foregoing, with respect to the Properties in Illinois where such Taxes are not paid by the tenants directly or reimbursable by tenants under the Leases, Buyer and Seller agree that Seller shall provide Buyer with a credit at Closing for such unpaid Taxes payable in 2019 and 2020 attributable to the period from January 1, 2018 through the Closing Date, payable in 2019 and 2020, such credit to be calculated based on the applicable Tax rate for the preceding period increased by 3% applied to the latest assessed valuation of the Property.
(vii)    Water rates, water meter charges, sewer rents and vault charges, if any (other than any such charges, rates or rents which are payable directly by tenants of the Company Properties pursuant to such tenants’ Space Leases), shall be adjusted and prorated on the basis of the fiscal period for which assessed. If there is a water meter, or meters, on the Company Properties, Seller agrees that it shall at the Closing furnish a reading of same to a date not more than thirty (30) days prior to the Closing and the unfixed meter charges and the unfixed sewer rent thereon for the time intervening from the date of the last reading shall be apportioned on the basis of such last reading, and shall be appropriately readjusted after the Closing on the basis of the next subsequent bills. Unmetered water charges shall be apportioned on the basis of the charges therefor for the same period of the preceding calendar year, but applying the current rate thereto.
(viii)    Seller shall use reasonable best efforts to cause all utility meters to be read as of the Cutoff Time. Seller shall be entitled to recover (or receive a credit for) any and all deposits held by any utility company as of the Cutoff Time, which deposits shall remain with such utility company for the benefit of Buyer. All charges for utilities shall be prorated outside of the escrow contemplated herein within sixty (60) days after the Closing Date.
(ix)    Except as otherwise set forth in this clause (ix), Buyer shall be responsible for Leasing Costs (including free rent) arising under (a) Space Leases or amendments thereto entered into during the period from September 16, 2019 until the date hereof as more particularly described on Section A(ix) of the Disclosure Schedule, and (b) Space Leases entered into after the date hereof in accordance with the terms of this Agreement. Seller shall be responsible for all Leasing Costs (including free rent) arising in connection with any Space Leases or amendments thereto executed prior to September 16, 2019, including those Leasing Costs set forth on Section A-2 of the Disclosure Schedule (the “Seller Leasing Costs”). If, as of the Cutoff Time, Seller shall have paid any Leasing Costs for which Buyer is responsible pursuant to the foregoing provisions, Buyer shall reimburse Seller therefor at Closing.  Subject to the reimbursement obligations set forth above, Seller shall pay (or cause to be paid) when due all Leasing Costs payable after the date hereof and prior to Closing and Buyer shall receive a credit at Closing equal to all Seller Leasing Costs which have not been paid.
(x)    Amounts due under the CC&R’s or similar fees and assessments, with Buyer to receive a credit at Closing for any amounts unpaid and attributable for the period prior to the Closing Date and Seller to receive a credit at Closing for any amounts previously paid and attributable to the period on and following the Closing Date.
(xi)    If applicable, the Closing Cash Consideration shall be adjusted at Closing to reflect the adjustment of any other item which, under the explicit terms of this Agreement, is to be apportioned at Closing. Any other items of operating income or operating expense that are customarily apportioned between the parties in real estate closings of comparable commercial properties in the metropolitan area where the applicable Company Property is located, including business improvement district charges and business interruption proceeds, if any, shall be prorated as applicable.
(xii)    Buyer shall be credited an amount equal to 100% of the applicable Remaining In-Process Development Spend with respect to the In-Process Development Projects not yet expended as of the Closing.
(xiii)    Ground rent and all other payments and charges due under the Ground Leases with respect to the year in which the Closing occurs shall be adjusted and prorated between Buyer and Seller as of the Closing.
(xiv)    If applicable, all condominium fees or similar fees and assessments due and payable with respect to the Company Properties with respect to the year in which the Closing occurs shall be adjusted and prorated based on the periods of ownership by Seller and Buyer during such year.
(xv)    Amounts due under Contracts (or any third party invoices) with respect to the operation, management or ownership of the Company Properties that are not to be terminated pursuant to this Agreement, with Buyer to receive a credit at Closing for any amounts unpaid and attributable for the period prior to the Closing Date and Seller to receive a credit at

Closing for any amounts previously paid and attributable to the period on and following the Closing Date.
(xvi)    If any Acquisition Purchase Agreement (other than the Flatiron Purchase Agreement) is terminated prior to the Closing Date, or if the transactions contemplated under any Acquisition Purchase Agreement (other than the Flatiron Purchase Agreement) have not closed on or prior to the Closing Date, Buyer shall receive a credit in the amount of the purchase price under such Acquisition Purchase Agreement.
(xvii)    If the Flatiron Purchase Agreement is terminated prior to the Closing Date, or if the transaction contemplated under the Flatiron Purchase Agreement has not closed on or prior to the Closing Date, Buyer shall receive a credit in the amount of the sum of (A) the portion of the purchase price under the Flatiron Purchase Agreement and (B) the cost to shell completion, which is estimated to be the amount set forth in Section A(xvii) of the Disclosure Schedule and as set forth in the August 31, 2019 development budget made available to Buyer prior to the date hereof in the “Project Sapphire” data room site maintained by Seller.
(xviii)    If a tenant under any Space Lease exercises a termination right set forth in its respective Space Lease prior to Closing that requires such tenant to pay a termination fee in connection with exercising its termination right and such termination fee is actually received by Seller, then Buyer shall receive a credit in the amount of such termination fee.
(xix)    All non-delinquent Taxes (other than Taxes described in clause (vi) above) and including, for the avoidance of doubt, any sales tax, for any Tax period that includes (but does not end on) the Cutoff Time shall be prorated between Seller and Buyer as of the Cutoff Time and Buyer will receive a credit at Closing for any such Taxes incurred and relating to the period before the Cutoff Time; provided that if the Closing shall occur before the actual Taxes payable during such period are known, the apportionment of Taxes shall be upon the basis of any notices received from Governmental Entities containing estimates of Taxes for such Tax period or, if no such notice has been received, upon the basis of a good faith estimate. Seller shall be responsible for the payment of any such Taxes that are delinquent or which are otherwise assessed for the period before Closing. Notwithstanding anything to the contrary in this clause (xix) or Section 3.4, (i) income and franchise Taxes shall be calculated based on a deemed closing of the books as of the Closing Date and (ii) Seller shall not be responsible for the payment of Taxes, if any, resulting from transactions undertaken by Buyer or that take place after the Closing.
(xx)    In connection with the sale of that certain property previously owned by a Company or any Subsidiary located at 236 and 240 N. 48th Avenue, Phoenix, Arizona which was consummated prior to the date hereof, Buyer shall receive a credit in the amount set forth in Section A(xx) of the Disclosure Schedule.
All prorations in this Annex A, and any adjustment contained elsewhere in this Agreement shall be made without duplication of each other.

ANNEX B
Allocated Values

ANNEX C
Closing Costs